                           SCHEDULE 14A INFORMATION

  PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF
                                     1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_] Preliminary Proxy Statement           [_] CONFIDENTIAL, FOR USE OF THE
                                             COMMISSION ONLY (AS PERMITTED BY
                                             RULE 14A-6(E)(2))

[X] Definitive Proxy Statement

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12

                        WHEELABRATOR TECHNOLOGIES INC.
               (Name of Registrant as Specified In Its Charter)


   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (check the appropriate box):

[_] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2) or
   Item 22(a)(2) of Schedule 14A.

[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-
   6(i)(3).

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

  (1) Title of each class of securities to which transaction applies: Common Stock, par value $.01 per share, of Registrant

  (2) Aggregate number of securities to which transaction applies: 52,719,241

  (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined): $16.50

  (4) Proposed maximum aggregate value of transaction: $869,867,476

  (5) Total fee paid: $173,973.

[X] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act
   Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

  (1) Amount previously paid:

  (2) Form, Schedule or Registration Statement No.:

  (3) Filing Party:

  (4) Date Filed:

Notes:

                                      LOGO
                              4 LIBERTY LANE WEST
                          HAMPTON, NEW HAMPSHIRE 03842

                                                               February 27, 1998
Dear Wheelabrator Stockholder:

  You are cordially invited to attend a special meeting of stockholders of Wheelabrator Technologies Inc. to be held at the Mellon Bank Building, 8 Loockerman Street, Dover, Delaware, on March 30, 1998, at 11:00 a.m., local time.

  At this meeting, you will be asked to vote on the merger of Wheelabrator into its majority stockholder, Waste Management, Inc. Currently, Waste Management owns 67% of Wheelabrator's common stock and members of the public own the rest. Waste Management would like to buy out the public stockholders of Wheelabrator because, among other things, Waste Management will be able to more closely coordinate the activities of the two companies and save the costs of operating Wheelabrator as a separate public company.

  In the merger, you will receive $16.50 in cash for each share of Wheelabrator common stock you own. The $16.50 per share price represents a 26.9% premium over $13.00 per share, the closing market price of Wheelabrator common stock on June 19, 1997, which was the last full trading day before Waste Management announced that it wanted to buy out the other Wheelabrator stockholders. An independent Special Committee formed by Wheelabrator's Board of Directors negotiated this price with Waste Management. After the merger, Wheelabrator will be a wholly-owned subsidiary of Waste Management.

  The Board of Directors of Wheelabrator, acting on the unanimous recommendation of the Special Committee, has unanimously approved a merger agreement with Waste Management. The Special Committee and the full Board of Directors believe that the proposed acquisition is in the best interests of Wheelabrator's stockholders. Therefore, the Board of Directors unanimously recommends that you vote in favor of the merger agreement.

  The Wheelabrator Board of Directors formed the Special Committee because some of the eight board members have conflicts of interest regarding the merger. Two of the directors of Wheelabrator are currently directors of Waste Management. One director of Wheelabrator is an officer of Wheelabrator. In addition, one other individual was a director of Wheelabrator and Waste Management before December 31, 1997, during the period when the merger was approved by Wheelabrator's Board of Directors. These directors were faced with a conflict of interest because they had to consider the best interests of both Wheelabrator and Waste Management.

  In order to avoid these conflicts of interest, the Board formed the Special Committee to evaluate the fairness of the merger to the stockholders of Wheelabrator, excluding Waste Management and its affiliates. The Special Committee is composed of two Wheelabrator board members who are not employees of Wheelabrator or Waste Management and who do not have material commercial relationships with Waste Management or its subsidiaries.

  The attached notice of meeting and proxy statement explain the proposed merger and provide specific information concerning the Special Meeting. Please read these materials carefully.

  Whether or not you plan to attend the Special Meeting, I urge you to complete, sign and promptly return the enclosed proxy card to ensure that your shares will be voted at the meeting. The merger is an important decision for Wheelabrator and its stockholders. The merger cannot be completed unless a majority of Wheelabrator stockholders not affiliated with Waste Management and represented at the Special Meeting approve the merger agreement.

  On behalf of the Board of Directors, I thank you for your support and urge you to vote FOR adoption of the merger agreement.

Sincerely,

LOGO

John M. Kehoe, Jr.
Chief Executive Officer and President
THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF SUCH TRANSACTION NOR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

                         WHEELABRATOR TECHNOLOGIES INC.

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                           TO BE HELD MARCH 30, 1998

To the Stockholders:

  Notice is hereby given that a Special Meeting of Stockholders of Wheelabrator Technologies Inc. will be held at the Mellon Bank Building, 8 Loockerman Street, Dover, Delaware, on March 30, 1998, at 11:00 a.m, local time, for the following purposes:

    1. To consider and act upon a proposal to adopt an Agreement and Plan of Merger among Wheelabrator, Waste Management, Inc. and WMI Merger Sub, Inc. WMI Merger Sub is a wholly owned subsidiary of Waste Management that was formed solely to implement the merger. If the Agreement and Plan of Merger is adopted by stockholders and the other conditions to the merger are satisfied or waived, each outstanding share of Wheelabrator's common stock, other than shares owned by Waste Management and its affiliates, will be converted into the right to receive $16.50 per share in cash, without interest.

    2. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

  Any stockholder who does not wish to accept the merger consideration of $16.50 per share and who properly demands appraisal under Delaware law will have the right to have the fair value of his or her shares determined by the Delaware Chancery Court. This appraisal right is subject to a number of restrictions and technical requirements described in the attached proxy statement.

  The close of business on February 10, 1998 has been fixed as the record date for determination of the stockholders entitled to notice of and to vote at the meeting or any adjournment thereof. Any stockholder will be able to examine a list of holders of record, for any purpose related to the Special Meeting, during the 10-day period before the meeting. The list will be available at the offices of Wheelabrator Shareholder Services, Four Station Square, Suite 545, Pittsburgh, Pennsylvania 15219; telephone (800) 443-6474.

  Stockholders may vote in person or by proxy. The proxy statement, which explains the merger in detail, and the accompanying proxy card are attached to this notice. Holders of record of common stock at the close of business on February 10, 1998 will be entitled to vote at the meeting or any adjournment thereof with respect to all matters described above. PLEASE SIGN, DATE AND MAIL THE ENCLOSED PROXY PROMPTLY USING THE ENCLOSED, POSTAGE-PAID ENVELOPE.

                                          By Order of the Board of Directors,

                                          LOGO

                                          Thomas A. Witt
                                          Secretary

Hampton, New Hampshire
February 27, 1998

                        WHEELABRATOR TECHNOLOGIES INC.
                                PROXY STATEMENT

                               ---------------

                        SPECIAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON MARCH 30, 1998

                               ---------------

                          QUESTIONS AND ANSWERS ABOUT
                                  THE MERGER

Q: WHAT WILL I RECEIVE IN THE MERGER?

A: Wheelabrator stockholders will receive $16.50 in cash in exchange for each share of Wheelabrator common stock. The Special Committee formed by Wheelabrator's Board of Directors negotiated this price with Waste Management.

Q: WHY IS THE BOARD OF WHEELABRATOR RECOMMENDING THAT I VOTE FOR THE MERGER
   AGREEMENT?

A: In the opinion of your Board, the merger is in the best interests of Wheelabrator and the price of $16.50 per share is fair from a financial point of view to Wheelabrator's stockholders who are not affiliated with Waste Management. For the merger to occur, a majority of Wheelabrator's stockholders not affiliated with Waste Management and represented at the Special Meeting must approve the merger. To review the background and reasons for the merger in greater detail, see page 4.

Q: WHAT DO I NEED TO DO NOW?

A: Please mail your signed proxy card in the enclosed return envelope as soon as possible, so that your shares may be represented at the Special Meeting.

Q: SHOULD I SEND IN MY STOCK CERTIFICATES NOW?

A: No. After the merger is completed, we will send you written instructions for exchanging your share certificates.

Q: IF MY SHARES ARE HELD IN "STREET NAME" BY MY BROKER, WILL MY BROKER VOTE MY
   SHARES FOR ME?

A: Your broker will vote your shares only if you provide instructions on how to vote. You should follow the directions provided by your broker regarding how to instruct your broker to vote your shares.

Q: MAY I CHANGE MY VOTE AFTER I HAVE MAILED MY SIGNED PROXY CARD?

A: Yes. Just send in a later dated, signed proxy card before the Special
   Meeting or attend the Special Meeting and vote.

Q: WHEN DO YOU EXPECT THE MERGER TO BE COMPLETED?

A: We are working toward completing the merger as quickly as possible. We expect to complete the merger by April 30, 1998.

Q: WHAT ARE THE TAX CONSEQUENCES OF THE MERGER?

A: The merger generally will be taxable to you for federal income tax purposes. To review the tax consequences to stockholders in greater detail, see page 30.

Q: WHAT OTHER MATTERS WILL BE VOTED ON AT THE SPECIAL MEETING?

A: We do not expect to ask you to vote on any other matters at the Special
   Meeting.

                      WHO CAN HELP ANSWER YOUR QUESTIONS

  If you have more questions about the merger or would like additional copies of this Proxy Statement, you should contact: Wheelabrator Shareholder Services, P.O. Box 1400, Pittsburgh, Pennsylvania 15230; telephone (800) 443-6474.

                                    SUMMARY

  This summary highlights selected information from this document. This summary may not contain all of the information that is important to you. To understand the merger fully and for a more complete description of the legal terms of the merger, you should read carefully this entire document and the other documents to which we have referred you. See "Where You Can Find More Information" on page 59 of this proxy statement. The actual terms of the merger are contained in the merger agreement. The merger agreement is included in this proxy statement as Appendix A.

                              THE SPECIAL MEETING

VOTING

  At the Special Meeting, the holders of Wheelabrator common stock will vote on a proposal to adopt the merger agreement. Each share of common stock is entitled to one vote. Delaware law requires that a majority of all outstanding Wheelabrator shares vote to approve the merger, and Waste Management holds enough shares to assure that majority. However, in order to ensure that the stockholders not affiliated with Waste Management, as a group, are in favor of the merger, Wheelabrator and Waste Management have agreed, as part of the merger agreement, that a majority of Wheelabrator's nonaffiliated stockholders represented at the Special Meeting must approve the merger for it to occur.

  The record date for determining who is entitled to vote at the Special Meeting has been set at February 10, 1998. On the record date, there were 157,341,051 shares of common stock outstanding and entitled to vote held by approximately 12,824 stockholders of record.

                                SPECIAL FACTORS

PURPOSE, STRUCTURE AND EFFECTS OF THE MERGER (PAGE 4)

  Waste Management's purpose for the merger is to acquire all of the remaining stock in Wheelabrator it does not already own. Waste Management and Wheelabrator structured the transaction as a merger because a merger is simpler than any alternative structure. After the merger, Wheelabrator will be a wholly-owned subsidiary of Waste Management.

RECOMMENDATION OF WHEELABRATOR'S BOARD OF DIRECTORS (PAGE 14)

  Wheelabrator's Board of Directors, acting on the unanimous recommendation of its Special Committee, has unanimously approved the merger agreement and recommends that you vote to adopt the merger agreement. Wheelabrator's Board of Directors and its Special Committee believe that the merger is in the best interests of Wheelabrator and that the $16.50 per share price is fair from a financial point of view.

FACTORS CONSIDERED BY WHEELABRATOR'S BOARD OF DIRECTORS AND ITS SPECIAL COMMITTEE (PAGE 12)

  In reaching their decision to recommend adoption of the merger agreement, the Special Committee and the Board considered a number of factors. These include the following:

  . The directors compared the historical and prospective market prices of Wheelabrator common stock with the per share price offered by Waste Management. This price represents a 26.9% premium over $13.00 per share, which was the closing price of the common stock on June 19, 1997, the last full trading day before Waste Management announced its intention to buy out the public stockholders of Wheelabrator.

  . The directors believed that $16.50 per share was the highest price that Waste Management would be willing to pay. The Directors formed this belief after the Special Committee's substantial negotiations with Waste Management to obtain the highest possible price.

  . The merger agreement specifically permits the Special Committee and the Board of Directors to withdraw their recommendations that stockholders vote in favor of the merger.

GOLDMAN SACHS' AND LAZARD FRERES' FAIRNESS OPINIONS (PAGE 14)

  Each of Goldman Sachs and Lazard Freres delivered to the Wheelabrator Board and its Special Committee a written opinion, dated December 8, 1997, that the per share price Waste Management is paying is fair to the Wheelabrator public stockholders from a financial point of view. Goldman Sachs' and Lazard Freres' opinions are included as Appendices B-1 and B-2 to this proxy statement. Please read these opinions.

INTERESTS OF WHEELABRATOR MANAGEMENT IN THE MERGER (PAGE 22)

  Almost all Wheelabrator Board members and officers own Wheelabrator common stock or hold Wheelabrator stock options and, to that extent, their interest in the merger is the same as yours. However, some of the officers and directors of Wheelabrator have relationships, or interests in the merger, that are different from your interests as a stockholder or that present a conflict of interest. Some of these interests are described below. The Special Committee and the Board were aware of these interests and considered them in recommending and approving the merger.

  . Two of the members of the Board of Wheelabrator are also directors of Waste Management. One director of Wheelabrator is an officer of Wheelabrator. In addition, one other individual was a director of Wheelabrator and Waste Management before December 31, 1997 during the period when the merger was approved by Wheelabrator's Board of Directors. Other Wheelabrator directors have business relationships with Waste Management or one of its subsidiaries. These directors were faced with a conflict of interest because they had to consider the best interests of both Wheelabrator and Waste Management.

  . Wheelabrator management generally will have the right to convert their Wheelabrator stock options into Waste Management stock options.

  . Wheelabrator senior managers are expected to continue to hold their current positions with this company following the merger.

                                   THE MERGER

THE MERGER CONSIDERATION

  If the merger is completed, Waste Management will pay you $16.50 per share in cash for your Wheelabrator common stock. The aggregate payment to be made to all public stockholders of Wheelabrator will be approximately $869,867,476.

CONDITIONS TO THE MERGER (PAGE 26)

  There are a number of conditions that must be satisfied before both Wheelabrator and Waste Management are obligated to complete the merger. The most important of these mutual conditions are:

  . the majority of the public stockholders of Wheelabrator represented at the Special Meeting must approve the merger;

  . there can be no legal restraints or prohibitions that prevent completion of the merger; and

  . all governmental authorizations necessary for the merger's completion must have been obtained.

  There are additional conditions that Wheelabrator must meet before Waste Management is obligated to complete the merger. The most important of these conditions are:

  . Wheelabrator must comply with the merger agreement; and

  . the warranties Wheelabrator made in the merger agreement must be true.

  There are additional conditions that Waste Management must meet before Wheelabrator is obligated to complete the merger. The most important of these conditions are:

  . Waste Management must comply with the merger agreement; and

  . the warranties Waste Management made in the merger agreement must be true.

  The first three mutual conditions cannot be waived. The conditions that Wheelabrator must meet can be waived by Waste Management, and the conditions Waste Management must meet can be waived by Wheelabrator.

TERMINATION OF THE MERGER AGREEMENT (PAGE 27)

  Either Wheelabrator or Waste Management may terminate the merger agreement if:

  . the merger has not been completed by June 30, 1998;

  . the majority of the public stockholders of Wheelabrator represented at the Special Meeting do not adopt the merger agreement at the Special Meeting;

  . a law or final court order prohibits the merger; or

  . the other party fails to comply with the merger agreement.

APPRAISAL RIGHTS (PAGE 28)

  Any stockholder who does not wish to accept $16.50 per share in the merger has the right under Delaware law to have the "fair value" of his or her shares determined by the Delaware Chancery Court. This "right of appraisal" is subject to a number of restrictions and technical requirements. Generally, in order to exercise appraisal rights:

  . you must not vote in favor of the merger; and

  . you must make a written demand for appraisal before the vote on the merger.

  Merely voting against the merger will not protect your right of appraisal. Appendix C to this proxy statement contains the Delaware appraisal statute.

FEDERAL INCOME TAX CONSEQUENCES (PAGE 30)

  You will be taxed on your receipt of the $16.50 per share to the extent that the amount you receive exceeds your tax basis in your Wheelabrator stock. Because determining the tax consequences of the merger can be complicated, especially in light of recent changes in the federal tax laws governing capital gains, you should consult your tax advisor in order to understand fully how the merger will affect you.

                               TABLE OF CONTENTS

INFORMATION CONCERNING THE SPECIAL MEETING.................................   1
  Time, Place, Date........................................................   1
  Purpose of the Special Meeting...........................................   1
  Record Date; Quorum; Outstanding Common Shares Entitled to Vote..........   1
  Vote Required; Certain Common Shares Voting in Favor of the Merger.......   1
  Action to Be Taken Under the Proxy.......................................   2
  Proxy Solicitation.......................................................   2
THE PARTIES................................................................   2
  The Company..............................................................   2
  Waste Management.........................................................   3
  Merger Sub...............................................................   4
SPECIAL FACTORS............................................................   4
  Purpose and Background of the Merger.....................................   4
  Recommendation of the Special Committee and Board of Directors of the
   Company;
   Fairness of the Merger..................................................  12
    The Special Committee..................................................  13
    The Board of Directors of the Company..................................  14
  Opinions of the Investment Bankers for the Special Committee.............  14
    Discounted Cash Flow Analysis and Other Valuation Components...........  15
    Analysis of Purchase Price and Comparison to Selected Transaction......  16
    Impact on Waste Management EPS Analysis................................  16
    Other Analyses.........................................................  17
  Opinion of Merrill Lynch.................................................  18
    Discounted Cash Flow Analysis..........................................  19
    Analysis of Selected Minority Buy-outs.................................  19
    Other Analyses.........................................................  20
  Certain Consequences of the Merger.......................................  21
  Plans for the Company after the Merger...................................  22
  Conduct of the Business of Waste Management and the Company If the Merger
   Is Not Consummated......................................................  22
  Interest of Certain Persons in the Merger; Certain Relationships.........  22
    Common Share Ownership.................................................  22
    Directors and Officers.................................................  23
    Indemnification and Insurance..........................................  23
  Litigation Regarding the Merger..........................................  23
THE MERGER.................................................................  24
  General..................................................................  24
    Merger Consideration...................................................  24
    Effective Time.........................................................  24
    Exchange and Payment Procedures........................................  24
    Transfer of Common Shares..............................................  25
    Treatment of Stock Options.............................................  25
  The Merger Agreement.....................................................  25
    Covenants..............................................................  25
    Representations and Warranties.........................................  26
    Conditions.............................................................  26
    Termination; Amendments; Withdrawal of Recommendations.................  27

  Delaware Statutory Appraisal Rights....................................    28
  Certain Tax Considerations.............................................    30
  Accounting Treatment...................................................    30
  Fees and Expenses and Source of Funds..................................    31
  Regulatory Requirements................................................    31
SELECTED FINANCIAL DATA OF THE COMPANY...................................    32
  Recent Developments....................................................    33
    Asset Impairments and Equity Income Charges..........................    33
    Reclassification and Restatement of Rust's Equity Income.............    34
WHEELABRATOR TECHNOLOGIES INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS
 OF INCOME...............................................................    35
COMMON SHARE MARKET PRICE INFORMATION; DIVIDEND INFORMATION; SHARE
 PURCHASE INFORMATION FOR THE COMPANY....................................    37
CERTAIN FINANCIAL PROJECTIONS OF THE COMPANY.............................    38
CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS...............    39
CERTAIN RELATIONSHIPS AND TRANSACTIONS...................................    40
  Land Option Agreement..................................................    40
  Second Amended and Restated Airspace Dedication Agreement..............    40
  Disposal Agreement.....................................................    41
  Restated Funding Agreement.............................................    41
  Intellectual Property Licensing Agreement..............................    42
  Amended and Restated Master Intercorporate Agreement...................    42
  WM International Agreements............................................    44
  Rust Transaction.......................................................    45
  Stock Option Plan Loans................................................    46
  Other Payments.........................................................    46
SECURITIES OWNERSHIP.....................................................    47
  Ownership of Common Shares.............................................    47
    By Waste Management, Certain Holders and the Directors and Executive
     Officers of Waste Management........................................    47
    By the Directors and Executive Officers of the Company...............    48
  Ownership of Waste Management Shares by Directors and Executive
   Officers of the Company...............................................    49
MANAGEMENT OF WASTE MANAGEMENT AND THE COMPANY...........................    50
  Directors of Waste Management..........................................    50
  Executive Officers of Waste Management.................................    54
  Directors of the Company...............................................    56
  Executive Officers of the Company......................................    57
PROPOSALS BY STOCKHOLDERS OF THE COMPANY.................................    58
INDEPENDENT PUBLIC ACCOUNTANTS...........................................    59
WHERE YOU CAN FIND MORE INFORMATION......................................    59
OTHER MATTERS............................................................    60
APPENDIX A--AGREEMENT AND PLAN OF MERGER.................................   A-1
APPENDIX B-1--OPINION OF GOLDMAN, SACHS & CO. ........................... B-1-1
APPENDIX B-2--OPINION OF LAZARD FRERES & CO. L.L.C. ..................... B-2-1
APPENDIX C--SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW..........   C-1
APPENDIX D--FINANCIAL PROJECTIONS........................................   D-1

                  INFORMATION CONCERNING THE SPECIAL MEETING

TIME, PLACE, DATE

  This Proxy Statement is being furnished to the holders of the outstanding common shares, par value $.01 per share (the "Common Shares"), of Wheelabrator Technologies Inc. (the "Company") in connection with the solicitation of proxies by the Board of Directors of the Company for use at the Special Meeting of stockholders of the Company to be held on March 30, 1998 at 11:00 a.m. local time, at the Mellon Bank Building, 8 Loockerman Street, Dover, Delaware, including any adjournments or postponements thereof.

PURPOSE OF THE SPECIAL MEETING

  At the Special Meeting, holders of Common Shares will consider and vote upon a proposal to approve and adopt the Merger Agreement and the Merger and to transact such other business as may properly come before the meeting. Additional information concerning the Special Meeting and the Merger Agreement is set forth below and a copy of the Merger Agreement is attached hereto as Appendix A. A special committee of independent directors of the Board of Directors of the Company (the "Special Committee") has unanimously determined that the terms of the Merger are fair from a financial point of view to the holders of the Common Shares other than Common Shares owned by Waste Management or any of its affiliates (all Common Shares not so owned by Waste Management, Inc., a Delaware corporation ("Waste Management"), or any of its affiliates being referred to herein as the "Nonaffiliated Shares"), and has recommended that such holders and the Board of Directors vote for approval and adoption of the Merger Agreement and the transactions contemplated thereby. Acting on the unanimous recommendation of the Special Committee, the Board of Directors of the Company has unanimously approved and adopted the Merger Agreement and the Merger. THE SPECIAL COMMITTEE AND THE BOARD OF DIRECTORS OF THE COMPANY UNANIMOUSLY RECOMMEND THAT STOCKHOLDERS VOTE FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE MERGER. HOWEVER, STOCKHOLDERS OF THE COMPANY SHOULD BE AWARE THAT CERTAIN OF THE MEMBERS OF THE BOARD OF DIRECTORS OF THE COMPANY HAVE CONFLICTS OF INTEREST WITH RESPECT TO THE MERGER. See "Special Factors--Conflicts of Interest."

RECORD DATE; QUORUM; OUTSTANDING COMMON SHARES ENTITLED TO VOTE

  The record date for the Special Meeting has been fixed as the close of business on February 10, 1998 (the "Record Date"). Only holders of record of Common Shares on the Record Date are entitled to notice of and to vote at the Special Meeting. Holders of Common Shares on the Record Date are entitled to one vote for each Common Share held on matters properly presented at the Special Meeting. A stockholders' list will be available for examination by holders of Common Shares, for any purpose related to the Special Meeting, during the 10-day period preceding such meeting, at the offices of Wheelabrator Shareholder Services, Four Station Square, Suite 545, Pittsburgh, Pennsylvania 15219; telephone (800) 443-6474.

  At the close of business on the Record Date, there were 157,341,051 Common Shares issued and outstanding, held of record by 12,824 registered holders. The holders of a majority of the Common Shares entitled to vote who are present in person or represented by proxy will constitute a quorum for the transaction of business at the Special Meeting. Waste Management's approximately 67% ownership of the outstanding Common Shares will be sufficient to create a quorum at the Special Meeting.

VOTE REQUIRED; CERTAIN COMMON SHARES VOTING IN FAVOR OF THE MERGER

  Pursuant to the Delaware General Corporation Law (the "DGCL"), the Merger Agreement must be approved and adopted by the affirmative vote of the holders of a majority of the outstanding Common Shares (the "DGCL Vote Requirement"). Waste Management has agreed to vote its Common Shares for approval and adoption of the Merger Agreement. As of the Record Date, Waste Management was the owner of 104,621,810 Common Shares (approximately 67% of the outstanding Common Shares). HOWEVER, AS SPECIFIED IN THE MERGER AGREEMENT, A CONDITION TO CONSUMMATION OF THE MERGER IS THAT THE MERGER AGREEMENT BE APPROVED AND

ADOPTED BY THE HOLDERS OF A MAJORITY OF THE NONAFFILIATED SHARES WHICH ARE REPRESENTED AND ENTITLED TO VOTE AT THE SPECIAL MEETING (THE "INDEPENDENT VOTE REQUIREMENT"). The Merger is also subject to other conditions. See "The Merger Agreement--Conditions."

  Failure to return an executed proxy card or to vote in person at the Special Meeting or voting to abstain will constitute, in effect, a vote against approval and adoption of the Merger Agreement for purposes of the DGCL Vote Requirement. Common Shares not represented in person or by proxy at the Special Meeting will not be counted for purposes of determining whether the Independent Vote Requirement has been satisfied. Failure to return an executed proxy card or to vote in person at the Special Meeting will not affect the Independent Vote Requirement, but voting to abstain will constitute, in effect, a vote against approval and adoption of the Merger Agreement for purposes of the Independent Vote Requirement.

ACTION TO BE TAKEN UNDER THE PROXY

  All proxies in the enclosed form that are properly executed and returned to the Company's transfer agent, ChaseMellon Shareholder Services, on or before the date of the Special Meeting, and not revoked, will be voted at the Special Meeting or any adjournments or postponements thereof in accordance with any instructions thereon, or, if no instructions are provided, will be voted FOR adoption and approval of the Merger Agreement. Any stockholder who has given a proxy pursuant to this solicitation may revoke it by attending the Special Meeting and giving oral notice of his or her intention to vote in person, without compliance with any other formalities. In addition, any proxy given pursuant to this solicitation may be revoked prior to the Special Meeting by delivering to the Secretary of the Company an instrument revoking it or a duly executed proxy bearing a later date.

  Management of the Company does not know of any matters other than those set forth herein which may come before the Special Meeting. If any other matters are properly presented to the Special Meeting for action, it is intended that the persons named in the enclosed form of proxy and acting thereunder will vote in accordance with their best judgment on such matters. Such matters could include an adjournment or postponement of the Special Meeting from time to time in the event the Board of Directors of the Company or the Special Committee determines that holders of Common Shares have not had sufficient time to consider the Merger Agreement. If any such determination is made, additional proxies may be solicited during such adjournment period.

PROXY SOLICITATION

  The expense of preparing and mailing this Proxy Statement and the proxies solicited hereby will be borne by the Company. The expense of printing this Proxy Statement will be borne equally by Waste Management and the Company. In addition to the use of the mails, proxies may be solicited by officers and directors and regular employees of the Company, without additional remuneration, by personal interviews, written communication, telephone, telegraph or facsimile transmission. The Company also will request brokerage firms, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of Common Shares held of record and will provide reimbursement for the cost of forwarding the material in accordance with customary charges. The Company has hired Reinhard Associates to coordinate the solicitation of such proxies by and through such holders for a fee of approximately $3,500 plus expenses.

                                  THE PARTIES

THE COMPANY

  The Company, an approximately 67% owned subsidiary of Waste Management, provides an array of environmental products and systems, primarily in North America. The Company has its principal executive offices at 4 Liberty Lane West, Hampton, New Hampshire 03482. The telephone number of the Company is
(603) 929-3000.

  The Company is engaged in the ownership and operation of trash-to-energy, waste-fuel and natural gas-fuel powered independent power, and biosolids pelletizer facilities as well as providing biosolids land application services and air quality control equipment design and installation services, primarily in North America. The Company develops, arranges financing for, operates and owns facilities that dispose of trash and other waste materials in an environmentally acceptable manner by recycling them into energy in the form of electricity and steam. The Company is involved in the design, manufacture and operation of facilities and systems used to treat and manage biosolids resulting from the treatment of wastewater by converting them into useful fertilizers, and to recycle organic wastes into compost material usable for horticultural and agricultural purposes. The Company designs and installs technologically advanced air pollution emission control equipment, including systems which remove pollutants from the emissions of the Company's trash-to-energy facilities as well as power plants and other industrial facilities.

  The Company owns 40% of the capital stock of Rust International Inc. ("Rust"). Rust is engaged in furnishing environmental and infrastructure consulting and a variety of other on-site industrial and related services primarily to clients in the public sector and in petrochemical, chemical, energy, utility, pulp and paper, environmental services and other industries. Rust also has an approximately 41% interest in NSC Corporation, a publicly traded provider of asbestos abatement and other specialty contacting services ("NSC"), and an approximately 37% interest in OHM Corporation, a publicly traded provider of environmental remediation services ("OHM"). On January 15, 1998, International Technology Corp. ("ITC") announced that it had agreed to buy OHM for $365 million in cash and stock and $49 million in assumed debt. Subject to certain regulatory requirements, ITC and OHM anticipate holding shareholder meetings in April to vote on such transaction.

  The Company owns 12% of the capital stock of Waste Management International plc ("WM International"), a subsidiary of Waste Management which provides solid and hazardous waste management and related services internationally.

WASTE MANAGEMENT

  Waste Management is a leading international provider of waste management services. The principal executive offices of Waste Management are located at 3003 Butterfield Road, Oak Brook, Illinois 60523. The telephone number of Waste Management is (630) 572-8800.

  Waste Management was incorporated in Delaware in 1968 and subsequently succeeded to certain businesses owned by its organizers and others. Shares of the common stock of Waste Management, par value $1.00 per share ("Waste Management Shares"), are listed on the NYSE under the trading symbol "WMX" and also are listed on the Frankfurt Stock Exchange, the London Stock Exchange, the Chicago Stock Exchange and the Swiss Stock Exchanges in Basle, Zurich and Geneva.

  Through Waste Management of North America, Inc., a wholly owned subsidiary of Waste Management ("WMNA"), Waste Management provides integrated solid waste management services in North America to commercial, industrial, municipal and residential customers, as well as to other waste management companies. These services consist of solid waste collection, transfer, resource recovery and disposal services. As part of these services, Waste Management is engaged in providing, through its Recycle America(R) and Recycle Canada(R) and other programs, paper, glass, plastic and metal recycling services to commercial and industrial operations and curbside recycling services for such materials to residences, and in removing methane gas from sanitary landfill facilities for use in electricity generation. In addition, through WMNA, Waste Management provides Port-O-Let(R) portable sanitation services to municipalities and commercial and special event customers.

  Waste Management owns 60% of the capital stock of Rust, the other 40% of which is owned by the Company.

  Waste Management owns 56% of the capital stock of WM International. The Company owns 12% of WM International, and Rust owns another 12% of WM International.

  Chemical Waste Management, Inc. ("CWM"), a wholly owned subsidiary of Waste Management, is a provider of hazardous waste management services.

MERGER SUB

  Merger Sub is a wholly owned subsidiary of Waste Management formed to effectuate the Merger. Merger Sub has not engaged in any operations to date. The principal executive offices of Merger Sub are located at 3003 Butterfield Road, Oak Brook, Illinois 60523. The telephone number of Merger Sub is (630) 572-8800.

                                SPECIAL FACTORS

PURPOSE AND BACKGROUND OF THE MERGER

  In August 1988, Waste Management acquired approximately 22% of the common stock of a predecessor of the Company in exchange for Waste Management's trash-to-energy business and certain of its other assets. By virtue of a merger between the Company and a subsidiary of Waste Management in September 1990, Waste Management increased its ownership interest in the Company to approximately 55% of the Company's Common Shares. As a result of Common Share repurchases by the Company over the course of 1994, 1995, 1996 and the first several months of 1997, Waste Management's ownership of Common Shares increased over time, on a percentage basis, to approximately 67% of the Common Shares.

  In January 1995, the Board of Directors of Waste Management reviewed and approved several management recommendations arising out of a comprehensive review of its long-range strategic plans. Among the conclusions reached were that Waste Management should seek, over time and as appropriate, to (i) reduce its level of capital expenditures, particularly in the area of business acquisitions, and seek to generate increasing levels of free cash flow which could be used to repurchase common stock or repay debt, as appropriate, (ii) adopt a more balanced approach to revenue growth, emphasizing organic growth over acquisitions, (iii) consider divestitures of business units which were not closely integrated with Waste Management's core waste management services business or which were identified as under-performing, (iv) identify opportunities to reduce operating costs through adoption of standardized best operating practices and through reengineering certain business processes and systems to take increased advantage of economies of scale, and (v) simplify Waste Management's corporate structure. An additional conclusion of the Board was that the Company's waste-to-energy operations were a core business integral to the operations of Waste Management's North American waste services network, and that the Company's waste-to-energy technology and plant operations experience were strategic assets important to the long-term success of the consolidated enterprise.

  Following this meeting and from time to time through the fall of 1996, Dean
L. Buntrock and Phillip B. Rooney, then Chairman of the Board and President of Waste Management, respectively, discussed with certain senior officers of Waste Management and the Company, including John M. Kehoe, Jr., now the President and Chief Executive Officer of the Company, the possibility that Waste Management might consider making an offer to acquire all of the outstanding Nonaffiliated Shares at a future time. During the fourth quarter of 1996, the senior management of Waste Management, assisted by Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch"), analyzed a wide range of strategic options available to Waste Management, including transactions involving the purchase of the Nonaffiliated Shares and the purchase of the remaining shares of WM International that Waste Management did not already own. In January 1997, the Board of Directors of Waste Management reviewed management's conclusions and recommendations with respect to these options, and concluded that Waste Management would be best served at that time by expanding its efforts to divest certain business units identified as non-core or under-performing, by continuing its efforts to control capital spending and generating substantial free cash flow, and by expanding its share repurchase program through the execution of a "Dutch Auction" style issuer tender offer.

  The Company's Board of Directors also met in January 1997 and approved a management recommendation to increase the Company's own share repurchase program to 25 million shares and to execute a "Dutch Auction" style issuer tender offer later in the first quarter for up to $350 million of the Company's shares. In taking this action, the Board considered the substantial free cash flow that was expected from the sale of the Company's water process and manufacturing businesses in late 1996 and the then pending divestiture of the Company's water and wastewater contract operations business, as well as the unavailability of sufficiently attractive investment opportunities in the Company's remaining core business to fully utilize the Company's cash. By the time the Company's Board next met in mid-March 1997, however, the Company's management had identified a substantial acquisition opportunity in the Company's core business that previously had not been available. At that meeting, the consensus of the Board was that the potential transaction should be investigated further and that the Company's planned Dutch Auction style issuer tender offer could be deferred if necessary to enable management to conduct such an investigation. In late March, following additional discussions among certain members of senior management of the Company and Waste Management and members of the Company's Board of Directors, the Company announced the indefinite deferral of its Dutch Auction style issuer tender offer. During the first four months of 1997, approximately 5.1 million Common Shares were repurchased through open market transactions at an aggregate cost of $67 million. At the Company's Board meeting in May 1997, management was directed to continue developing a recommendation with respect to the potential acquisition opportunity, although substantial questions had emerged by then as to whether a transaction could ever be structured on terms that would be acceptable to the Company. The Company's management determined thereafter that pursuing the transaction further would not be feasible for the Company.

  At the May 1997 meeting of the Board of Directors of Waste Management, following a report by management indicating that substantial progress had been made with respect to the two year business divestiture goal and certain of management's operational improvement and cost reduction projects, the Board of Directors of Waste Management directed senior management of Waste Management to reevaluate the potential strategic alternatives with respect to the Company and report to the Board on such alternatives. Senior management evaluated selling Waste Management's existing ownership interest in the Company, maintaining Waste Management's ownership interest in the Company and purchasing the Nonaffiliated Shares. After consulting with Merrill Lynch, senior management determined to recommend to the Board that Waste Management acquire the Nonaffiliated Shares in a cash merger. In reaching this decision, senior management believed that the complete integration of the Company's trash-to-energy waste disposal business with that of Waste Management would enable Waste Management to manage its North American core businesses as a single enterprise, simplify Waste Management's corporate structure, reduce overall operational and administrative costs and eliminate the expense of running a separate publicly traded subsidiary, and streamline decision making.

  At a special meeting of Waste Management's Board of Directors held at Waste Management's headquarters on June 20, 1997, Mr. Buntrock reviewed with the Board the recommendation of Waste Management's senior management that Waste Management offer to acquire the Nonaffiliated Shares at $15.00 per share in cash. At such meeting, Mr. Buntrock outlined the potential advantages in operating benefits, cost efficiencies and overall quality of customer service that might be realized if the Company were to become a wholly owned subsidiary of Waste Management. The Board also discussed the procedural aspects of such a proposal and determined that, in view of Waste Management's position as a controlling stockholder of the Company and certain directors of the Company also serving as directors of Waste Management or having commercial relationships with Waste Management, the proposal should contemplate the formation of a committee of independent directors of the Company to evaluate the proposal and negotiate any transaction with Waste Management or any other party. The Board also determined that, although not required under applicable law or the certificate of incorporation or by-laws of the Company, any such transaction with Waste Management would be subject to the affirmative vote of a majority of the Nonaffiliated Shares voting on the proposal. After discussing these matters, Waste Management's Board of Directors approved the making of a proposal to acquire, in a cash merger, all of the Nonaffiliated Shares at $15.00 per share (the "Proposal"). Waste Management's Board of Directors delegated to senior management the authority to determine and negotiate the terms of a transaction on behalf of Waste Management, subject to final approval by Waste Management's Board of Directors. The $15.00 price per Nonaffiliated Share was based principally on historical trading prices for the Common Shares, on premiums paid in selected minority buy-outs, on oral advice received from Merrill Lynch and on the consideration of the Board of Directors of Waste Management as to what would constitute an appropriate price to offer the holders of the Nonaffiliated Shares.

  Later that day, Mr. Buntrock delivered to Mr. Kehoe a letter on behalf of the Board of Directors of Waste Management, the text of which follows:

Wheelabrator Technologies Inc.
4 Liberty Lane West
Hampton, New Hampshire 03842
Attention: John M. Kehoe, Jr.

Dear John:

  The Board of Directors of Waste Management, Inc. ("Waste Management") has authorized me to extend an offer pursuant to which Waste Management would acquire all of the outstanding shares of common stock of Wheelabrator Technologies Inc. ("Wheelabrator") that Waste Management does not now own, directly or indirectly. This transaction would be effected by means of a merger between Wheelabrator and a wholly owned subsidiary of Waste Management in which stockholders of Wheelabrator (other than Waste Management and its subsidiaries) would receive $15.00 in cash in exchange for each whole share of Wheelabrator common stock held. This exchange ratio reflects a premium of approximately 15% over the closing price of Wheelabrator common stock on June 19, 1997.

  We anticipate that this offer will be referred to a special committee of independent directors of Wheelabrator for their consideration. While Waste Management is prepared to sign a straightforward merger agreement containing only essential conditions and covenants and to proceed to a closing following a meeting of Wheelabrator stockholders called to consider this proposal, we are also prepared to negotiate all aspects of the proposed transaction with the Wheelabrator special committee, including the possibility of offering a form of consideration other than cash. We do expect, however, that the final terms of any merger or other transaction agreement between our two companies will be subject to the approval of both the committee of independent directors of Wheelabrator and the holders of a majority of the outstanding shares of Wheelabrator common stock (other than Waste Management and its subsidiaries) voting on the proposal at a meeting of Wheelabrator stockholders.

  I and the other members of senior management of Waste Management would be pleased to discuss this proposal with you or your representatives at any time. Please let me know at your earliest convenience how you wish to proceed.

                                          Sincerely,

                                          /s/ Dean L. Buntrock
                                          Dean L. Buntrock
                                          Chairman of the Board

  Also on June 20, 1997, shortly before the close of the New York Stock Exchange, Waste Management and the Company issued separate press releases stating that Waste Management had offered to purchase all of the Nonaffiliated Shares at a price of $15.00 per share, which price represented an approximately 15% premium to the closing price of the Nonaffiliated Shares on the NYSE on June 19, 1997, the last full trading day prior to the public announcement of the Proposal.

  Shortly after the public announcement of the Proposal, several lawsuits were initiated by Company stockholders against Waste Management, the Company and the Company's directors alleging that the price offered for the Nonaffiliated Shares by Waste Management was inadequate and that any negotiations leading up to the Proposal were not conducted at arm's length. Specifically, since June 25, 1997, 20 putative stockholder action complaints and one putative derivative action complaint have been filed in the Court of Chancery in and for New Castle County, Delaware. Each of the stockholder action complaints purports to be brought by a holder of Nonaffiliated Shares as a class action on behalf of all holders of Nonaffiliated Shares, and the derivative action complaint purports to be brought by two holders of Nonaffiliated Shares on behalf of the Company (together, the "Stockholder Actions"). See "--Litigation Regarding the Merger."

  On June 24, 1997, a special meeting of the Board of Directors of the Company was held. All directors were present, in person or by teleconference. At the meeting, Mr. Buntrock outlined the terms of the Proposal and Waste Management's reasons for desiring to proceed with the transaction contemplated by the Proposal (the "Proposed Transaction"). He then explained that due to Waste Management's majority equity interest in the Company and the potential for perceived conflicts of interest among certain directors and officers of Waste Management and the Company, consideration of the Proposal and authority to determine what actions might be appropriate with respect thereto should be delegated to a special committee of the Board of Directors of the Company. Mr. Buntrock also noted that the Proposal contained a condition to the effect that the Proposed Transaction would require the affirmative vote of the holders of a majority of the Nonaffiliated Shares voting on the Proposal. The Board of Directors then approved the creation of a committee (the "Special Committee") to give independent consideration to the Proposal. The Board of Directors appointed Paul M. Meister and Lt. General Thomas P. Stafford, two Directors of the Company who are not employees of the Company or Waste Management and have no material commercial relationship with Waste Management or its subsidiaries, as the members of the Special Committee. See "--Information Concerning Directors and Executive Officers of the Company." The Special Committee was delegated the full power and authority of the Board of Directors to determine what actions with respect to the Proposed Transaction would be in the best interests of the Company and the holders of the Nonaffiliated Shares, including whether to consummate the Proposed Transaction or modify any of its terms. The Board of Directors authorized the Special Committee to evaluate and negotiate the terms of the Proposal with Waste Management and its representatives, to consider and negotiate the terms of transactions other than the Proposed Transaction as it deemed appropriate, to make a recommendation to the full Board of Directors concerning the Proposal and to cause the Proposed Transaction to be consummated on terms and conditions approved by the Special Committee. The Special Committee was given the power to retain independent legal advisors and investment bankers to assist it in discharging these duties.

  On June 24, 1997, the Special Committee held its initial meeting by teleconference. At the meeting, the Special Committee elected Mr. Meister as the Chairman of the Special Committee and decided to retain Debevoise & Plimpton ("Debevoise") as independent legal advisor in connection with its evaluation and negotiation of the Proposed Transaction and any alternative transactions.

  On June 25, 1997, the Special Committee met to discuss its retention of independent investment bankers. The members of the Special Committee discussed, among other considerations, the importance of selecting investment bankers with the proper degree of expertise in the areas of mergers and acquisitions, going private transactions and special committee procedures, as well as some familiarity with the Company's business. The Special Committee discussed the procedures to be followed in selecting investment bankers and decided to solicit written proposals from a number of candidates. Subsequently, written proposals were received from four investment bankers solicited by the Special Committee based upon their general reputation and experience in mergers and acquisitions and similar transactions.

  On July 7, 1997, the Special Committee met with representatives from Debevoise by teleconference. A representative from Debevoise outlined the role and duties of the Special Committee and the legal principles applicable to actions taken by it in connection with its evaluation of the Proposed Transaction. The Special Committee, along with the Company's senior management and Debevoise, reviewed the written proposals received from four financial institutions and considered a fifth candidate that did not submit a written proposal. The Special Committee then discussed the relative merits of each of the potential investment bankers. It was noted that Lazard Freres & Co. LLC ("Lazard Freres") had advised the Company on a variety of matters, over the past 10 to 15 years, including the "Dutch Auction" style issuer tender offer the Company had considered during the spring of 1997 and was, therefore, familiar with the Company and the industry in which it operates.

  In the days following this meeting, members of the Special Committee interviewed several of the firms that had submitted proposals.

  On July 14, 1997, Waste Management announced publicly that Ronald LeMay had been hired as Chairman of the Board and Chief Executive Officer of Waste Management replacing Mr. Buntrock who had been serving as Acting Chief Executive Officer since February 1997.

  At a July 18, 1997 Special Committee meeting, which was held by teleconference, the Special Committee selected Lazard Freres and Goldman, Sachs & Co. ("Goldman Sachs") as its investment bankers (the "Investment Bankers"). For descriptions of the terms of the engagements of the Investment Bankers, see "--Opinions of the Investment Bankers for the Special Committee." The Investment Bankers were engaged to analyze and provide advice with respect to the Proposal and with respect to any other strategic transaction which might be considered by the Special Committee whether or not involving Waste Management and to assist in any negotiations with respect to such transactions. In addition, the Special Committee decided to retain Larry B. Grimes, Esq. as an additional independent legal advisor to the Special Committee.

  Over the next several weeks, the Investment Bankers commenced their financial due diligence review of the Company and Debevoise carried out its legal due diligence. In connection with their financial due diligence, the Investment Bankers reviewed, among other things, certain historical business and financial information relating to the Company, including Annual Reports on Form 10-K of the Company, certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company, and certain other communications from the Company to its stockholders (collectively, the "Company's Public Documents"); certain financial forecasts and other non-public financial and operating data concerning the businesses and operations of the Company that were provided by the management of the Company; the financial terms of certain business combinations; certain financial and stock market information for certain other companies the stock of which is publicly traded; and certain stock market information relating to the Company. The Investment Bankers also met with members of the senior management of the Company and Waste Management to discuss the past and current operations, financial condition and prospects of the Company, including the financial forecasts relating to both the Proposed Transaction and the possible synergies and other financial benefits which Waste Management might realize as a result of the Merger.

  In order to facilitate the financial due diligence, the Special Committee requested that the Company prepare 20-year financial projections for the Company's operating businesses, in addition to the three-year projections customarily prepared by the Company. The final versions of these 20-year management projections (the "Financial Projections"), and the assumptions underlying them, are summarized in "Certain Projections of the Company" and on Appendix D to this proxy statement.

  In connection with their legal due diligence, representatives of Debevoise reviewed, among other things, certain books and records of the Company and of Waste Management, including the minutes of meetings of the boards of directors of both companies; the Company's Public Documents; the terms of the contractual arrangements between the Company on the one hand and Waste Management and/or other of Waste Management's affiliates on the other; and the terms of the principal contractual arrangements with respect to the Company's principal projects, including agreements relating to the financing thereof.

  On August 7, 1997, the Special Committee met with its Investment Bankers and counsel at the offices of Lazard Freres. The Investment Bankers reviewed the status of their financial due diligence, including further development of the Financial Projections and their work with the Company's management to develop and refine the Financial Projections, consider the value of certain assets owned by the Company and consider certain other factors affecting the value of the Company. In addition, the Special Committee and its advisors discussed various approaches for evaluating the viability of other possible alternatives to the Proposed Transaction, including a sale of the Company in its entirety to a third party purchaser, a series of sales of individual projects of the Company to third parties, and a recapitalization and other possible restructuring transactions, whether or not involving a change in control. The Special Committee also discussed with its advisors the financial performance of the Company over the past several years, its prospects for future growth and related matters, including the prospects for significant new waste-to-energy projects, the prospects for further development of the independent power business and the possibility for growth through acquisitions. The Special Committee also discussed certain factors that might impact opportunities for growth, including legal developments relating to the control of waste flows in interstate commerce, trends relating to the deregulation of the power industry and possible resulting pressure on power prices and other issues. The Special Committee's advisors also discussed with the Committee their plans for the conduct of further financial and legal due diligence.

  During the weeks following August 7, 1997, the Investment Bankers and legal counsel continued their respective due diligence activities, including further work on the Financial Projections.

  On August 22, 1997, the Special Committee met with its counsel and the Investment Bankers at Debevoise's offices. The Investment Bankers discussed the issues they were addressing in order properly to evaluate the Proposal and the Investment Bankers and Debevoise reviewed the status of their respective due diligence efforts. The Special Committee directed the Investment Bankers to work with the Company's management to complete their financial analyses, utilizing the Financial Projections.

  During the period from August 22 to September 18, 1997, the Investment Bankers continued their financial due diligence, including further discussions with senior management of the Company about the Company's business, financial condition and prospects.

  On September 18, 1997, the Special Committee met by teleconference with its counsel and the Investment Bankers. At this meeting, the Investment Bankers reviewed certain preliminary financial and comparative analyses, including a discounted cash flow analysis of the net present value as of year-end 1997 of the operating businesses of the Company based upon the Financial Projections, possible valuations of the Company's non-cash generating assets, the multiples various prices per Nonaffiliated Share would represent to certain financial measures, including the Company's operating income and earnings, an analysis of the impact on the earnings of Waste Management of consummation of Waste Management's acquisition of the Nonaffiliated Shares at various prices, and certain information relating to other acquisition transactions. It was noted by the Investment Bankers that their analyses were preliminary and subject to revision because they were based on the Financial Projections and that the Company's management was still working to refine the assumptions underlying the Financial Projections. These analyses, in their final form, are described in "--Opinions of the Investment Bankers for the Special Committee." The Investment Bankers then reviewed the history of the Company's stock trading prices. It was noted that the trading prices of the Common Shares in recent years had significantly underperformed the Standard & Poor's 500 index. In addition, the Special Committee and its advisors considered the viability of various alternatives to the Proposed Transactions. The Special Committee and its advisors also considered whether to include in any counter proposal to Waste Management a term calling for Waste Management to exchange Waste Management common stock for the Nonaffiliated Shares. The Special Committee concluded that cash consideration was preferable because of the certainty associated with the value of cash consideration. Following these discussions, the Special Committee concluded that, although additional refinement of the financial analyses was necessary, it was appropriate to initiate discussions with Waste Management and directed the Investment Bankers to contact Merrill Lynch.

  On September 25, 1997, representatives of the Investment Bankers met with representatives of Waste Management and Merrill Lynch at the offices of Waste Management. The Investment Bankers presented their preliminary analyses relating to the value of the Company and reviewed the methodologies they had used. The Merrill Lynch representatives indicated that, with certain exceptions, the Financial Projections provided a reasonable basis for discussion, but they disagreed with certain of the assumptions and methodologies used by the Investment Bankers in arriving at their range of valuations of the Company, including the applicable discount rates and assumed growth rates used in modeling projected cash flows and valuing the Company's future cash flows, the extent to which the Proposed Transaction might result in synergies to Waste Management and the inclusion of certain non-operating assets of the Company when valuing the Company. At the conclusion of the meeting, the Merrill Lynch representatives agreed to evaluate and to prepare a formal response to the Investment Bankers' analyses.

  During the period from September 26, 1997 to October 24, 1997, the Investment Bankers worked with the Company's management to refine the Financial Projections. Also during this period, Merrill Lynch worked with the management of Waste Management to prepare its response to the analysis of the Investment Bankers.

  On October 24, 1997, representatives of the Investment Bankers met with representatives of Waste Management and Merrill Lynch by teleconference for the purpose of discussing further the valuation of the Company. Merrill Lynch presented its preliminary valuation analyses, which included a discounted cash flow analysis, incorporating the then existing draft of the Financial Projections. Merrill Lynch's analysis reflected higher discount rates and lower perpetuity growth rates than those used by the Investment Bankers. In support of such assumptions, Merrill Lynch stated, among other things, that it believed the Company had limited growth prospects in its core business, given that significant portions of revenues were contract-based and, in addition, that a number of contracts were due to expire over the next several years and would likely be renewable only on terms less favorable than existing terms. Merrill Lynch also stated that despite the Company's efforts over the past several years to develop new projects as a platform for future growth, prospects for such new business ("New Business") were uncertain and, even if obtained on financially attractive terms, were unlikely to generate revenues and net income for several years. In addition, Merrill Lynch disagreed with the Investment Bankers as to the extent to which the Proposed Transaction would yield synergy savings and disagreed concerning valuations with respect to certain other assets held by the Company. See "Opinion of Merrill Lynch." Merrill Lynch and the Investment Bankers also discussed the limited number of comparable companies and transactions as well as the trading history of the Common Shares. In this respect, Merrill Lynch stated its belief that the trading value of the Common Shares over the past several years had to some extent been supported by the fact that the Company had from time to time repurchased significant amounts of its own Common Shares in publicly announced open market repurchase programs and in privately negotiated buy-backs from institutional investors, and the market's assumption that such repurchases and buy-backs might continue and speculation that Waste Management might acquire the Nonaffiliated Shares. Merrill Lynch stated that, as a result of the foregoing, Merrill Lynch and Waste Management continued to believe that $15.00 per Nonaffiliated Share was a reasonable and appropriate price. In response, the Investment Bankers stated that they believed that Waste Management should consider paying a higher price. The Investment Bankers agreed to consult further regarding the assumptions underlying the then existing draft of the financial projections and the attainability of potential synergies.

  On October 29, 1997, Waste Management announced the resignation of Mr. LeMay. On the same day, Robert S. Miller was appointed as Acting Chairman and Chief Executive Officer of Waste Management. In a teleconference with financial analysts and stockholders on October 30, 1997, Mr. Miller stated that, notwithstanding the change in management, Waste Management was still interested in acquiring the Nonaffiliated Shares on the terms outlined in the Proposal.

  In early November 1997, representatives of Merrill Lynch contacted representatives of Lazard Freres to indicate that Waste Management would be willing to increase its offer to between $15.25 and $15.50 per Nonaffiliated Share but that it was unlikely that Waste Management would further increase its offer. The representatives of Lazard Freres responded that they believed the Special Committee would likely view any offer below $17.00 per Nonaffiliated Share unfavorably.

  On November 9, 1997, the Special Committee held a meeting with representatives of the Investment Bankers and its counsel by teleconference, during which they reviewed the negotiations that had occurred up until that point, evaluated further strategies based on Waste Management's position at that stage and discussed what impact the recent management changes and other recent developments at Waste Management might have on the negotiating process. Mr. Meister indicated that he and Mr. Miller had scheduled a meeting to occur following the meeting of the Company's Board of Directors to be held the next day.

  On November 10, 1997, Mr. Miller and Mr. Meister met to discuss the Proposal. Messrs. Miller and Meister discussed their respective opinions as to an appropriate price per Nonaffiliated Share. They agreed that they would speak again after Merrill Lynch and the Investment Bankers had a further opportunity to narrow their differences.

  On November 13, 1997, a representative of Merrill Lynch telephoned a representative of Lazard Freres to discuss the respective preliminary valuation analyses of the Investment Bankers and Merrill Lynch. At the conclusion of the call, the Merrill Lynch representative indicated that Waste Management would be willing to raise its offer to $15.75 per Nonaffiliated Share. The representative of Lazard Freres again responded that he expected that this revised offer would not be acceptable to the Special Committee and that the Special Committee continued to believe that the purchase price should be in excess of $17.00 per Nonaffiliated Share.

  On November 14, 1997, the Special Committee met with representatives of the Investment Bankers and its counsel by teleconference. The Special Committee and its advisors discussed the course of negotiations and discussed whether there were any viable alternative transactions. The Special Committee concluded that a price of $15.75 per Nonaffiliated Share was inadequate. A representative of Lazard Freres telephoned William C. Keightley, Vice President--Finance of Waste Management, to report that the Special Committee had concluded that a price of $15.75 per Nonaffiliated Share would be inadequate.

  On November 21, 1997, a representative of Lazard Freres telephoned Mr. Keightley and indicated that an offer of at least $17.00 per Nonaffiliated Share might be acceptable to the Special Committee. Mr. Keightley stated that Waste Management might be willing to offer $16.00 per Nonaffiliated Share. On November 24, 1997, Mr. Keightley informed a representative of Lazard Freres that Waste Management would be willing to raise its offer to approximately $16.00 per Nonaffiliated Share.

  On November 25, 1997, Mr. Miller and Mr. Meister spoke by telephone. Mr. Miller indicated that Waste Management might contemplate a transaction at $16.33 per Nonaffiliated Share. Mr. Miller then urged Mr. Meister to consider this proposal carefully with the Special Committee and stated he believed the time was approaching when the transaction should either be concluded or terminated.

  Later on November 25, 1997, the Special Committee met with representatives of Debevoise and the Investment Bankers by teleconference. Mr. Meister related his telephone conversation with Mr. Miller. The Special Committee and its advisors discussed how to respond to the latest proposal and concluded that the Special Committee should hold another meeting in person with its advisors to discuss the proposal.

  Later on November 25, 1997, Mr. Meister telephoned Mr. Miller and stated that he would communicate the Special Committee's response to the $16.33 offer after the Special Committee had completed thorough consultations with its advisors.

  On December 1, 1997, the Special Committee held a meeting at the offices of Debevoise with representatives of its counsel and the Investment Bankers, along with a representative of Fried, Frank, Harris, Shriver & Jacobson ("Fried, Frank"), special counsel to the Investment Bankers. The Special Committee and its advisors noted the apparent absence of any viable alternative transaction given that no third party had expressed meaningful interest in exploring an alternative transaction and in light of Waste Management's unwillingness to discuss a sale of its Common Shares to a third party. Representatives of the Investment Bankers then reviewed revised draft financial and comparative analyses which, among other things, presented valuation analyses reflecting the revised Financial Projections. The Special Committee determined that it would continue to negotiate with Waste Management with a view to obtaining a price of at least $16.50 per Nonaffiliated Share.

  On December 2, 1997, Mr. Meister and Mr. Miller spoke by telephone. Mr. Meister and Mr. Miller agreed to a transaction at a price per Nonaffiliated Share of $16.50, subject to final approval by the Special Committee, receipt by the Special Committee of written opinions from the Investment Bankers that such consideration would be fair from a financial point of view to the holders of the Nonaffiliated Shares, approval by the Boards of Directors of Waste Management and the Company and agreement on the terms of a definitive Merger Agreement.

  On December 2, 1997, Skadden, Arps, Slate, Meagher & Flom (Illinois) ("Skadden, Arps"), special counsel to Waste Management, delivered to Debevoise a proposed Agreement and Plan of Merger (the "Merger Agreement") containing further details of the Proposed Transaction. During the period from December 2, 1997 to December 4, 1997, representatives of Debevoise reviewed the terms of the Merger Agreement and negotiated with Skadden, Arps resulting in significant changes to the Merger Agreement.

  On December 4, 1997, the Special Committee held a meeting at the offices of Debevoise with representatives of Debevoise and the Investment Bankers, along with representatives of Fried, Frank. Representatives of the Investment Bankers each rendered an oral opinion that, as of such date, the $16.50 per Nonaffiliated Share in cash to be received by the holders of the Nonaffiliated Shares in the proposed Merger was fair from a financial point of view to such holders. (These opinions were confirmed in writing as of December 8, 1997). See "Opinions of the Investment Bankers for the Special Committee." A representative of Debevoise reviewed the principal terms and conditions of the proposed Merger Agreement and reported to the Special Committee on the status of the Stockholder Actions.

  After a full discussion, the Special Committee determined that the terms of the Merger and, subject to the satisfactory resolution of several open issues, the proposed Merger Agreement, were fair to, and in the best financial interests of, the holders of the Nonaffiliated Shares. After Debevoise reiterated to the members of the Special Committee the details of their fiduciary duties to the Company and the holders of the Nonaffiliated Shares, the Special Committee unanimously adopted resolutions to recommend to the Board of Directors of the Company that, subject to the satisfactory resolution of the outstanding issues, it approve and adopt the Merger Agreement and to recommend to the holders of the Nonaffiliated Shares that they vote to approve and adopt the Merger Agreement.

  During the period from December 4, 1997 through December 7, 1997, representatives of Debevoise continued to negotiate, and reached agreement on the terms of, a definitive Merger Agreement with representatives of Skadden, Arps and the parties resolved the outstanding issues to the satisfaction of the members of the Special Committee.

  On December 8, 1997, the Board of Directors of Waste Management unanimously determined that the Merger was fair to, and in the best interests of, Waste Management and its stockholders, and adopted resolutions to approve and adopt the Merger Agreement. At a meeting of the Board of Directors of the Company later that day, representatives of the Investment Bankers reviewed the financial terms of the Merger and their financial analyses and delivered their respective written fairness opinions, representatives of Debevoise reviewed the principal terms and conditions of the Merger Agreement and Mr. Meister presented the recommendation of the Special Committee that the Board of Directors of the Company approve the Merger. After full discussion, the Board of Directors of the Company unanimously determined that the Merger was fair to, and in the best interests of, the Company and the holders of the Nonaffiliated Shares, and adopted resolutions to approve and adopt the Merger Agreement and to recommend that such stockholders vote to approve and adopt the Merger Agreement. The Merger Agreement was then executed and delivered by authorized representatives of the Company, Waste Management and Merger Sub.

  On December 8, 1997, following the close of the New York Stock Exchange, Waste Management and the Company issued separate press releases disclosing that Waste Management and the Company had signed a definitive merger agreement pursuant to which Waste Management would acquire all of the Nonaffiliated Shares at a per share price of $16.50 in cash.

RECOMMENDATION OF THE SPECIAL COMMITTEE AND BOARD OF DIRECTORS OF THE COMPANY; FAIRNESS OF THE MERGER

  At a meeting held on December 4, 1997, the Special Committee unanimously determined (i) to recommend that the Board of Directors of the Company approve and adopt the Merger Agreement and that the Board of Directors of the Company recommend to the holders of the Nonaffiliated Shares that such stockholders vote to approve and adopt the Merger Agreement; (ii) to recommend to the holders of the Nonaffiliated Shares that such stockholders vote to approve and adopt the Merger Agreement; and (iii) that the terms of the Proposed Transaction are fair to, and in the best interests of, the holders of the Nonaffiliated Shares. At a telephonic meeting of the Board of Directors of the Company held on December 8, 1997, at which all of the directors of the Company were present, the Board of Directors, based on the unanimous recommendation of the Special Committee, unanimously (x) approved and adopted the Merger Agreement; (y) determined to recommend to the holders of the Nonaffiliated Shares that they vote to approve and adopt the Merger Agreement; and

(z) determined that the terms of the Proposed Transaction are fair to, and in the best interests of, the Company and the holders of the Nonaffiliated Shares. See "--Purpose and Background of the Merger."

  The Special Committee. In determining to recommend to the Board of Directors of the Company that it approve and adopt the Merger Agreement, and in determining the fairness of the terms of the Proposed Transaction, the Special Committee considered factors including the following, each of which, in the Special Committee's view, supported the Special Committee's determination to recommend the Proposed Transaction:

    (i) the financial condition, assets, results of operations, business and prospects of the Company, and the risks inherent in achieving those prospects, including the belief of management of the Company, as expressed to the Special Committee and which the Special Committee generally found to be reasonable, that (a) the existing business (the "Existing Business") will probably experience little if any growth and (b) the New Business presents growth opportunities, but such opportunities are somewhat speculative and most likely will not generate revenues until 2002. (See "Certain Financial Projections of the Company"; also see "--Purpose and Background of the Merger" for a description of the Special Committee's consideration of the reasonableness of management's views as to the probable future performance of the Company);

    (ii) the terms and conditions of the Merger Agreement, including the amount and form of consideration, the nature of the parties' representations, warranties, covenants and agreements, the limited number of conditions to the obligations of Waste Management (including the absence of a financing condition) and the rights of the Special Committee and Board of Directors, consistent with their fiduciary duties to the holders of the Nonaffiliated Shares, to withdraw their respective recommendations;

    (iii) the condition to the consummation of the Merger (which condition is not otherwise required by the DGCL or the Company's Restated Certificate of Incorporation or By-Laws) that the Merger receive the affirmative vote of the holders of at least a majority of the Nonaffiliated Shares represented at the Special Meeting;

    (iv) the history of the negotiations with respect to the Proposal that, among other things, led to an increase in Waste Management's offer from $15.00 to $16.50 per Nonaffiliated Share, and the belief of the members of the Special Committee that $16.50 per Nonaffiliated Share was the best price that could be obtained from Waste Management;

    (v) the fact that the $16.50 per Nonaffiliated Share to be received by the holders of the Nonaffiliated Shares in the Merger represented a premium of approximately 26.9% over the closing price of the common stock on June 19, 1997, the last full trading day before the public announcement of the Proposal;

    (vi) the stock price and trading volume history of the Common Shares (including the fact that the Company had engaged in stock repurchase programs and the market's expectations that such buy-backs and programs might continue);

    (vii) the opinions of Goldman Sachs and Lazard Freres as to the fairness from a financial point of view of the $16.50 per Nonaffiliated Share to be received by the holders of the Nonaffiliated Shares and the analyses presented to the Special Committee by Goldman Sachs and Lazard Freres (see "--Opinions of the Investment Bankers for the Special Committee");

    (viii) the unwillingness of Waste Management to discuss a sale of its controlling stock ownership in the Company, as well as an absence of significant interest on the part of potential third party acquirors; and

    (ix) the availability of dissenters' rights under the DGCL to dissenting holders of Nonaffiliated Shares in the Merger.

  In light of the number and variety of factors the Special Committee considered in connection with its evaluation of the Proposed Transaction, the Special Committee did not find it practicable to assign relative weights to the foregoing factors, and, accordingly, the Special Committee did not do so.

  Although the Special Committee did consider historical trading prices of the Common Shares, the Special Committee did not consider trading prices of the Common Shares for the period following the announcement of the Proposal because it believed that such prices reflected anticipation of the possibility of the purchase of the Nonaffiliated Shares by Waste Management.

  The Special Committee regularly consulted with Goldman Sachs and Lazard Freres during the course of its work in connection with its analysis of the Company and the evaluation of the Proposal. The Special Committee believes that the analyses of Goldman Sachs and Lazard Freres are reasonable.

  The Special Committee believes that the Proposed Transaction is procedurally fair because: (i) the Special Committee consisted of disinterested directors appointed to represent the interests of, and to negotiate on an arm's-length basis with Waste Management on behalf of, the holders of the Nonaffiliated Shares; (ii) the Special Committee retained and was advised by independent legal counsel; (iii) the Special Committee retained Goldman Sachs and Lazard Freres as independent investment bankers to assist it in evaluating the Proposal; and (iv) the Merger Agreement contains a condition to the consummation of the Merger that the Merger Agreement and the Merger be approved by the affirmative vote of the holders of at least a majority of the Nonaffiliated Shares represented at the Special Meeting. In addition, the Special Committee believes that the Proposed Transaction is procedurally fair because the $16.50 per Nonaffiliated Share price and the other terms and conditions of the Merger Agreement resulted from active arm's-length bargaining between the Special Committee and Waste Management.

  The members of the Special Committee have had ongoing contact with the Company's management concerning developments with respect to the Company, including financial results and ITC's offer to acquire OHM, since December 8, 1997. However, such developments have not affected the Special Committee's determination with respect to the fairness of the Proposed Transaction, nor have such developments led the members of the Special Committee to conclude that an additional meeting of the Special Committee was warranted. The Special Committee has not received and is not relying on updated opinions of the Investment Bankers.

  The Board of Directors of the Company. The Board of Directors, at a meeting held on December 8, 1997, considered the unanimous recommendation of the Special Committee, as well as the factors (enumerated above) considered by the Special Committee, and unanimously determined that the Proposed Transaction is fair to, and in the best interests of, the Company and the holders of the Nonaffiliated Shares, approved and adopted the Merger Agreement, and recommended that such stockholders vote to approve and adopt the Merger Agreement. The members of the Board of Directors are aware of developments with respect to the Company, including its financial results and ITC's offer to acquire OHM, since December 8, 1997. The Board of Directors has not met to reconsider its determination with respect to the fairness of the Proposed Transaction or its recommendation to the holders of the Nonaffiliated Shares.

OPINIONS OF THE INVESTMENT BANKERS FOR THE SPECIAL COMMITTEE

  The Special Committee of the Board of Directors of the Company has retained Goldman Sachs and Lazard Freres to act as its investment bankers with respect to the Merger and related matters. At a meeting of the Special Committee on December 4, 1997, Goldman Sachs and Lazard Freres delivered oral opinions to the Special Committee. These opinions were confirmed in writing on December 8, 1997. The opinions of Goldman Sachs and Lazard Freres state that, based upon the matters set forth in the opinions, the $16.50 per Nonaffiliated Share in cash to be received by the holders of Nonaffiliated Shares in the Merger is fair from a financial point of view to the holders of Nonaffiliated Shares.

  THE FULL TEXTS OF THE WRITTEN OPINIONS OF GOLDMAN SACHS AND LAZARD FRERES DIRECTED TO THE SPECIAL COMMITTEE AND DATED AS OF DECEMBER 8, 1997, WHICH SET FORTH THE ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITS OF THE REVIEW UNDERTAKEN IN CONNECTION WITH THE OPINIONS, ARE ATTACHED HERETO AS APPENDICES B-1 AND B-2, RESPECTIVELY, AND ARE INCORPORATED BY REFERENCE. THE OPINIONS OF GOLDMAN SACHS AND LAZARD FRERES WERE DELIVERED TO THE SPECIAL COMMITTEE FOR ITS USE IN CONNECTION WITH ITS CONSIDERATION OF THE MERGER AGREEMENT AND ARE NOT INTENDED TO BE, AND DO NOT CONSTITUTE, A RECOMMENDATION TO ANY STOCKHOLDER OF THE COMPANY AS TO HOW SUCH STOCKHOLDER SHOULD VOTE WITH RESPECT TO THE MERGER AGREEMENT. THE SUMMARY OF THE OPINIONS OF GOLDMAN SACHS AND LAZARD FRERES SET FORTH HEREIN IS

QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXTS OF THE OPINIONS. HOLDERS OF NONAFFILIATED SHARES ARE URGED TO, AND SHOULD, READ THE OPINIONS OF GOLDMAN SACHS AND LAZARD FRERES IN THEIR ENTIRETY.

  In connection with rendering their opinions, Goldman Sachs and Lazard Freres reviewed and analyzed, among other things, the financial terms and conditions of the Merger Agreement; certain historical business and financial information relating to the Company, including Annual Reports to Stockholders and Annual Reports on Form 10-K of the Company for the five years ended December 31, 1996, certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company, and certain other communications from the Company to its stockholders; certain internal financial analyses and forecasts and other non-public financial and operating data concerning the businesses and operations of the Company that were prepared by the management of the Company; the financial terms of certain business combinations, in the waste-to-energy industry specifically and other industries generally, as well as those involving the acquisition of companies by significant or controlling stockholders; certain financial and stock market information for certain other companies the stock of which is publicly traded; reviewed the potential impact of the Merger on Waste Management's earnings per share; and reviewed certain stock market information relating to the Company. Goldman Sachs and Lazard Freres also met with members of the senior management of the Company and Waste Management to discuss the past and current operations, financial condition and prospects of the Company, including the financial forecasts relating to the Company. In addition, Goldman Sachs and Lazard Freres considered such other information, financial studies, analyses, and investigations and financial, economic and market criteria that they considered relevant.

  In light of Waste Management's majority stock ownership position in the Company and the absence of any indication that Waste Management would support a sale of the Company or other alternatives to the Merger involving a third party, an active solicitation of third party interest in a transaction involving the Company was not practicable and Goldman Sachs and Lazard Freres engaged in only limited exploratory activities in this regard.

  Goldman Sachs and Lazard Freres each relied upon the accuracy and completeness of all of the financial and other information reviewed by it or conveyed to it in discussions with the Company or Waste Management and has not assumed any responsibility for any independent verification of such information or any independent valuation or appraisal of the assets or liabilities of the Company and was not provided with any such evaluation or appraisal. With respect to the financial forecasts relating to the Company and the possible financial benefits of the Merger to Waste Management, each of Goldman Sachs and Lazard Freres has assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of management of the Company as to such matters. In rendering their opinions, they assumed no responsibility for and expressed no view as to such forecasts or estimates or the assumptions upon which they are based. In addition, the opinions do not address the Company's underlying business decision to enter into the Merger Agreement. The opinions of Goldman Sachs and Lazard Freres are necessarily based on economic, monetary, market and other conditions as in effect on, and the information available to them as of, the date of the opinions.

  The following is a summary of the material analyses performed by Goldman Sachs and Lazard Freres which were reviewed with the Special Committee in connection with their providing their opinions.

  Discounted Cash Flow Analysis and Other Valuation Components. Goldman Sachs and Lazard Freres estimated the net present value as of year-end 1997 of the future cash flows of the Company using the projections provided by the Company. In conducting this analysis, Goldman Sachs and Lazard Freres distinguished between the Company's Existing Business, which consists of existing projects having reasonably predictable cash flows because they are contract-based, and potential New Business, which is higher risk with less certain cash flows, the majority of which is not projected to start until 2009 through 2015. Applying discount rates ranging from 8.5% to 11.0% and perpetuity growth rates for cash flow ranging from negative 1.0% to positive 3.0%, this analysis indicated a discounted cash flow valuation of the Existing Business as of year-end 1997 ranging from approximately $1.8 billion to approximately $2.6 billion (and, based upon approximately 156.7 million Common Shares outstanding, ranging from approximately $11.32 to $16.54 per Common Share). In light of the higher risk associated with the New Business, higher discount rates than those used in respect of the Existing Business were used. Applying discount rates ranging from 10.0% to 12.0% and perpetuity growth rates ranging from 0% to 4.0%, this analysis indicated a discounted cash flow valuation of the New Business as of year-end 1997 ranging from negative values to approximately $585 million (or ranging from negative values to approximately $3.74 per Common Share), with the most relevant range considered to be between $100 and $150 million (or between approximately $.64 and $.96 per Common Share). It was noted during the presentation to the Special Committee that higher discount rates than those applied to the valuation of the New Business could be justified in order to reflect the risks regarding the achievement of the projected cash flow and lower present value ranges would result. In addition, other assets owned by the Company which do not contribute to cash flow, including ownership of approximately 40% of Rust, a majority owned subsidiary of Waste Management, direct and indirect (through the Company's interest in Rust) ownership of approximately 16.8% of WM International, a majority owned subsidiary of Waste Management, and real estate, were estimated to have aggregate values having a median of approximately $441 million or approximately $2.81 per Common Share. Using a range of between $100 million and $150 million for the New Business, this analysis indicates that the sum of the estimated net present values as of year-end 1997 of the future cash flows of the Existing Business and the New Business and of the estimated value of other Company assets not contributing to cash flow would range from approximately $2.34 billion to approximately $3.19 billion. Based upon approximately 156.7 million Common Shares outstanding, this analysis implied a range of approximately $14.77 to $20.31 per Common Share.

  Analysis of Purchase Price and Comparison to Selected Transaction. A per share price of $16.50, which represents a 10% premium to the initial Waste Management proposal of $15.00 per share and an approximately 27% premium to the market price per Common Share on June 19, 1997, one day prior to the first public announcement of the Proposal, results in an aggregate equity valuation for the Company of approximately $2.6 billion, based on approximately 157 million Common Shares outstanding. Adding $315 million of net Company debt estimated as of year-end 1997 results in an enterprise value of approximately $2.9 billion. These Company enterprise values were then used to compare various multiples of enterprise value to certain financial measures for the Company to similar multiples calculated for the acquisition by Ogden Corporation of the publicly owned equity in its 84% owned subsidiary, Ogden Projects, Inc. pursuant to a merger agreement dated as of September 27, 1994 (the "Ogden Acquisition"). The Ogden Acquisition involved the only publicly traded company other than the Company believed to have significant waste-to-energy operations and was, therefore, considered to have relevance in comparison to the Company and the Merger. However, the Ogden Acquisition was negotiated in late 1994 and, therefore, is not necessarily indicative of current market conditions. Moreover, a comparison of the terms of the Merger with only one transaction necessarily is limited in significance. This analysis indicated that the enterprise value of the Company as a multiple of
(i) both estimated 1997 and 1998 sales were approximately 2.8x at a price of $16.50 per share as compared to 3.1x for the enterprise value in the Ogden Acquisition as a multiple of the latest twelve months sales preceding the agreement for that transaction, (ii) estimated 1997 earnings before interest, taxes, depreciation and amortization ("EBITDA") was approximately 7.4x based upon a price of $16.50 per share as compared to the multiple of enterprise value to latest twelve months EBITDA of 8.8x in the Ogden Acquisition, (iii) estimated 1998 EBITDA was approximately 7.8x at a price of $16.50 per share,
(iv) estimated 1997 earnings before interest and taxes ("EBIT") was approximately 9.6x based on a $16.50 per share price as compared to the multiple of enterprise value to latest twelve months EBIT of 11.0x in the Ogden Acquisition, and (v) estimated 1998 EBIT was approximately 10.0x at a price of $16.50 per share. In addition, the Company's equity value based on a $16.50 per share price as a multiple of estimated 1997 and 1998 net income of approximately 14.4x and 15.6x, respectively, were compared to the 10.3x multiple of equity value in the Ogden Acquisition to latest twelve months net income preceding the agreement for that transaction.

  Impact on Waste Management EPS Analysis. Goldman Sachs and Lazard Freres reviewed the possible impact of the Merger on the earnings per share of Waste Management based upon various possible acquisition prices for the Company, publicly available estimates of Waste Management earnings per share available from Institutional Brokers Estimate System, a data service that compiles estimates of securities research analysts, as of December 1, 1997 and the Company's projections for 1997 and 1998, and certain other assumptions. Assuming approximately 455 million shares of common stock of Waste Management outstanding, the Merger resulting in annual goodwill amortization for Waste Management relating to the Company of $11.6 million, and a cost of borrowing for Waste Management of 7.125%, a purchase price of $16.50 per Common Share would result in an increase of $.03 in 1997 and $.02 in 1998 in Waste Management earnings per share or accretion of approximately 1.7% and .9% in such years. Acquisition prices per Common Share ranging from $15.00 to $21.00 were reviewed and, based on the same assumptions, indicated accretion (or dilution) in Waste Management earnings per share ranging from $.04 or 2.4% at an acquisition price of $15.00 per share to ($.01) or (.6%) at an acquisition price of $21.00 per share in 1997 and from $.03 or 1.5% to ($.02) or (1.1%) in 1998. These calculations did not take into account any synergies or cost savings realizable following the Merger. This analysis was not intended to project the actual impact of the Merger on Waste Management's earnings per share, which will depend on many factors, including the future financial performance of Waste Management and the Company, Waste Management's cost of borrowing, various accounting adjustments, and the level of synergies and cost savings resulting from the Merger. Instead, the analysis was intended to provide an estimate of the sensitivity of Waste Management's earnings per share to the price per Common Share to be paid by Waste Management.

  Other Analyses. Goldman Sachs and Lazard Freres reviewed information regarding the historical price and trading volume for the Common Shares and the institutional and other ownership of Common Shares. Certain stock market and financial information relating to selected public companies, including independent power producers, solid waste disposal companies, and utilities, also was reviewed; however, none of these companies was considered directly comparable to the Company. Goldman Sachs and Lazard Freres also reviewed the financial terms of selected transactions involving the acquisition by significant or controlling stockholders of the equity they did not already own.

  The summary set forth above does not purport to be a complete description of the analyses performed by Goldman Sachs and Lazard Freres, although it is a summary of the material financial and comparative analyses provided to the Special Committee in connection with the delivery of their opinions.

  The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying the opinions of Goldman Sachs and Lazard Freres. In arriving at their fairness determinations, Goldman Sachs and Lazard Freres considered the results of all such analyses and did not assign relative weights to any of the analyses.

  The analyses were prepared solely for the purpose of Goldman Sachs and Lazard Freres providing their opinions to the Special Committee as to the fairness from a financial point of view of the consideration to be received in the Merger by the holders of Common Shares (other than Waste Management and its affiliates) and do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold, which are inherently subject to uncertainty and may be significantly more or less favorable than as set forth in these analyses. Similarly, any estimates incorporated in the analyses performed by Goldman Sachs and Lazard Freres are not necessarily indicative of actual past or future values or results, which may be significantly more or less favorable than any such estimates. No company utilized as a comparison is identical to the Company or the business segment for which a comparison is being made, and none of the acquisition transactions or other business combinations utilized as a comparison is identical to the transactions contemplated by the Merger Agreement. Accordingly, any analysis or review of publicly traded companies and business combinations resulting from the transactions is not mathematical; rather it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading value of the companies or company to which they are being compared. This is particularly true in the case of the Company because of the absence of existing publicly traded comparable companies and the existence of only one acquisition transaction involving a publicly traded company similar to the Company. The discount rates and multiples used in the analyses were considered appropriate after a consideration of current economic and financial market conditions, including trading multiples and capital structures of selected public companies and rates of return on debt and equity investments in public and private companies and a qualitative judgment as to the most relevant information and its application to the Company. In connection with the analyses, Goldman Sachs and Lazard Freres made, and were provided estimates and forecasts by the Company and Waste Management based upon, numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of the Company, Waste Management and their advisors. Similarly, analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by such analyses. Because such analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the Company, Waste Management or their advisors, none of the Company, Waste Management, Goldman Sachs and Lazard Freres or any other person assumes responsibility if future results or actual values are materially different from these forecasts or assumptions. The opinions of Goldman Sachs and Lazard Freres necessarily were based on the economic, market and other conditions as in effect on, and the information made available to them as of, the date of their opinions. The foregoing summary is qualified by reference to the written opinions of Goldman Sachs and Lazard Freres set forth in Appendices B-1 and B-2, respectively, to this Proxy Statement.

  As described above, the opinions and presentation of Goldman Sachs and Lazard Freres to the Special Committee were only one of many factors taken into consideration by the Special Committee in making its determination to approve the Merger Agreement. In addition, the terms of the Merger Agreement were determined through negotiations between the Special Committee and Waste Management and were approved by the Special Committee. Although Goldman Sachs and Lazard Freres provided advice to the Special Committee during the course of these negotiations, the decision to enter into the Merger Agreement and to accept the consideration to be received in the Merger was solely that of the Special Committee and the Board of Directors of the Company.

  Each of Goldman Sachs and Lazard Freres is an internationally recognized investment banking firm and is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements, leveraged buyouts, recapitalizations, and valuations for estate, corporate and other purposes.

  The Special Committee selected Lazard Freres and Goldman Sachs to act as its investment bankers because of their expertise and reputations in investment banking and mergers and acquisitions.

  In connection with the services of Goldman Sachs and Lazard Freres as investment bankers to the Special Committee with respect to the Merger and related matters, the Company has agreed to pay each of Goldman Sachs and Lazard Freres (i) a fee of $500,000 payable in cash upon the earlier of (x) consummation of the Merger and (y) February 7, 1998, if no transaction has been consummated by that time for any reason (including not having reached agreement with Waste Management on a transaction), and (ii) a transaction fee payable upon consummation of the Merger (or any other transaction involving a sale of the Company) based upon the extent to which the price to be paid per Nonaffiliated Share is in excess of $15.00, the price of Waste Management's original proposal, which in the case of a per Nonaffiliated Share price of $16.50 would be an additional $650,000. In addition, the Company has agreed to reimburse each of Goldman Sachs and Lazard Freres for their reasonable out-of-pocket expenses (including the fees and disbursements of their attorneys) and to indemnify each of them and certain related persons against certain liabilities, including certain liabilities under the federal securities laws, arising out of its engagement.

  Lazard Freres has from time to time in the past provided investment banking services to the Company for which it has received fees. In addition, more than three years prior to the date of this Proxy Statement, Lazard Freres provided services to an affiliate of Waste Management, for which it received fees. In the ordinary course of business, Goldman Sachs, Lazard Freres and their respective affiliates may actively trade in the securities of the Company and Waste Management for their own account and for the accounts of their customers and, accordingly, may at any time hold a long or short position in such securities.

OPINION OF MERRILL LYNCH

  Waste Management engaged Merrill Lynch to act as Waste Management's financial advisor in connection with the Merger. Waste Management retained Merrill Lynch to act solely as Waste Management's financial advisor, and not as a financial advisor to the Company, to assist Waste Management in analyzing the Merger, and to advise Waste Management with respect to, and if requested by Waste Management, to assist in negotiating the terms of, the Merger. Merrill Lynch also rendered an opinion for Waste Management assessing whether the merger consideration to be paid by Waste Management was fair from a financial point of view to Waste Management.

  In connection with its engagement as Waste Management's financial advisor, Merrill Lynch: (1) reviewed the publicly available business and financial information relating to the Company and Waste Management that Merrill Lynch deemed relevant; (2) reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets, liabilities and prospects of the Company, as well as the amount and timing of the cost savings and related expenses expected to result from the Merger (the "Expected Synergies") furnished to Merrill Lynch by the Company and Waste Management;
(3) conducted discussions with members of senior management and representatives of the Company and Waste Management concerning the matters described above, as well as their respective businesses and prospects before and after giving effect to the Merger and the Expected Synergies; (4) reviewed the market prices and valuation multiples for the Common Shares and compared them with those of certain publicly traded companies that Merrill Lynch deemed to be relevant; (5) reviewed the results of operations of the Company and compared them with those of certain publicly traded companies that Merrill Lynch deemed to be relevant; (6) compared the proposed financial terms of the Merger with the financial terms of certain other transactions that Merrill Lynch deemed to be relevant; (7) participated in discussions and negotiations among representatives of the Company and Waste Management and their financial and legal advisors; (8) reviewed the potential pro forma impact of the Merger on Waste Management; (9) reviewed a draft dated December 8, 1997 of the Merger Agreement; and (10) reviewed such other financial studies and analyses and took into account such other matters as Merrill Lynch deemed necessary, including an assessment of general economic, market, and monetary conditions.

  On December 8, 1997, Merrill Lynch furnished the Board of Directors of Waste Management with a written report summarizing the types of analyses performed by Merrill Lynch (the "Merrill Lynch Report") and met with the Board of Directors of Waste Management to discuss the Merger. The Merrill Lynch Report was based, in part, on the Company's projections, as adjusted by Waste Management. The data contained in the Merrill Lynch Report were intended solely to provide additional information for the use and benefit of the Board of Directors of Waste Management, and were not prepared for the purpose of addressing the merits of the underlying business decision by Waste Management to engage in the Merger. A copy of the Merrill Lynch Report has been filed as an exhibit to the Schedule 13E-3 filed with the Securities and Exchange Commission with respect to the Merger and may be inspected and copied from the Securities and Exchange Commission.

  The following is a summary of the various types of analyses presented to the Board of Directors of Waste Management in the Merrill Lynch Report:

  Discounted Cash Flow Analysis. Merrill Lynch performed a discounted cash flow analysis for Existing Business, New Business, and incremental synergies, based upon certain operating and financial assumptions, forecasts and other information provided by the management of Waste Management and the Company. Merrill Lynch primarily relied upon this analysis in determining the fairness to Waste Management of the consideration to be paid in the Merger. For purposes of the Existing Business analysis, Merrill Lynch used discount rates of 8% to 10%, which resulted in an enterprise value of $2,051 to $2,445 million, and a per Common Share value of $13.09 to $15.60 (based upon 156.7 million Common Shares). For purposes of the New Business analysis, Merrill Lynch used discount rates of 10% to 12%, which resulted in an enterprise value of $25 to $202 million, and a per Common Share value of $0.16 to $1.29. For purposes of incremental synergies, Merrill Lynch used discount rates of 8% to 10%, which resulted in an enterprise value of $89 to $116 million, and per Common Share value of $0.57 to $0.74. Additionally, Merrill Lynch performed a valuation analysis for non-operating assets, which resulted in a total estimated value of $341 to $486 million, and a per Common Share value of $2.18 to $3.10. Merrill Lynch subtracted aggregate estimated net debt (short- and long-term debt, minus cash and investment held by a Trustee) of $315.4 million, estimated net debt per Common Share value of $2.01, from enterprise value to determine equity value. Merrill Lynch selected a representative range of $14.00 to $19.00 per Common Share implied by this analysis for the Common Shares to be acquired.

  Analysis of Selected Minority Buy-outs. Merrill Lynch analyzed minority buy-out transactions involving cash repurchases of remaining interests over $100 million from January 1, 1989 to the present. Merrill Lynch analyzed the premium paid to the price of the stock one day prior to, and four weeks prior to, the announcement of the proposed merger. The analysis resulted in a high premium of 63.7% one day prior, and 60.0% four weeks prior, to the announcement. The mean premium was 22.1% one day prior, and 24.6% four weeks prior, to the announcement. The median premium was 19.2% one day prior, and 25.7% four weeks prior, to the announcement. The low premium was (17.8%) one day prior, and (5.9%) four weeks prior, to the announcement. Merrill Lynch selected a representative range of $15.00 to $16.00 per Common Share implied by this analysis for the Common Shares to be acquired.

  Other Analyses. Merrill Lynch analyzed actual and estimated financial information for five publicly-traded independent power producers that Merrill Lynch considered to some extent comparable to the Company, although not necessarily representative of truly comparable companies. Based on this analysis, Merrill Lynch selected representative ranges of $14 to $17 per Common Share implied by price/earnings multiples analysis, and $15 to $21 per Common Share implied by EBITDA multiples analysis for the Common Shares to be acquired. Merrill Lynch also reviewed publicly-available information for five recent acquisitions that Merrill Lynch considered to some extent comparable to the merger of Merger Sub with the Company, although not necessarily representative of truly comparable transactions. Moreover, the Merrill Lynch Report noted that purchases of entire companies may not be valid indicators of the fair value of the minority block of the Company. Merrill Lynch selected representative ranges of $22 to $26 per Common Share implied by this analysis for the Common Shares to be acquired. Merrill Lynch gave little weight to these two analyses because it believed that they were not reliable indicators of the value of the Common Shares to be acquired given the limited similarity of the companies and the acquisitions in the analyses to the Company, and because Merrill Lynch believed that discounted cash flow analysis was a more reliable indicator of value in the context of the Merger.

  The foregoing summary does not purport to be a complete description of the analysis performed by Merrill Lynch in connection with the Merrill Lynch Report. Merrill Lynch believes that its analysis and the summary set forth above must be considered as a whole and that selecting portions of its analysis, without considering all factors and analyses, could create an incomplete view of the process underlying the analyses set forth in the Merrill Lynch Report. The Merrill Lynch Report was prepared solely for the purposes discussed above and does not purport to be an appraisal or necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon projected future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by such analyses. Because such analyses are inherently subject to uncertainty, as they are based upon numerous factors or events beyond the control of the parties or their respective advisors, none of Waste Management's personnel or any other person assumes responsibility if the future results are materially different from those projected.

  In preparing the Merrill Lynch Report, Merrill Lynch assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to it, discussed with or reviewed by or for it, or publicly available, and did not assume any responsibility for independently verifying such information or undertake an independent evaluation or appraisal of any of the assets or liabilities of the Company or been furnished with any such evaluation or appraisal. In addition, Merrill Lynch did not assume any obligation to conduct any physical inspection of the properties or facilities of the Company. With respect to the financial forecast information and the Expected Synergies furnished to or discussed with Merrill Lynch by the Company or Waste Management, Merrill Lynch assumed that they had been reasonably prepared and reflected the best currently available estimates and judgment of the Company's or Waste Management's management as to the expected future financial performance of the Company or Waste Management, as the case may be, and the Expected Synergies. Merrill Lynch also assumed that the final form of the Agreement would be substantially similar to the last draft it reviewed.

  The Merrill Lynch Report is necessarily based upon market, economic and other conditions as they exist and can be evaluated on, and on the information made available to it as of, the date of the Merrill Lynch Report. Merrill Lynch assumed that in the course of obtaining any necessary regulatory or other consents or approvals (contractual or otherwise) for the Merger, no restrictions, including any divestiture requirements or amendments or modifications, will be imposed that will have a material adverse effect on the contemplated benefits of the Merger.

  Merrill Lynch is acting as a financial advisor to Waste Management in connection with the Merger and will receive a fee from Waste Management for its services, a significant portion of which is contingent upon the consummation of the Merger. In addition, Waste Management has agreed to indemnify Merrill Lynch for certain liabilities arising out of its engagement. Merrill Lynch is currently engaged by Waste Management to act as its financial advisor and has, in the past, provided financial advisory and financing services to Waste Management and its affiliates and may continue to do so and has received, and may receive, fees for the rendering of such services. In addition, in the ordinary course of its business, Merrill Lynch may actively trade Common Shares, as well as securities of Waste Management for Merrill Lynch's own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities. Merrill Lynch has from time to time acted as an agent on behalf of the Company in connection with Common Share repurchase programs and assisted in the sale of certain equity securities issued by third parties.

  Merrill Lynch's engagement with Waste Management was formalized in an engagement letter ("Engagement Letter"), dated December 3, 1997. Pursuant to the Engagement Letter, Waste Management agreed to pay Merrill Lynch for its investment banking services a cash fee upon the closing of the Merger during the period of Merrill Lynch's retention, which will be equal to the aggregate fees payable to the investment banking firms representing the Company. Waste Management also agreed to reimburse Merrill Lynch for reasonable out-of-pocket expenses and reasonable fees and disbursements of its legal counsel. Under the terms of the Engagement Letter, Merrill Lynch is to act as financial adviser to Waste Management in connection with the Merger, and in the event of a tender or exchange offer for the securities of the Company, Merrill Lynch will act as sole dealer manager and an agreement will be entered into between Waste Management and Merrill Lynch evidencing such arrangement, including provisions for additional fees, all of which will be credited against any fee payable pursuant to the Engagement Letter. In addition, Waste Management has agreed to indemnify Merrill Lynch against certain liabilities.

CERTAIN CONSEQUENCES OF THE MERGER

  Pursuant to the Merger Agreement, following approval and adoption of the Merger Agreement and subject to the fulfillment or waiver of certain conditions, Merger Sub will be merged with and into the Company, and the Company will continue as the surviving corporation of the Merger. The shares of Merger Sub will be converted in the Merger into Common Shares. Upon consummation of the Merger, the Company will be a wholly-owned subsidiary of Waste Management. Therefore, following the Merger, the holders of the Nonaffiliated Shares no longer will share in the future earnings or growth of the Company or benefit from any increases in the value of the Company, and they no longer will bear the risk of any decreases in the value of the Company.

  Because the holders of the Nonaffiliated Shares will have no continuing interest in the Company following the Merger, the common stock will no longer meet the requirements of the New York Stock Exchange (the "NYSE") for continued listing and will therefore be delisted from the NYSE.

  The Common Shares are currently registered under the Securities Exchange Act of 1934 (the "Exchange Act"). Registration of the Common Shares under the Exchange Act will be terminated and the Company will be relieved of the obligation to comply with the public reporting requirements of the Exchange Act, including the obligation to comply with the proxy rules of Regulation 14A under Section 14. Accordingly, less information will be required to be made publicly available than presently is the case.

  At the Effective Time of the Merger, certain unexercised options to purchase Common Shares pursuant to certain stock option plans in which certain Company employees and directors participate will be converted into options to purchase Waste Management shares pursuant to the terms of such plans. See "The Merger-- The Merger Agreement--Treatment of Stock Options."

  The directors of Merger Sub immediately prior to the Merger will be the directors of the Company immediately after the Merger. The officers of the Company immediately prior to the Effective Time will be the officers of the Company as the surviving corporation of the Merger. The Certificate of Incorporation and By-

Laws of Merger Sub immediately prior to the Effective Time will be the Certificate of Incorporation and By-Laws of the Company immediately after the Merger.

PLANS FOR THE COMPANY AFTER THE MERGER

  Except as otherwise described in this Proxy Statement, Waste Management has not, as of the date of this Proxy Statement, approved any specific plans or proposals for any extraordinary corporate transaction involving the Company after the Merger, any sale or transfer of a material amount of assets of the Company after the Merger or material change in the Company's corporate structure or business. However, as noted above under "Background of the Merger--Development of and Reasons for the Merger Proposal," one of the reasons for Waste Management proposing to engage in the Merger is to achieve certain operational and cost efficiencies that may result from combining certain functions and operations of the Company and its subsidiaries with those of Waste Management or certain of its subsidiaries. Waste Management intends after the Merger to cause the Company to engage in such transactions and material changes as may be appropriate in Waste Management's judgment in order to achieve such efficiencies. In addition, while Waste Management does not have any present intention to sell or transfer any material amount of assets of the Company, Waste Management's plans may change at any time, and Waste Management may in the future elect to cause the Company to sell, transfer or otherwise dispose of all or any portion of the assets of the Company to Waste Management or any one or more of its subsidiaries or to any other parties as warranted by future conditions. Waste Management may also, as warranted in light of future conditions, study the possibility of changing the Company's Board of Directors by changing the number or term of directors and may also cause changes in the Company's dividend policy, indebtedness or capitalization, including the payment of dividends and repayment of indebtedness to Waste Management.

CONDUCT OF THE BUSINESS OF WASTE MANAGEMENT AND THE COMPANY IF THE MERGER IS NOT CONSUMMATED

  If the Merger is not consummated, the business and operations of Waste Management and the Company are each expected to continue to be conducted substantially as they are currently being conducted. The Company anticipates that it will continue to be controlled by Waste Management.

  If the Merger is not consummated, Waste Management may purchase additional Common Shares on terms more or less favorable to the holders of the Nonaffiliated Shares than the terms of the Merger or sell Common Shares, from time to time, in each case subject to availability at prices deemed acceptable to Waste Management, pursuant to a merger transaction, tender offer, open market or privately negotiated transactions or otherwise. However, currently Waste Management has made no determination as to any future transactions if the Merger is not consummated.

INTEREST OF CERTAIN PERSONS IN THE MERGER; CERTAIN RELATIONSHIPS

  In considering the recommendation of the Special Committee and of the Board of Directors of the Company, the stockholders of the Company should be aware that certain officers and directors of the Company have certain interests in the Merger or certain relationships, including those referred to below, that present actual, potential or the appearance of potential conflicts of interest in connection with the Merger. The Special Committee and the Board of Directors were aware of these potential or actual conflicts of interest and considered them along with other matters described under "--Recommendation of the Special Committee and the Board of Directors of the Company, Fairness of the Merger."

 Common Share Ownership

  Directors and executive officers of the Company (including any person who served as a director or executive officer of the Company at any time during
1997) beneficially owned as of February 1, 1998 less than 1% of the outstanding Common Shares and approximately 1% of the outstanding Waste Management Shares. Directors and executive officers of Waste Management owned as of February 1, 1998 less than 1% of the outstanding Common Shares and less than 1% of the outstanding Waste Management Shares. All Common Shares held by such directors and executive officers at the Effective Time will be converted, upon consummation of the Merger, along with all other publicly held Common Shares (other than Dissenting Shares), into the right to receive the Merger Consideration. Waste Management and the Company believe that the present intention of their respective directors and executive officers who own Common Shares, and of the trustees of Waste Management's Retirement Savings Plan and of the Company's Savings and Retirement Plan, is to vote all Common Shares as to which they possess voting power for approval and adoption of the Merger Agreement. See "Securities Ownership--Ownership of Common Shares" and "Securities Ownership--Ownership of Company Shares by Directors and Executive Officers of the Company."

 Directors and Officers

  Robert S. Miller is a director of the Company and Waste Management. Donald
F. Flynn is a director of the Company and Waste Management. John M. Kehoe, Jr., a director of the Company, is the President and Chief Executive Officer of the Company. Dean L. Buntrock was a director of the Company and Waste Management prior to December 31, 1997. Kay Hahn Harrell, a director of the Company, serves Waste Management as an investor relations consultant under an agreement which expires in April 1999. Edward J. Noha, a director of the Company, is Chairman of the Board of CNA Financial Corporation, affiliates of which provide property and casualty insurance to Waste Management and its subsidiaries including the Company.

  Mr. Paul M. Montrone, a director of Waste Management, and Mr. Meister are business associates. Mr. Montrone is Chairman, President, Chief Executive Officer and a director, and Mr. Meister is Senior Vice President-Chief Financial Officer, of Fisher Scientific International Inc. ("Fisher Scientific"). In addition, Waste Management and its consolidated affiliates, as a group, acquire certain products and services from Fisher Scientific, which in the aggregate in 1997 amounted to less than 0.05% of the gross revenues of either Waste Management or Fisher Scientific. Mr. Montrone is also Chairman, a director and a significant shareholder, and Mr. Meister is a director, of the General Chemical Group Inc. In addition, Mr. Montrone and Mr. Meister have a number of other business relationships. See "Management of Waste Management, the Company and Merger Sub."

  Neither Mr. Meister nor General Stafford will be paid a fee or receive other compensation for serving on the Special Committee.

 Indemnification and Insurance

  Waste Management has agreed to cause the Company to maintain for not less than six years such director and officer liability insurance as is available for 175% of the annual premiums paid by Waste Management during the twelve months ending June 30, 1997. Waste Management has also agreed that all rights to indemnification now existing in favor of the present directors or officers of the Company and its subsidiaries as in effect on the date of the Merger Agreement shall continue for a period of six years beyond the Merger. See "The Merger--The Merger Agreement--Covenants."

LITIGATION REGARDING THE MERGER

  Shortly after the public announcement of the Proposal, the Stockholder Actions were initiated by Company stockholders against Waste Management, the Company and the Company's directors alleging that the price offered for the Nonaffiliated Shares by Waste Management was inadequate and that any negotiations leading up to the Proposal were not conducted at arm's length. Specifically, since June 25, 1997, 20 putative stockholder action complaints and one putative derivative action complaint have been filed in the Court of Chancery in and for New Castle County, Delaware. Each of the stockholder action complaints purports to be brought by a holder of Nonaffiliated Shares as a class action on behalf of all holders of Nonaffiliated Shares, and the derivative action complaint purports to be brought by two holders of Nonaffiliated Shares on behalf of the Company. These lawsuits seek injunctive relief and unspecified money damages. The complaints allege, among other things, that the defendants have breached their fiduciary duties to the Company's minority stockholders because the initially proposed merger consideration was inadequate and unfair. Waste Management and the Company believe that their actions and those of the Company's Board of Directors (and its Special Committee) in connection with the proposed Merger have been in accordance with Delaware law.

                                  THE MERGER

  The following includes a description of certain provisions of the Merger Agreement and is qualified in its entirety by reference to the Merger Agreement, a copy of which is attached hereto as Appendix A and is incorporated herein by reference.

GENERAL

 Merger Consideration

  In the Merger, all Nonaffiliated Shares, other than shares dissenting under the DGCL ("Dissenting Shares"), will be converted, by virtue of the Merger and without any action on the part of such stockholder, into the right to receive $16.50 in cash (the "Merger Consideration"). By virtue of the Merger, Common Shares held by Waste Management and its subsidiaries will be cancelled.

  The Merger Consideration was determined as the result of the Proposal and subsequent negotiation thereof by the Special Committee with the management of Waste Management. See "Special Factors--Purpose and Background of the Merger," "--Recommendation of the Special Committee and the Board of Directors of the Company; Fairness of the Merger," "--Opinions of the Investment Bankers for the Special Committee," "--Opinion of Merrill Lynch" and Appendices B-1 and B-2.

 Effective Time

  The Effective Time will occur upon the filing of the Certificate of Merger with the Secretary of the State of Delaware. The Certificate of Merger will be filed as soon as practicable after requisite approval and adoption of the Merger Agreement and the Merger by the shareholders of the Company at the Special Meeting are obtained and the other conditions precedent to the consummation of the Merger have been satisfied, or if permissible, waived. See "--The Merger Agreement--Conditions."

 Exchange and Payment Procedures

  As soon as practicable after the Effective Time, the Paying Agent will mail to each record holder (other than Waste Management or holders of Dissenting Shares) of an outstanding certificate or certificates representing Common Shares as of the Effective Time, a letter of transmittal and instructions for use in effecting the surrender of such certificates for exchange for the Merger Consideration. Upon surrender to the Paying Agent of a certificate representing Common Shares, together with such letter of transmittal, duly executed, the holder of such certificate shall be entitled to receive in cash $16.50 per share. Until surrendered in accordance with the foregoing instructions, each certificate representing Common Shares will represent for all purposes only the right to receive such cash payment.

  STOCKHOLDERS OF THE COMPANY SHOULD NOT SEND THEIR COMMON SHARES CERTIFICATES NOW AND SHOULD SEND THEM ONLY PURSUANT TO INSTRUCTIONS SET FORTH IN LETTERS OF TRANSMITTAL TO BE MAILED TO STOCKHOLDERS AS SOON AS PRACTICABLE AFTER THE EFFECTIVE TIME. IN ALL CASES, THE MERGER CONSIDERATION WILL BE PROVIDED ONLY IN ACCORDANCE WITH THE PROCEDURES SET FORTH IN THIS PROXY STATEMENT AND SUCH LETTERS OF TRANSMITTAL.

  Waste Management and the Company strongly recommend that certificates for Common Shares and letters of transmittal be transmitted only by registered United States mail, return receipt requested, appropriately insured. Holders of Common Shares whose certificates are lost will be required at the holder's expense to furnish a lost certificate affidavit and bond acceptable in form and substance to Harris Trust Company of New York, the Company's Paying Agent.

  Any Merger Consideration not validly claimed by stockholders of the Company will be subject to surrender to governmental entities pursuant to applicable abandoned property, escheat or similar laws. Neither the Paying Agent nor any party to the Merger Agreement will be liable to any holder of certificates formerly representing Common Shares for any amount paid to any such governmental entity.

  Waste Management will pay all charges and expenses of the Paying Agent in connection with the Merger and the payment and issuance of the Merger Consideration.

  Any questions concerning exchange and payment procedures and requests for letters of transmittal may be addressed to the Paying Agent at Wall Street Plaza, 88 Pine Street, 19th Floor, New York, NY 10005.

 Transfer of Common Shares

  No transfer of Common Shares will be made on the stock transfer books of the Company after the close of business on the day immediately prior to the Effective Date. If, on or after the Effective Date, certificates for Common Shares are presented, they will be cancelled and exchanged for the right to receive $16.50 per share in cash as provided in the preceding section of this Proxy Statement.

 Treatment of Stock Options

  The Merger Agreement provides that each outstanding option to acquire Common Shares under the 1986 Stock Plan for Executive Employees of the Company, the 1988 Stock Plan for Executive Employees of the Company, the Company's 1991 Stock Option Plan for Non-Employee Directors and the Company's 1992 Stock Option Plan, in each case as such plan may have been amended (collectively, the "Stock Option Plans"), will (in certain cases subject to receiving the consent of the option holder), upon consummation of the Merger, be converted by virtue of the Merger and without any action on the part of the holder thereof into the right to purchase on exercise thereof a number of Waste Management Shares at a price which preserves the value of the outstanding options. See the Merger Agreement attached as Appendix A. Holders of certain options on Common Shares, holding an aggregate of 3,344,484 options on Common Shares, will be entitled to receive the Merger Consideration unless such option holders consent to the option adjustment described above in lieu of receiving the Merger Consideration.

THE MERGER AGREEMENT

 Covenants

  The Company has agreed in the Merger Agreement to submit the Merger Agreement for consideration by the stockholders of the Company at the Special Meeting and to recommend to the stockholders of the Company the approval of the transactions contemplated by the Merger Agreement.

  The Company has agreed in the Merger Agreement that it will not, and Waste Management and Merger Sub have agreed in the Merger Agreement that they will not, cause the Company to, split, combine, subdivide or reclassify any shares of the capital stock of the Company prior to the Effective Time or declare a stock dividend or other stock distribution in Common Shares or non-voting common stock of the Company with a record date prior to the Effective Time. Waste Management has agreed to vote its Common Shares in favor of the Merger. Merger Sub agreed not to engage in any activities prior to the Effective Time except as provided in the Merger Agreement. Waste Management also has agreed to cause the Company to maintain for not less than six years such director and officer liability insurance as is available for 175% of the annual premiums paid by the Company during the 12 month period ending June 30, 1997 and that all rights to indemnification now existing in favor of the present directors or officers of the Company and its subsidiaries as in effect on the date of the Merger Agreement shall continue for a period of six years beyond the Merger.

  Waste Management and the Company have agreed in the Merger Agreement (i) to prepare and file with the Commission this Proxy Statement and the Schedule 13E-3 and otherwise to make all necessary filings and take all necessary actions in order to comply with federal and state securities laws applicable to all the transactions contemplated by the Merger Agreement; (ii) to consult with each other in advance of making public announcements concerning the Merger; and (iii) to use all reasonable efforts to take or cause to be taken all action and to do or cause to be done all things necessary or advisable to consummate the transactions contemplated by the Merger Agreement. The Company has agreed to afford to Waste Management and its representatives reasonable access to information needed for the purpose of evaluating the transactions contemplated by the Merger Agreement.

 Representations and Warranties

  The Merger Agreement contains various representations and warranties of the Company to Waste Management and Merger Sub, including with respect to the following matters: (i) the due organization and valid existence of the Company and its subsidiaries and similar corporate matters; (ii) the capitalization of the Company; (iii) the due authorization, execution and delivery of the Merger Agreement and its binding effect on the Company; (iv) regulatory filings and approvals, and the lack of conflicts between the Merger Agreement and the transactions contemplated thereby with the Company's Certificate of Incorporation or By-laws, contracts to which it or its subsidiaries are parties, or any law, rule, regulation, order, writ, injunction or decree binding upon the Company or its subsidiaries; (v) the accuracy of the Company's SEC filings and financial statements; (vi) the absence of certain changes or undisclosed liabilities; (vii) certain litigation matters; (viii) the opinions of the Special Committee's Investment Bankers; (ix) the accuracy of the information provided by the Company for inclusion in this Proxy Statement and the Schedule 13E-3; and (x) compliance with law. Such representations and warranties are subject, in certain cases, to specified exceptions and qualifications.

  The Merger Agreement also contains representations and warranties of Waste Management and Merger Sub to the Company, including with respect to the following matters: (i) the due organization and valid existence of each of Waste Management and Merger Sub and similar corporate matters; (ii) the ownership of Common Shares by Waste Management; (iii) the due authorization, execution and delivery of the Merger Agreement by Waste Management and Merger Sub, and its binding effect on them; (iv) regulatory filings and approvals, and the absence of conflicts of the Merger Agreement and the transactions contemplated thereby with the Certificate of Incorporation or by-laws of each of Waste Management and Merger Sub, or with any contract binding upon Waste Management and Merger Sub, or with any law, rule, regulation, order, writ, injunction or decree binding upon any of such parties; (v) Waste Management and Merger Sub's access to cash funds sufficient to consummate the transactions contemplated by the Merger Agreement; (vi) the formation and absence of prior activities of Merger Sub; (vii) the accuracy of the information provided by Waste Management and Merger Sub for inclusion in this Proxy Statement and the Schedule 13E-3; and (viii) the absence of brokers and finders entitled to payment from the Company. Such representations and warranties are subject, in certain cases, to specified exceptions and qualifications.

 Conditions

  The obligations of the Company, Merger Sub and Waste Management to consummate the Merger are subject to the fulfillment or waiver (if permissible) at or prior to the Effective Time of certain conditions, including (i) the satisfaction of the DGCL Vote Requirement and the Independent Vote Requirement; (ii) there not being in effect any statute, rule, regulation, executive order, decree, ruling or injunction or other order of a court or agency directing that the transactions contemplated by the Merger Agreement not be consummated; and (iii) all required governmental consents and approvals having been obtained and continuing to be in effect at the Effective Time, except for failures which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect (as defined below) on Waste Management (assuming the Merger had taken place).

  The obligation of the Company to effect the Merger is subject to the fulfillment or waiver (if permissible) at or prior to the Effective Time of the following conditions: (i) the representations and warranties of Waste Management and Merger Sub in the Merger Agreement being true when made and as of the Effective Time (except for permitted changes), except for such failures to be true which are not reasonably likely to have a Material Adverse Effect;
(ii) Waste Management and Merger Sub having performed in all material respects their material obligations contained in the Merger Agreement to be performed or complied with by Waste Management or Merger Sub at or prior to the Effective Time; and (iii) the delivery to the Company of certificates of Waste Management and Merger Sub to the effect that the conditions set forth in (i) and (ii) have been fulfilled.

  The obligations of Waste Management and Merger Sub to effect the Merger are subject to the fulfillment or waiver (if permissible) at or prior to the Effective Time of the following conditions: (i) the representations and warranties of the Company in the Merger Agreement (including without limitation the representation that the

Company has not suffered any Material Adverse Effect since December 8, 1997) being true when made and as of the Effective Time (except for permitted changes), except for such failures to be true which, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect; (ii) the Company having performed in all material respects its material obligations contained in the Merger Agreement to be performed or complied with by the Company at or prior to the Effective Time; and (iii) the delivery to Waste Management and Merger Sub of a certificate of the Company to the effect that the conditions set forth in (i) and (ii) have been fulfilled.

  As used in the Merger Agreement, the term "Material Adverse Effect" means with respect to the Company any adverse change in the financial condition, business or properties of the Company and its subsidiaries (to the extent owned by the Company) which is material to the Company and its subsidiaries (to the extent owned by the Company), taken as a whole, and, with respect to Waste Management, any adverse change in the financial condition, business or properties of Waste Management and its subsidiaries (to the extent owned by Waste Management), which is material to Waste Management and its subsidiaries (to the extent owned by Waste Management), taken as a whole. Waste Management has advised the Company that the asset impairments and charges recorded by the Company in the fourth quarter of 1997 do not constitute a Material Adverse Effect.

  The Merger Agreement provides that the parties thereto may waive compliance in whole or in part with any of the conditions contained therein to the extent permitted by law, provided that any such waiver by the Company must be approved by the Special Committee. As of the date of this Proxy Statement, the Company, Waste Management and Merger Sub have no present intention of waiving any material conditions under the Merger Agreement.

 Termination; Amendments; Withdrawal of Recommendations

  The Merger Agreement provides that it may be terminated and the Merger abandoned at any time prior to the Effective Time, whether before or after approval by the stockholders of the Company: (i) by mutual written consent of Waste Management, Merger Sub and the Company (with the concurrence of the Special Committee); (ii) by any of Waste Management, Merger Sub or the Company (with the concurrence of the Special Committee in the case of termination by the Company) if (a) any court of competent jurisdiction in the United States or some other governmental body or regulatory authority shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable, (b) the Merger shall not have been consummated by June 30, 1998, provided that the right to terminate the Merger Agreement in such event is not available to any party whose failure to fulfill any of its obligations under the Merger Agreement results in the failure of the Merger to occur on or before such date, or (c) the Merger Agreement and the Merger shall have been voted on by stockholders of the Company at the Special Meeting and the vote shall not have been sufficient to satisfy the DGCL Vote Requirement or the Independent Vote Requirement; (iii) by Waste Management or Merger Sub if the Company shall have failed to perform in any material respect any of its material obligations under the Merger Agreement theretofore to be performed by the Company, which failure to perform has not been cured within 30 days following receipt by the Company of notice of such failure to perform from Waste Management; and (iv) by the Company with the concurrence of the Special Committee if Merger Sub or Waste Management shall have failed to perform in any material respect any of their material obligations under the Merger Agreement theretofore to be performed by Waste Management or Merger Sub, which failure to perform has not been cured within 30 days following receipt by Waste Management of notice of such failure to perform from the Company.

  The Merger Agreement provides that it may be amended by the parties thereto at any time before or after approval thereof by the stockholders of the Company, but, after such approval, no amendment which by law requires further approval by such stockholders can be made without such further approval. Any amendment of the Merger Agreement requires the consent of the Special Committee.

  The Merger Agreement permits the Special Committee or the Board of Directors of the Company at any time prior to the Effective Time to withdraw, modify or change any recommendation and declaration regarding the Merger or the Merger Agreement, or recommend and declare advisable any other offer or proposal, if in the opinion of the Special Committee or the Board of Directors after consultation with its counsel the failure to so withdraw, modify or change its recommendation and declaration would be inconsistent with its fiduciary duties to its stockholders under applicable law.

DELAWARE STATUTORY APPRAISAL RIGHTS

  Holders of Common Shares are entitled to appraisal rights under Section 262 of the DGCL. A person having a beneficial interest in Common Shares held of record in the name of another person, such as a broker or nominee, must act promptly to cause the record holder to follow the steps summarized below properly and in a timely manner to perfect whatever appraisal rights the beneficial owner may have.

  THE FOLLOWING DISCUSSION IS NOT A COMPLETE STATEMENT OF THE LAW PERTAINING TO APPRAISAL RIGHTS UNDER THE DGCL AND IS QUALIFIED IN ITS ENTIRETY BY THE FULL TEXT OF SECTION 262, WHICH IS REPRINTED IN ITS ENTIRETY AS APPENDIX C TO THIS PROXY STATEMENT. All references in Section 262 and in this summary to a "stockholder" are to the record holder of the Common Shares as to which appraisal rights are asserted. As used herein, "Surviving Corporation" means the Company as the corporation surviving the Merger.

  Under the DGCL, holders of Common Shares who do not wish to accept pursuant to the Merger the consideration provided for in the Merger Agreement and who follow the procedures set forth in Section 262 will be entitled to have their Common Shares appraised by the Delaware Court of Chancery and to receive payment in cash of the "fair value" of such shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, if any, as determined by such court.

  Under Section 262, where a merger is to be submitted for approval at a meeting of stockholders, as in the case of the Special Meeting, the corporation, not less than 20 days prior to the meeting, must notify each of its stockholders entitled to appraisal rights that such appraisal rights are available and include in such notice a copy of Section 262. This Proxy Statement shall constitute such notice to the holders of Common Shares and the applicable statutory provisions of the DGCL are attached to this Proxy Statement as Appendix C. Any stockholder who wishes to exercise such appraisal rights, or who wishes to preserve his right to do so, should review the following discussion and Appendix C carefully because failure to timely and properly comply with the procedures specified will result in the loss of appraisal rights under the DGCL.

  A holder of Common Shares wishing to exercise his appraisal rights must deliver to the Secretary of the Company, before the vote on the Merger Agreement at the Special Meeting, a written demand for appraisal of his Common Shares and must not vote his shares of stock in favor of approval and adoption of the Merger Agreement. Because a proxy which does not contain voting instructions will, unless revoked, be voted for approval and adoption of the Merger Agreement, a holder of Common Shares who votes by proxy and who wishes to exercise his appraisal rights must (i) vote against approval and adoption of the Merger Agreement or (ii) abstain from voting on approval and adoption of the Merger Agreement. Neither voting (in person or by proxy) against, abstaining from voting on or failing to vote on the proposal to approve and adopt the Merger Agreement will constitute a written demand for appraisal within the meaning of Section 262. The written demand for appraisal must be in addition to and separate from any such proxy or vote. In addition, a holder of Common Shares wishing to exercise his or her appraisal rights must hold of record such shares on the date the written demand for appraisal is made and must continue to hold such shares until the Effective Time.

  Only a holder of record of Common Shares is entitled to assert appraisal rights for the Common Shares registered in that holder's name. A demand for appraisal should be executed by or on behalf of the holder of record, fully and correctly, as his or her name appears on the stock certificates. If the Common Shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand should be made in that capacity, and if the Common Shares are owned of record by more than one person, as in a joint tenancy and tenancy in common, the demand should be executed by or on behalf of all joint owners. An authorized agent, including one or more joint owners, may execute a demand for appraisal on behalf of a holder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, the agent is agent for such owner or owners. A record holder such as a broker who holds Common Shares as nominee for several beneficial owners may exercise appraisal rights with respect to the Common Shares held for one or more beneficial owners while not exercising such rights with respect to the Common Shares held for other beneficial owners; in such case, the written demand should set forth the number of Common Shares as to which appraisal is sought and when no number of Common Shares is expressly mentioned the demand will be presumed to cover all Common Shares held in the name of the record owner. Stockholders who hold their Common Shares in brokerage accounts or other nominee forms and who wish to exercise appraisal rights are urged to consult with their brokers to determine the appropriate procedures for the making of a demand for appraisal by such a nominee. All written demands for appraisal should be delivered to Thomas A. Witt, Secretary of the Company, either in person or by mail (certified mail, return receipt requested, being the recommended form of transmittal) addressed to him at Wheelabrator Technologies Inc., 3003 Butterfield Road, Oak Brook, Illinois 60523.

  Within ten days after the Effective Time, the Surviving Corporation must send a notice as to the effectiveness of the Merger to each former stockholder of the Company who has made such a written demand for appraisal and who has not voted in favor of approval and adoption of the Merger Agreement. Within 120 days after the Effective Time, but not thereafter, the Surviving Corporation, or any stockholder who is entitled to appraisal rights under
Section 262 and has complied with the requirements of Section 262, may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the Common Shares. The Surviving Corporation is under no obligation to and has no present intention to file a petition in respect to the appraisal of the fair value of the Common Shares. Accordingly, it is the obligation of the stockholders to initiate all necessary action to perfect their appraisal rights within the time prescribed in Section 262.

  Within 120 days after the Effective Time, any stockholder who has complied with the requirements under Section 262 for exercise of appraisal rights will be entitled, upon written request, to receive from the Surviving Corporation a statement setting forth the aggregate number of Common Shares with respect to which demands for appraisal have been received and which have not voted in favor of approval and adoption of the Merger Agreement, and the aggregate number of holders of such shares. Such statements must be mailed within ten days after a written request therefor has been received by the Surviving Corporation.

  If a petition for appraisal is duly filed by a holder of Common Shares and a copy thereof is delivered to the Surviving Corporation, the Surviving Corporation will then be obligated within 20 days to provide the Delaware Court of Chancery with a duly verified list containing the names and addresses of all holders of Common Shares who have demanded appraisal of their shares. After notice to such holders of Common Shares, the Delaware Court of Chancery is empowered to conduct a hearing upon the petition to determine those holders of Common Shares who have complied with Section 262 and who have become entitled to appraisal rights under that section. The Delaware Court of Chancery may require the holders of Common Shares who have demanded payment for their shares to submit their stock certificates to the Register in Chancery for a notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Delaware Court of Chancery may dismiss the proceedings as to such stockholder.

  After determining the stockholders entitled to an appraisal, the Delaware Court of Chancery will appraise the "fair value" of their Common Shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. Stockholders considering seeking appraisal should be aware that the fair value of their Common Shares as determined under Section 262 could be more than, the same as or less than the consideration they would receive pursuant to the Merger Agreement if they did not seek appraisal of their Common Shares and that investment banking opinions as to fairness from a financial point of view are not necessarily opinions as to fair value under Section 262. The Delaware Supreme Court has stated that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered in the appraisal proceedings. In addition, Delaware courts have decided that the statutory appraisal remedy, depending on factual circumstances, may or may not be a dissenter's exclusive remedy. The Court also will determine the amount of interest, if any, to be paid upon the amounts to be received by persons whose Common Shares have been appraised. The costs of the action may be determined by the Court and taxed upon the parties as the Court deems equitable. The Court also may order that all or a portion of the expenses incurred by any stockholder in connection with an appraisal, including, without limitation, reasonable attorneys' fees and the fees and expenses of experts utilized in the appraisal proceeding, be charged pro rata against the value of all of the Common Shares entitled to appraisal.

  Any holder of shares who has duly demanded an appraisal in compliance with
Section 262 will not be entitled, after the Effective Time, to vote the Common Shares subject to the appraisal demand for any purpose or be entitled to the payment of dividends or other distributions on those shares (except dividends or other distributions, other than the Merger Consideration, payable to holders of record of Common Shares as of a date prior to the Effective Time).

  If any stockholder who demands appraisal of his Common Shares under Section 262 fails to perfect, or effectively withdraws or loses, his right to appraisal as provided in the DGCL, the Common Shares of such stockholder will be converted into the right to receive the Merger Consideration in accordance with the Merger Agreement. A stockholder will fail to perfect, or effectively lose or withdraw, his right to appraisal if he votes for approval and adoption of the Merger Agreement (or submits a proxy without voting instructions) or if no petition for appraisal is filed within 120 days after the Effective Time of the Merger or if the stockholder delivers to the Company (or, after the Effective Time, to the Surviving Corporation) a written withdrawal of his demand for appraisal and an acceptance of the Merger, except that any such attempt to withdraw made more than 60 days after the Effective Time will require the written approval of the Surviving Corporation.

  FAILURE TO FOLLOW THE STEPS REQUIRED BY SECTION 262 OF THE DGCL FOR PERFECTING APPRAISAL RIGHTS MAY RESULT IN THE LOSS OF SUCH RIGHTS.

CERTAIN TAX CONSIDERATIONS

  The following is a summary of certain of the expected federal income tax consequences of the receipt of cash in the Merger in exchange for Common Shares. Such tax treatment may vary depending upon a stockholder's particular situation. This summary does not discuss all of the tax consequences which may be relevant to certain types of stockholders of the Company subject to special treatment under the federal income tax laws (such as individual retirement accounts and other tax-deferred accounts, life insurance companies, tax-exempt organizations, dealers in securities and foreign persons). Accordingly, stockholders of the Company should consult their own tax advisers with respect to the particular consequences to them of the receipt of cash in the Merger, including the applicability and effect of any state, local or foreign tax laws to which they may be subject and of any legislative or administrative changes in law.

  The Merger will be a taxable transaction to the public stockholders of the Company. Each such stockholder will recognize gain or loss measured by the difference between the amount of cash received by the stockholder in the Merger and the stockholder's basis in the Common Shares exchanged therefor. If the Common Shares are held by such stockholder as capital assets, the gain or loss will be capital gain or loss (which will be long term if the Common Shares are held for more than 18 months).

ACCOUNTING TREATMENT

  Waste Management will treat the Merger as a purchase of the approximately 33% minority interest in the Company.

FEES AND EXPENSES AND SOURCE OF FUNDS

  The estimated aggregate costs and fees of Waste Management, Merger Sub and the Company in connection with the Merger and related transactions are as follows:

      Investment Banking Fees and Expenses.......................... $4,750,000
      Filing Fees...................................................    173,973
      Legal Fees and Expenses.......................................  1,000,000
      Printing, Mailing and Proxy Solicitation Fees.................    250,000
      Accounting Fees...............................................     10,000
      Miscellaneous.................................................    316,027
                                                                     ----------
          Total..................................................... $6,500,000
                                                                     ==========

  The Merger Agreement calls for such fees and expenses to be paid by the party which incurred them, except for financial printing costs, which shall be borne equally by Waste Management and the Company.

  The Company currently expects that approximately $869,867,476 (excluding any stock options which may be exercised and exchanged for cash) will be required to pay the Merger Consideration to the holders of the Nonaffiliated Shares (assuming no such holder exercises dissenters' rights). Funds required by Waste Management to complete the Merger will come from Waste Management's working capital, bank borrowings, sale of short-term promissory notes or the underwritten sale of notes or bonds.

REGULATORY REQUIREMENTS

  Except for the filing of the Merger Certificate with the Secretary of State of the State of Delaware after the approval and adoption of the Merger Agreement pursuant to the DGCL, and compliance with federal and state securities laws, neither Waste Management nor the Company is aware of any material United States federal or state or foreign governmental regulatory requirement necessary to be complied with or approval that must be obtained in connection with the Merger.

                    SELECTED FINANCIAL DATA OF THE COMPANY

  The following selected financial data of the Company should be read in conjunction with the Consolidated Financial Statements and the notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" of the Company incorporated by reference into the Form 10-K Annual Report of the Company for the year ended December 31, 1996, as amended, and the quarterly report on Form 10-Q of the Company for the nine-month period ended September 30, 1997, as amended, which Form 10-K and 10-Q Reports are incorporated by reference herein. The Company's quarterly reports for 1997 and Form 10-K for 1996 were amended and refiled with the SEC in the first quarter of 1998. The historical financial data for the Company as of December 31, 1992, 1993, 1994, 1995 and 1996 and for the periods then ended have been derived from financial statements audited by Arthur Andersen LLP, independent public accountants. See notes to the Company's Consolidated Financial Statements incorporated by reference into the Company's Form 10-K Reports for the year ended December 31, 1996, as amended, for further discussion of the basis of presentation and principles of consolidation.

                WHEELABRATOR TECHNOLOGIES INC. AND SUBSIDIARIES

                 SELECTED CONSOLIDATED FINANCIAL INFORMATION:
              (000'S OMITTED IN TABLE, EXCEPT PER SHARE AMOUNTS)

                                                                                       AS OF AND FOR
                                                                                      THE NINE MONTHS
                               AS OF AND FOR THE YEARS ENDED DECEMBER 31,           ENDED SEPTEMBER 30,
                         --------------------------------------------------------- ----------------------
                            1992        1993        1994        1995       1996       1996        1997
                         ----------  ----------  ----------  ---------- ---------- ----------  ----------
                                     (RESTATED)  (RESTATED)  (RESTATED) (RESTATED) (RESTATED)  (RESTATED)
OPERATING DATA:
Revenue................. $1,230,983  $  828,520  $  926,879  $  956,088 $  952,312 $  706,589  $  754,092
Income from continuing
 operations............. $  173,342  $  146,361  $  159,043  $  129,384 $  110,501 $  131,268  $  120,488
Extraordinary items..... $  (42,230)        --          --          --         --         --          --
Net income.............. $  134,152  $  160,060  $  185,996  $  137,821 $    3,840 $  115,643  $  121,698
PER SHARE DATA:
Weighted average and
 dilutive potential
 common shares
 outstanding during the
 period.................    188,600     189,100     190,000     185,100    169,500    171,600     159,000
Diluted earnings per
 Common Share from
 continuing operations.. $     0.92  $     0.77  $     0.84  $     0.70 $     0.65 $     0.76  $     0.76
Net income.............. $     0.71  $     0.85  $     0.98  $     0.74 $     0.02 $     0.67  $     0.77
Dividends per Common
 Share.................. $     0.04  $     0.08  $     0.10  $     0.11 $     0.12 $     0.12  $     0.12
BALANCE SHEET DATA:
Working capital......... $  206,270  $  (14,650) $  (48,067) $   32,286 $  186,480 $  (82,562) $  351,418
Total assets............ $2,905,015  $2,977,745  $3,099,606  $3,067,929 $3,046,783 $3,032,431  $3,026,540
Net due (to) from Waste
 Management............. $  222,500  $   14,900  $  (53,163) $   37,349 $  280,158 $  (75,192) $  406,612
Long-term debt.......... $  857,330  $  777,111  $  735,855  $  703,855 $  800,153 $  750,993  $  804,403
Stockholders' equity.... $1,039,343  $1,283,796  $1,422,941  $1,448,287 $1,145,880 $1,251,275  $1,163,235
Book value per share.... $     5.57  $     6.80  $     7.64  $     8.07 $     7.10 $     7.76  $     7.43

--------
 . Certain prior period amounts have been reclassified to conform with the current year presentation.
 . Certain amounts in 1993, 1994, 1995 and 1996 and for September 30, 1996 and
  1997 have been restated to reflect the impact of the amended filings noted above.
 . 1992 income from continuing operations includes a $47.0 million nontaxable gain related to the initial public offering of shares by WM International.
 . Beginning in 1993, the Company no longer consolidates the financial results of certain businesses contributed to form, in part, Rust. Revenue from the contributed businesses amounted to approximately $554.7 million in 1992. Beginning in 1993, the Company's share of Rust's net income is included in equity in earnings of affiliates.
 . 1993 income from continuing operations includes a $7.7 million nontaxable gain related to issuance of stock by Rust and a $6.5 million increase in the income tax provision due to revaluing deferred income taxes as a result of the enactment of the Omnibus Budget Reconciliation Act of 1993.
 . During 1995, 1996 and 1997, the weighted average Common Shares outstanding decreased due to stock repurchases.
 . During the fourth quarter of 1996, the Company began implementing a plan to divest its water business, which was completed during the first quarter of 1997. Accordingly, these businesses have been segregated as discontinued operations in the financial statements.

RECENT DEVELOPMENTS

  On February 18, 1998, the Company reported its earnings for the three months and the year ended December 31, 1997. For the three months ended December 31, 1997, the Company reported revenue of $244.5 million, loss from continuing operations for the period of $66.1 million, or $.42 per share (on a diluted basis), and fourth quarter 1997 net loss of $31.9 million, or $.20 per share. Fourth quarter 1997 net loss included an extraordinary loss on refinancing of project debt of $.8 million. In the fourth quarter of 1996, the Company had revenue of $245.7 million, loss from continuing operations of $20.8 million, or $.13 per share, and net loss of $111.8 million, or $.69 per share. As discussed below, the 1996 amounts reflect restatements and reclassifications of equity income from Rust. Excluding asset impairments and charges to equity income in the fourth quarter of 1997 (discussed below) and charges to equity income in the fourth quarter of 1996, income from continuing operations was $.26 per share in 1997 compared with $.17 per share in 1996.

  For the fiscal year ended December 31, 1997, the Company's revenue totaled $998.5 million, income from continuing operations was $54.4 million, or $.34 per share, and net income was $89.8 million, or $.56 per share. Fiscal year 1996 revenue was $952.3 million, income from continuing operations was $110.5 million, or $.65 per share, and net income was $3.8 million, or $.02 per share. Excluding asset impairments and charges to equity income in both years, the Company's per share income from continuing operations for the 1997 fiscal year was $1.04 per share compared with $.95 in 1996.

  The Company's construction revenue totaled $13.2 million in the fourth quarter of 1997 and $60.2 million for the 1997 fiscal year. The Company reported no construction revenue in 1996.

  The Company's cash flow from operations for the 1997 fiscal year totaled approximately $174 million, compared with $266 million for the prior year. Capital expenditures related to continuing operations for the 1997 fiscal year totaled approximately $26 million, compared with $33 million in 1996. Depreciation and amortization expense related to continuing operations for the 1997 fiscal year was $88 million versus $91 million in the prior year. As of December 31, 1997, cash and cash equivalents totaled $471 million and long-term debt was $841 million compared with $306 million and $836 million, respectively, at December 31, 1996.

  Asset Impairments and Equity Income Charges. During the fourth quarter of 1997, the Company recorded a $57.2 million charge, before minority interest and income taxes, to revalue certain long-lived assets in accordance with accounting standards for impaired assets. Approximately $47.1 million of the impairment loss related to the Ridge Generating Station independent power plant in Florida. "Other income, net" includes a $5.2 million offset to this loss to reflect a minority partner's interest in the facility. Revaluation of an undeveloped land parcel and writedown of a composting facility accounted for the remainder of the impairment charge. These charges reduced fourth quarter 1997 earnings from continuing operations and net income by $31.9 million or $.20 per share.

  In the fourth quarter of 1997, WM International recorded a charge relating primarily to its operations in Argentina, Germany and Italy, plus severance and reorganization costs in a number of countries. The WM International charge reduced the Company's fourth quarter 1997 equity income from continuing operations by $13.8 million, or $.09 per share. The Company directly and indirectly owns 16.8% of WM International.

  Also during the fourth quarter, Rust, which is 40% owned by the Company, recorded charges principally to reflect the following:
  . restatement of certain discontinued operations as continuing operations
    (see below);

  . asset impairments, primarily in Rust's environmental and infrastructure consulting business;

  . adjustments to the carrying value of Rust's equity investment in OHM; and

  . write-off of goodwill and other impaired assets in Rust's core continuing operations, primarily its industrial cleaning services business.

  The Rust charges reduced the Company's fourth quarter 1997 income from continuing operations by $61 million, or $.39 per share and net income by $26 million or $.17 per share.

  Reclassification and Restatement of Rust's Equity Income. During the fourth quarter of 1997, Rust reclassified to continuing operations the results of operations from certain businesses (including the environmental and infrastructure consulting business) that previously were reported as discontinued operations in the fourth quarter of 1996 and during the first three quarters of 1997. Although Rust is continuing to pursue its plan to divest these businesses, accounting standards require such a reclassification in the event that the divestiture does not occur within one year from the date on which the businesses were first reported as discontinued operations. Accordingly, in the fourth quarter of 1997, the Company reclassified its equity income relating to these businesses to continuing operations and restated certain prior periods to reflect the changes.

  In connection with Waste Management's previously announced decision to restate its financial results for prior periods, certain restatements were made by Rust, which is 60% owned by Waste Management and 40% owned by the Company. The restatements include adjustments relating to the reclassifications described above and to the carrying value of certain of Rust's equity investments and businesses held for sale. Accordingly, the Company amended in the first quarter of 1998 its 1996 Annual Report on Form 10-K and 1997 Quarterly Reports on Form 10-Q for the first, second and third quarters to reflect the changes in its equity income resulting from these restatements.

  The effect of the restatements on a per share basis is summarized below:

                                                                 1996 1995 1994
                                                                 ---- ---- ----
Income from Continuing Operations:
  As Originally Reported........................................ $.65 $.73 $.79
  Restated...................................................... $.65 $.70 $.84
Net Income:
  As Originally Reported........................................ $.04 $.75 $.97
  Restated...................................................... $.02 $.74 $.98

                WHEELABRATOR TECHNOLOGIES INC. AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME

             FOR THE TWELVE MONTHS ENDED DECEMBER 31, 1996 AND 1997
                    (000S OMITTED, EXCEPT PER SHARE AMOUNTS)

                                                               1996      1997
                                                             --------  --------
Revenue..................................................... $952,312  $998,543
Operating expenses..........................................  618,779   663,742
Asset impairment loss.......................................      --     57,227
Selling and administrative expenses.........................   43,949    44,199
Interest expense............................................   57,514    55,358
Interest income.............................................   (6,054)  (21,748)
Equity in loss of affiliates................................   24,318    69,178
Other (income), expense, net................................    1,357    (4,533)
                                                             --------  --------
  Income from continuing operations before income taxes.....  212,449   135,120
Income tax provision........................................  101,948    80,707
                                                             --------  --------
  Income from continuing operations.........................  110,501    54,413
Discontinued operations:
  Gain on disposal of discontinued operations less
   applicable income taxes of $78.0 million.................      --      1,210
  Income from discontinued operations
   less applicable income taxes of $9.2
   million in 1996..........................................    8,039       --
  Equity income from Rust discontinued operations...........    2,854       --
  Equity in provision for gain (loss) on disposal
   of Rust discontinued operations.......................... (117,554)   34,916
                                                             --------  --------
    Income before extraordinary item........................    3,840    90,539
Extraordinary loss on refinancing of debt,
 net of tax benefit of $0.5 million.........................      --       (776)
                                                             --------  --------
    Net income.............................................. $  3,840  $ 89,763
                                                             ========  ========
Weighted average common shares outstanding..................  168,900   158,700
                                                             ========  ========
Basic earnings (loss) per common share:
  Continuing operations..................................... $   0.65  $   0.34
  Gain on disposal of discontinued operations...............      --       0.01
  Income from discontinued operations.......................     0.05       --
  Equity gain (loss) from Rust discontinued operations......    (0.68)     0.22
  Extraordinary loss........................................      --        --
                                                             --------  --------
    Net income.............................................. $   0.02  $   0.57
                                                             ========  ========
Diluted earnings (loss) per common share:
  Continuing operations..................................... $   0.65  $   0.34
  Gain on disposal of discontinued operations...............      --       0.01
  Income from discontinued operations.......................     0.05       --
  Equity gain (loss) from Rust discontinued operations......    (0.68)     0.22
  Extraordinary loss........................................      --      (0.01)
                                                             --------  --------
    Net income.............................................. $   0.02  $   0.56
                                                             ========  ========

                WHEELABRATOR TECHNOLOGIES INC. AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME

             FOR THE THREE MONTHS ENDED DECEMBER 31, 1996 AND 1997
                    (000S OMITTED, EXCEPT PER SHARE AMOUNTS)

                                                             1996       1997
                                                           ---------  --------
Revenue................................................... $ 245,723  $244,451
Operating expenses........................................   164,139   160,346
Asset impairment loss.....................................       --     57,227
Selling and administrative expenses.......................    11,535    13,725
Interest expense..........................................    14,753    14,708
Interest income...........................................    (1,889)   (7,134)
Equity in loss of affiliates..............................    47,360    72,032
Other income, net.........................................      (815)   (4,266)
                                                           ---------  --------
  Income (loss) from continuing operations before income
   taxes..................................................    10,640   (62,187)
Income tax provision......................................    31,407     3,888
                                                           ---------  --------
  Loss from continuing operations.........................   (20,767)  (66,075)
Discontinued operations:
  Income from discontinued operations less applicable
   income taxes of $1.8 million in 1996...................     1,064       --
  Equity income from Rust discontinued operations.........     1,900       --
  Equity in provision for gain (loss) on disposal of Rust
   discontinued operations................................   (94,000)   34,916
                                                           ---------  --------
  Loss before extraordinary item..........................  (111,803)  (31,159)
Extraordinary loss on refinancing of debt, net of tax
 benefits of $0.5 million.................................       --       (776)
                                                           ---------  --------
    Net loss.............................................. $(111,803) $(31,935)
                                                           =========  ========
Weighted average common shares outstanding................   161,500   157,300
                                                           =========  ========
Basic earnings (loss) per common share:
  Continuing operations................................... $   (0.13) $  (0.42)
  Income from discontinued operations.....................      0.01       --
  Equity gain (loss) from Rust discontinued operations....     (0.57)     0.22
  Extraordinary loss......................................       --        --
                                                           ---------  --------
    Net loss.............................................. $   (0.69) $  (0.20)
                                                           =========  ========
Diluted earnings (loss) per common share:
  Continuing operations................................... $   (0.13) $  (0.42)
  Income from discontinued operations.....................      0.01       --
  Equity gain (loss) from Rust discontinued operations....     (0.57)     0.22
  Extraordinary loss......................................       --        --
                                                           ---------  --------
    Net loss.............................................. $   (0.69) $  (0.20)
                                                           =========  ========

         COMMON SHARE MARKET PRICE INFORMATION; DIVIDEND INFORMATION;
                  SHARE PURCHASE INFORMATION FOR THE COMPANY

  Common Shares are traded on the NYSE under the symbol "WTI." The following table shows the per share high and low sales prices reported in the consolidated transaction reporting system for transactions in Common Shares for the periods indicated and for June 19, 1997 (the last full trading day prior to the day on which the initial proposal to effectuate the Merger was publicly announced), December 8, 1997 (the trading day on which the approval of the Merger Agreement was publicly announced after the close of the NYSE), and February 10, 1998 (the Record Date). The following table also shows for the periods indicated the dividends declared per Common Share. Holders of Common Shares are encouraged to obtain current market quotations for Common Shares.

                                                   MARKET PRICE OF
                                                    COMMON SHARES    DIVIDENDS
                                                  ----------------- DECLARED PER
                                                    HIGH     LOW    COMMON SHARE
                                                  -------- -------- ------------
      1995
        First Quarter............................ $17 1/2  $12 1/2
        Second Quarter...........................  15 3/4   13 5/8      $.11
        Third Quarter............................  17       14 1/4
        Fourth Quarter...........................  16 3/4   14
      1996
        First Quarter............................ $17 1/2  $14 3/4
        Second Quarter...........................  17 1/8   14 3/4      $.12
        Third Quarter............................  15 1/2   13 7/8
        Fourth Quarter...........................  16 3/4   14 3/4
      1997
        First Quarter............................ $17 1/4  $12 1/4
        Second Quarter...........................  16       11 3/4      $.12
        Third Quarter............................  16 3/16  15 7/16
        Fourth Quarter...........................  16 1/4   13 5/8
        June 19, 1997............................ $13      $12 7/8
        December 8, 1997......................... $14 7/8  $14 5/8
        February 10, 1998........................ $16 5/16 $16 3/16

  If the proposed Merger is not consummated, the declaration of future dividends, if any, will necessarily be dependent upon business conditions, the earnings and financial position of the Company and the Company's plans with respect to operating and capital expenditures and such other matters as the Company's Board of Directors deems relevant.

  In 1995, the Company purchased a total of 7.2 million of its Common Shares on the open market for $104.2 million. During 1996, the Company repurchased a total of 19.1 million of its Common Shares for $306.0 million, including 10.7 million shares purchased from a large institutional stockholder, Sanford C. Bernstein & Co., Inc., in a negotiated transaction for $170.6 million and a total of 8.4 million shares purchased in the open market for $135.4 million.

  During the first four months of 1997, the Company purchased 5.1 million of its Common Shares on the open market for $67.4 million. In February 1997, the Company announced that it planned to initiate a "Dutch Auction" style issuer tender offer for up to $350 million of its Common Shares. However, in order to provide the Company's management the flexibility to assess certain investment opportunities relating to the Company's core business, the Board of Directors of the Company subsequently decided to defer the issuer tender indefinitely. See "Special Factors--Purpose and Background of the Merger."

  The following table shows for the periods indicated the amount of shares purchased, the range of prices paid and the average purchase price for all purchases by the Company of Common Shares.

                                                           RANGE OF     AVERAGE
                                                        PURCHASE PRICE  PURCHASE
                                             NUMBER OF    PER COMMON     PRICE
                                               COMMON        SHARE        PER
                                               SHARES   ---------------  COMMON
                                             PURCHASED   HIGH     LOW    SHARE
                                             ---------- ------- ------- --------
1995
  First Quarter.............................  1,708,600 $14.250 $12.875  $13.50
  Second Quarter............................     88,600  14.375  14.250   14.28
  Third Quarter.............................          0       0       0       0
  Fourth Quarter............................  5,397,400  16.250  14.000   14.72
1996
  First Quarter.............................  2,992,100 $16.375 $15.750  $16.14
  Second Quarter............................ 15,452,600  16.250  14.875   16.00
  Third Quarter.............................    472,500  14.875  14.000   14.31
  Fourth Quarter............................    200,000  14.875  14.875   14.88
1997
  First Quarter.............................    762,900 $13.250 $12.500  $13.09
  Second Quarter............................  4,343,300  13.500  12.125   13.17
  Third Quarter.............................          0       0       0       0
  Fourth Quarter............................          0       0       0       0

During the periods set forth above, Waste Management purchased no Common
Shares.

                 CERTAIN FINANCIAL PROJECTIONS OF THE COMPANY

  The Company does not as a matter of course publicly disclose internal budgets, plans, estimates, forecasts or projections as to future revenues, earnings or other financial information. The projected financial data attached as Appendix D reflect information which was contained in projections prepared by management of the Company and furnished to Waste Management after the Proposal was made. These projections were based upon a variety of estimates and assumptions, the material ones of which are set forth below. The estimates and assumptions underlying the projections involved judgments with respect to, among other things, future economic, competitive, regulatory and financial market conditions and future business decisions which may not be realized and are inherently subject to significant business, economic, competitive and regulatory uncertainties, all of which are difficult to predict and many of which are beyond the control of the Company. While the Company believes these estimates and assumptions to have been reasonable, there can be no assurance that the projections will be accurate, and actual results may vary materially from those shown. In light of the uncertainties inherent in forward looking information of any kind, the inclusion of these projections herein should not be regarded as a representation by the Company, Waste Management or any other person that the anticipated results will be achieved and investors are cautioned not to place undue reliance on such information. See "--Opinions of the Investment Bankers for the Special Committee--Common Shares--Discounted Cash Flow Analysis."

  The financial projections of the Company are attached as Appendix D to this Proxy Statement. The Company does not intend to update or otherwise revise the information presented in Appendix D to reflect circumstances existing after the date of the most recent financial statements incorporated by reference in this Proxy Statement or to reflect the occurrence of unanticipated events. The information presented in Appendix D should be read together with the Company's Consolidated Financial Statements and the notes thereto incorporated by reference in this Proxy Statement and other information contained or incorporated by reference in this Proxy Statement.

  Subject to the qualifications and limitations stated above, the information presented in Appendix D generally relies upon the following material assumptions and bases for projections:

    1. The rate of inflation was assumed to be 4% per annum.

    2. Projected tipping fees for solid waste delivered under long term contracts were based on rates pursuant to such contracts. Upon the expiration of such contracts, the tonnage was priced at current market rates escalated at the assumed rate of inflation. Projected tipping fees on tonnage not under a long term contract were based on current market rates escalated at the assumed rate of inflation.

    3. Projected solid waste volume was based upon the most recent information regarding historical volumes. Solid waste volumes pursuant to long term contracts were based upon current delivery levels and/or contractual requirements.

    4. Electricity rates for sales under long term contracts were based on rates specified in such contracts. For projects after the expiration of such contracts, electricity rates were based on current market rates escalated at the assumed rate of inflation. Electricity volume was based on historical production levels.

    5. Operating costs were based upon historical expenditure levels escalated at the assumed rate of inflation, with adjustments for expected project-specific requirements for extraordinary expenditures over the term of the projections.

    6. The installation of enhanced metal recovery systems at all waste-to-energy plants was assumed to be completed by the end of 1999. The annualized contribution in the year 2000 from the installation of such systems was assumed to be approximately $12 million after taxes.

    7. Debt service projections were based on existing third party debt service obligations with assumed refinancings on the earliest call dates at lower interest rates for the Company's Concord, New Hampshire, North and South Broward County, Florida and Bridgeport, Connecticut projects.

    8. The acquisition of industrial cogeneration facilities totalling approximately $31 million per year beginning in 1998 was assumed.

    9. Contracts to operate and maintain industrial cogeneration facilities generating annual revenue of approximately $5 million (plus escalation) beginning in 1998 was assumed.

    10. Development and construction of two international waste-to-energy plants were assumed to result in commencement of commercial operation in 2001 and 2002.

          CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

  Certain matters discussed herein are forward-looking statements that involve risks and uncertainties. Forward-looking statements include the information set forth in Appendix D concerning the projected consolidated income statement data as to the years ending December 31, 1997 through December 31, 2016. Such information has been included in this Proxy Statement for the limited purpose of giving the Company's stockholders access to financial projections by the Company's management that were made available to Waste Management. Such information was prepared by the Company's management for internal use and not with a view to publication. The information in Appendix D was based on assumptions concerning the Company's services and business prospects in the years 1997 through 2016. The information also was based on other revenue and operating assumptions. Information of this type is based on estimates and assumptions that are inherently subject to significant economic and competitive uncertainties and contingencies, all of which are difficult to predict and many of which are beyond the Company's control. Accordingly, there can be no assurance that the projected results would be realized or that actual results would not be significantly higher or lower than those set forth in Appendix D. In addition, the consolidated income statement data as to the years ending December 31, 1997 through December 31, 2016 were not prepared with a view to public disclosure or compliance with the published guidelines of the Commission or the guidelines established by the American Institute of Certified Public Accountants regarding projections and forecasts and are included in this Proxy Statement only because such information was made available to Waste Management. Neither the Company's nor Waste Management's independent accountants have examined or applied any agreed upon procedures to this information and, accordingly, assume no responsibility for this information. None of the Company, Waste Management, or any other party assumes any responsibility for the accuracy or validity of the projections.

                    CERTAIN RELATIONSHIPS AND TRANSACTIONS

  The Company and Waste Management (or certain of their respective subsidiaries) have entered into a number of interrelated agreements with respect to their ongoing relationships and certain transactions. Because of the complexity of the various relationships between the Company and Waste Management (including their respective subsidiaries), there can be no assurance that each of such agreements, or the transactions provided for therein, considered separately, has been or will be effected on terms no less favorable to the Company than could have been or could be obtained from unaffiliated third parties. However, it has been the intention of the Company and Waste Management that such agreements and transactions, taken as a whole, should accommodate their respective interests in a manner that is fair to all parties, while continuing certain mutually beneficial joint arrangements.

  Additional or modified arrangements and transactions may be entered into by the Company, Waste Management and their respective subsidiaries. In the event that the Merger does not occur, any such future arrangements and transactions are expected to be determined through negotiation between them, but there can be no assurance that conflicts of interest will not occur. In the event that the Merger does not occur, the Company intends to seek the approval of its independent directors for any agreement which its management or any independent director of the Company believes to be of material importance to the Company and to involve a significant conflict of interest with Waste Management or its affiliated companies.

  The following is a summary of certain past, current and anticipated future arrangements and transactions between or among the Company, Waste Management and their respective affiliates.

LAND OPTION AGREEMENT

  Pursuant to a Land Option Agreement originally entered into at the time of the 1988 transaction in which Waste Management acquired approximately 22% of the common shares of a predecessor of the Company (the "1988 Transaction") and subsequently amended, Resco, as the successor by merger to the predecessor of the Company, was granted an exclusive option (the "Land Option") to purchase, lease or sublease parcels of real estate at or adjacent to landfill facilities located in the United States or Canada owned or leased by Waste Management or its affiliates or subsidiaries. The potential uses for such option parcels include trash-to-energy facilities, biosolids management and organic waste composting facilities. The Land Option Agreement was amended in August 1995 to, among other things, accelerate the renewal date to a current date and increase the renewal fees from $10 million to $15 million; extend the term of the Land Option Agreement to December 31, 2020; add a schedule setting forth the minimum portion of the Land Option to be allocated to each parcel acquired; terminate the Land Option (except with respect to the guarantee of value described below) upon a Change in Control (as defined in the Land Option Agreement) of the Company; and provide for guarantee by Waste Management of the book value (less related deferred taxes) of any portion of the Land Option that the Company has not been able to allocate to facilities by December 31, 2020. The per-acre purchase price of any parcel purchased pursuant to the Land Option Agreement will be equal to the book value per acre on the books of WMNA for such parcel.

SECOND AMENDED AND RESTATED AIRSPACE DEDICATION AGREEMENT

  The original Airspace Dedication Agreement was entered into in connection with the 1988 Transaction and was subsequently amended in June 1992. Pursuant to such agreement, Waste Management agreed to dedicate airspace at landfill sites owned, leased or operated by subsidiaries or affiliates of Waste Management for the disposal of ash residue and non-hazardous biosolids and bypass waste ("Other Waste") generated at or from facilities owned or operated by Resco. In December 1992, the agreement was again amended and restated in connection with the formation of Rust, described below under "Rust Transaction," to expand the definition of Other Waste to include special wastes removed from third-party sites being remediated by Resco or any of its affiliates. The Second Amended and Restated Airspace Dedication Agreement (the "Second Amended and

Restated ADA") was executed in connection with the assignment by Resco to Rust of $30 million of disposal credits which, as described below, have subsequently been cancelled.

  Under the Second Amended and Restated ADA, Resco may reserve dedicated airspace at any one or more Disposal Sites for a term ending August 12, 2008, subject to extension in certain circumstances involving an event of force majeure. Such reservations of airspace must be at Disposal Sites properly permitted to dispose of the type of waste proposed for disposal, and may not exceed a total of 35% of the airspace available for the type of waste proposed for disposal at any such Disposal Site. The price-per-ton that will be charged to Resco by Waste Management to dispose of waste covered by the Second Amended and Restated ADA at any Disposal Site generally will not be greater than the most favorable per ton price charged by the Disposal Site to customers other than Resco for the acceptance and disposal of similar quantities and types of waste on similar terms and conditions excluding, however, charges to disposal customers who pay a premium for long-term guaranteed waste disposal. Under the original agreement, Waste Management granted Resco disposal credits totaling $70 million ("Disposal Credits"), to be applied against the aggregate cost of disposing of Ash Residue at the rate of 20% of the applicable disposal price described above. The availability of the Disposal Credits was extended to cover all waste eligible for disposal under the Second Amended and Restated ADA. The Second Amended and Restated ADA also provides for Disposal Credits to be applied against disposal fees paid by Resco and its subsidiaries under separately negotiated disposal arrangement with Waste Management, such as the arrangement described below under "Disposal Agreement." On January 1, 1993, as a part of the consideration paid by the Company in the Rust Transaction described below, Resco contributed $30 million in unused Disposal Credits to Rust. The contribution of Disposal Credits was made pursuant to a provision of the Second Amended and Restated ADA allowing Resco to sell all or any part of the unused portion of the Disposal Credits to any third party, subject to Waste Management's right of first refusal with respect to each such sale. In November 1995, Waste Management and Rust agreed that Rust's unused portion of its Disposal Credit would be cancelled upon the payment by Waste Management to Rust of cash in an amount equal to the portion of the Disposal Credit that remained unused by Rust as of the date of payment (the "Unused Disposal Credit"). Pursuant to such agreements, Waste Management paid Rust $27.5 million for Rust's Unused Disposal Credits, which were subsequently cancelled. In 1997, Resco paid Waste Management a total of $15.4 million for disposal of waste pursuant to the Second Amended and Restated ADA and used $5.0 million in Disposal Credits.

DISPOSAL AGREEMENT

  In 1989, Waste Management Inc. of Florida, a subsidiary of Waste Management, entered into a Disposal Agreement with a Resco subsidiary for the disposal of ash residue and bypass waste from the 2,250 ton-per-day trash-to-energy facility owned and operated by such subsidiary in Broward County, Florida (the "North Broward Project"). For disposal of bypass waste, the North Broward Project will be charged the same rates as other users of the landfill. The disposal price for ash residue is based upon a contractually specified formula. Pursuant to the Second Amended and Restated ADA, described above, the amount paid by the North Broward Project for disposal of ash residue and bypass waste since June 1, 1992 has been reduced by Disposal Credits available thereunder. During 1997, the North Broward Project paid approximately $9.0 million in ash disposal fees to Waste Management, net of Disposal Credits.

RESTATED FUNDING AGREEMENT

  Pursuant to a Restated Funding Agreement entered into between Waste Management and the Company, Waste Management agreed to use all reasonable efforts to assist the Company, at the Company's request, in obtaining and maintaining a credit rating of "A" or better from Standard & Poor's Corporation or Moody's Investors Service for the Company's long-term unsecured debt securities. Waste Management's obligations under the Restated Funding Agreement, which terminates on August 12, 2008, may involve anything from contingent credit support obligations to and including Waste Management's purchase from the Company of up to $200 million principal amount of the Company's securities (the "Securities"), which may be either debt, equity or a combination thereof. Waste Management's obligations will be deemed satisfied by the purchase of the Securities, even if the purchase of all of the Securities does not enable the Company to obtain an "A" rating. In addition, the obligation to purchase any of the Securities will be suspended if the Company does not reasonably demonstrate its ability to pay interest or dividends, as the case may be, on the Securities. Waste Management's obligations will also be suspended during any period in which the Company obtains and maintains an "A" rating and will be reduced to the extent that the purchase of a lesser amount of Securities will allow the Company to obtain or maintain such a rating. Any Securities issued to Waste Management will be subject to mandatory repayment or redemption in equal annual installments during the twenty-five years following their date of issuance, and they may be prepaid or redeemed by the Company, at its option, if the directors of the Company not otherwise affiliated with Waste Management or the Company conclude that such repayment or redemption is in the best interests of the Company and its stockholders. Any Securities redeemed or prepaid prior to August 12, 2008 will restore availability under the $200 million purchase obligation referred to above. To date, Waste Management has not been required to provide credit support to the Company pursuant to the Restated Funding Agreement.

INTELLECTUAL PROPERTY LICENSING AGREEMENT

  In connection with the 1990 merger of a wholly-owned subsidiary of Waste Management and the Company (the "1990 Merger"), an intellectual property licensing agreement was entered into among the Company, WMNA and Waste Management (the "Intellectual Property License Agreement") and provides, among other things, that the Company has a 10-year, non-exclusive, royalty-free license, with two successive five-year renewal options, to (i) the "BRINI" recycling and compositing technology owned by WMNA; (ii) the Recycle America(R) and Recycle Canada(R) trademarks and logos and the related materials separation and processing technology of Waste Management for use in conjunction with the development or operation of recycling facilities at or adjacent to any facility of the Company; and (iii) the proprietary technology and know-how of Waste Management, in the area of landfill gas recovery and the conversion of such gas to energy. Waste Management further agreed to use reasonable and good faith efforts to give the Company substantial responsibility for the electricity-generating portion of each landfill gas-to-energy facility owned by Waste Management. Waste Management agreed that only the Company shall develop the business of designing, constructing, operating and maintaining landfill gas recovery facilities for governmental, industrial and other third party customers, and that Waste Management will assist the Company in such development. To the extent the Company develops landfill gas recovery technology and know-how during the period of its license (and renewals) from Waste Management, it will share such technology and know-how with Waste Management on a similar royalty-free basis. The Company may waive its rights to develop landfill gas recovery systems on a case-by-case basis in those situations in which minimum financial objectives established by the Board of Directors can not be achieved by the Company through development of such projects. Projects waived by the Company may be developed by Waste Management. The licenses and related rights and obligations to conduct business granted under the Intellectual Property Licensing Agreement shall terminate, as to facilities not already operational, contractually committed or the subject of, or contemplated by, a bid or other submission previously made by the Company or Waste Management, as the case may be, at the earlier of the termination of the stated license periods, the expiration of any patent licensed pursuant thereto, or the date on which the Company is no longer a majority-owned subsidiary of Waste Management.

AMENDED AND RESTATED MASTER INTERCORPORATE AGREEMENT

  The Company, Waste Management and CWM are parties to an amended and restated master intercorporate agreement (the "Amended Intercorporate Agreement"), originally entered into in connection with the 1990 Merger, which provides, among other things, that the Company shall invest its excess cash in obligations of Waste Management (so long as such investments would not be a material factor in affecting the ability of the Company to obtain or maintain an "A" long-term debt rating). Under the Amended Intercorporate Agreement, Waste Management is required to fund the Company's working capital requirements on an unsecured basis (but with rights of set off), with the aggregate outstanding advances not to exceed at any time the amount of the Company's excess cash then invested with Waste Management (the "Compensating Balance Facility"), plus (to the extent not prohibited by agreements with third parties) $100 million under the facility described below (the "$100 Million Facility"). The Company may borrow such funds from Waste Management on open account under both the $100 Million Facility and the Compensating Balance Facility at floating interest rates that will match Waste Management's 30-day commercial paper rate plus Waste Management's cost of providing funds. The Company may at its option also borrow funds for fixed terms of up to ten years under the Compensating Balance Facility (however the maturities of such borrowings may not extend beyond the date on which the Company's deposits with Waste Management come due) and for fixed terms of up to 270 days under the $100 Million Facility. The interest rate for any fixed or term loan borrowing by the Company will be Waste Management's total effective cost for borrowings of a comparable maturity. To the extent that the Company can demonstrate the availability to it of lower short-term borrowing rates, or higher rates of return on short-term investments involving risks comparable to those inherent in investments in short-term debt instruments of Waste Management, it is entitled to pay such rates on amounts borrowed from Waste Management or receive such rates on amounts invested with Waste Management, as the case may be. As of December 31, 1997, the amount of the Company's deposits with Waste Management totaled approximately $450.4 million. The largest amount on deposit with Waste Management during 1997 was approximately $471.1 million. During 1997, the Company was paid interest on such deposits at rates adjusted every month ranging from 5.3% to 6.0%. The Company had no borrowings from Waste Management as of December 31, 1997. The largest amount of such borrowings outstanding during 1997 was approximately $109.9 million. Obligations due to Waste Management during 1997 bore interest at rates, adjusted every month, ranging from 5.3% to 6.1%.

  Under the Amended Intercorporate Agreement, Waste Management also agreed to make available to the Company various corporate and support services, including, among other things, the services of Waste Management's transportation, federal and state government affairs, legal, treasury, tax and environmental audit departments. The Amended Intercorporate Agreement also requires Waste Management to make available to the Company the services of Waste Management's corporate risk management department for purposes of administering the Company's insurance and risk management programs. Such corporate support and risk management services are supplied by Waste Management on a cost reimbursement basis. During 1997, the Company paid Waste Management approximately $1.9 million for these and related services.

  Pursuant to the Amended Intercorporate Agreement, the Company is designated as the preferred vendor to Waste Management and CWM for all engineered products of the types then being manufactured or assembled by the Company, including air pollution control systems and equipment. There were no sales by the Company to Waste Management or its subsidiaries of such engineered products in 1997.

  The Amended Intercorporate Agreement also provides that Waste Management has the cumulative, continuing right to purchase from the Company for cash or cash equivalents such number of shares of Common Shares and other capital stock as may be necessary for Waste Management to continue to own a majority of the Company's outstanding voting stock. Waste Management's rights under this option will expire in the event that such option is exercisable as of the end of any calendar year and is not exercised by April 30 of the immediately following year. The purchase price for the shares of the capital stock of the Company will be the then current fair market value of such shares. The Company is required to maintain a sufficient number of shares of authorized but unissued capital stock, together with any treasury stock, to permit Waste Management to exercise its option, and will take such reasonable steps as Waste Management may request to cause such shares to be listed on the New York Stock Exchange upon issuance and to be subject to the registration rights currently held by Waste Management with respect to shares of stock of the Company already held by it.

  With the exception of the $100 Million Facility, which expires December 31, 1998, with automatic annual renewal periods thereafter, the Amended Intercorporate Agreement will terminate at the time of the termination of Waste Management's option to maintain the Company as a majority-owned subsidiary of Waste Management. Either Waste Management or the Company have the right to terminate the $100 Million Facility effective as of any renewal date by providing 90 days prior written notice of its intent to so terminate the facility.

WM INTERNATIONAL AGREEMENTS

  Waste Management, WMNA, the Company, CWM, WM International, Waste Management Europe N.V., WTI International Holdings Inc. and RIH Inc. are parties to a Third Amended and Restated International Development Agreement (the "IDA") dated January 1, 1993. The IDA is a successor to an agreement originally entered into by Waste Management, CWM, the Company and certain of their affiliates in connection with a 1990 merger.

  The IDA was twice amended and restated in its entirety, first in connection with the initial public offering by WM International of ordinary shares of its capital stock, and again in connection with the Rust Transaction (defined below), described below, primarily to provide for the transfer, from CWM to Rust, of CWM's rights thereunder. Pursuant to the IDA, as amended, the Company, Waste Management and Rust have agreed to vote their WM International shares so that one designee of the Company (or such greater number as shall equal to the total number of directors multiplied by the percentage of outstanding WM International shares held by the Company, reduced to the nearest whole number) shall be elected to the Board of Directors of WM International, so long as the Company continues to own or has the right to acquire at least 10% of WM International's outstanding shares (Mr. Miller has been designated by the Company as its designee). This agreement also grants the Company an option to maintain beneficial ownership of WM International's outstanding shares at a level having not less than 10% of the voting power of outstanding WM International securities. Pursuant to this agreement, the Company granted to Waste Management certain rights of first refusal with respect to its WM International shares, Waste Management granted to the Company certain participation rights with respect to a disposition of WM International shares by Waste Management, and WM International granted to the Company rights to participation and demand registrations under the Securities Act of 1933 and rights to have WM International facilitate sales in offerings made outside of the United States.

  At the time of WM International's initial public offerings, the Company, CWM, WMNA Waste Management, and WM International entered into an International Business Opportunities Agreement, which includes certain terms previously contained in the IDA and the Master Intercorporate Agreement discussed above. The International Business Opportunities Agreement was amended and restated in connection with the Rust Transaction, described below, and Rust was added as a party. Under the Amended and Restated International Business Opportunities Agreement, the parties agreed that in order to minimize the potential for conflicts of interest among various subsidiaries under the common control of Waste Management, Waste Management has the right to direct all business opportunities to Waste Management-controlled subsidiary which, in Waste Management's reasonable and good faith judgment, has the most experience and expertise in that line of business. Waste management services opportunities outside of North America will be allocated primarily to WM International, and the Company has agreed not to conduct waste management services operations outside of North America other than through its interest in WM International until the later of July 1, 2000 and the date Waste Management ceases to beneficially own a majority of the outstanding shares of common stock of the Company or a majority of all outstanding voting equity interests of WM International.

  The Company, CWM, Rust, Waste Management and WM International are also parties to a First Amended and Restated Master License Agreement originally entered into in connection with the initial public offering of WM International. Under the Master License Agreement, as amended, each of Waste Management, CWM, Rust and the Company, on the one hand, and WM International, on the other, was granted the right to obtain from time to time a non-exclusive license of patents, technology, trademarks, know-how and other intellectual property of the other. A party's license of intellectual property would be usable only within the scope of activities allocated to the party by the Amended and Restated International Business Opportunities Agreement and would be subject to the party's payment of a royalty equal to the fair market value of the license at the time of the grant of the license (subject to a "most favored nation" pricing provision). Sublicensing is not permitted. All of the parties have agreed to share business information and to keep such information confidential. Any services to be provided by the licensing party in connection with the grant of the license and the compensation for the services would be as agreed by the parties to the license at the time of its grant. The Amended and Restated International

Business Opportunities Agreement permits the Company to license technology to third parties anywhere in the world, subject to certain conditions.

  In July 1995, the Company and WM International entered into a joint venture agreement to develop waste-to-energy ("WTE") projects outside of North America, Germany and Italy (the "Joint Venture"). The Joint Venture will have the first right to develop WTE projects anywhere in the world outside of North America (which remains exclusively allocated to the Company), Germany and Italy (which remain exclusively allocated to WM International). The Company will have responsibility for early stage development of WTE projects and will bear all of the costs of development of these WTE projects. Subject to some exceptions, the Company has committed to expend $10 million toward such development costs during the initial five-year term of the Joint Venture, which expires on July 1, 2000. Thereafter, the Joint Venture will continue indefinitely, subject to the right of either WM International or the Company to terminate it by giving one year's written notice. WM International has the option to hold up to a 49% equity interest in each project developed by the Company pursuant to the Joint Venture. During 1997, the Company expended approximately $856,000 in development costs pursuant to the Joint Venture.

RUST TRANSACTION

  In December 1992, an Organizational Agreement was entered into among the Company, CWM and the Brand Companies, Inc. ("Brand") pursuant to which the Company and CWM agreed to organize Rust and to acquire newly issued shares of Rust in exchange for contributing certain business to Rust (the "Rust Transaction"). On January 1, 1993, pursuant to the Organization Agreement, the Company contributed to Rust, in exchange for approximately 42% of the outstanding capital stock of Rust at that time, its two principal engineering, environmental consulting and construction businesses, its London-based international engineering and consulting business, certain Disposal Credits and cash. At the same time, CWM contributed to Rust, in exchange for approximately 58% of the outstanding capital stock of Rust at that time, all of its ownership in Brand, its hazardous substance remediation services businesses, its ownership interest in WM International and certain indebtedness owed by Brand to CWM. In addition, the Company, CWM, Rust and various of their affiliates entered into several ancillary agreements described below or under "WM International Agreements" above.

  Subsequent to the Rust Transaction, on May 7, 1993 Brand was merged into a subsidiary of Rust, and Rust became owned approximately 40% by the Company, 56% by CWM, and 4% by the former public stockholders of Brand. In July 1995, Waste Management acquired the outstanding shares of Rust common stock not already owned by the Company or CWM. Although the Company was offered the opportunity to participate in the transaction, the Company determined not to participate following a review of the proposed transaction by the Company's independent directors. The transaction did not affect the Company's 40% ownership interest in Rust nor did it effect any change in control of Rust.

  The Company, Waste Management, CWM and Rust have also entered into the Rust Intercorporate Services Agreement pursuant to which Waste Management has committed to loan to Rust up to $350 million, and to provide Rust (at Rust's expense) with all appropriate insurance coverages and bid, performance and other surety bonds to the extent reasonably available, all on terms substantially similar to Waste Management's arrangement with the Company as described above under "Amended and Restated Master Intercorporate Agreement." Under the Rust Intercorporate Services Agreement, Rust also agreed to provide the Company with certain administrative and benefit services previously managed by one of the subsidiaries of the Company contributed to Rust. Such services are provided on a fully allocated cost basis. The Company did not utilize any services under this agreement in 1997. Waste Management, the Company and CWM have also agreed that Rust will be the preferred vender of architectural, design, engineering, construction and construction management services (including related procurement services), environmental consulting and engineering services, hazardous remediation services, and industrial maintenance and other construction services of the type generally offered by Rust and its subsidiaries to third parties. During 1997, the Company paid Rust $1.1 million for such services, which the Company believes reflects the approximate value for which the Company could have obtained comparable services from unaffiliated third parties. In January 1996, partially as a consequence of Rust's decision to sell its process engineering and construction businesses, the Rust Intercorporate Services Agreement was amended to authorize Waste Management and its subsidiaries to provide management services to Rust Industrial Services Inc., a Rust subsidiary, and to authorize the Company to find and implement alternative arrangements for obtaining benefits administrative services. With the exception of certain provisions related to the committed credit facility discussed above, the Rust Intercorporate Services Agreement is scheduled to terminate on December 31, 2002.

STOCK OPTION PLAN LOANS

  When an option is exercised by an optionee under the Stock Option Plans at a time when the fair market value of the underlying stock exceeds the option exercise price, the difference is treated as ordinary income to the optionee for income tax purposes and the Company is entitled to a deduction equal to such amount. The Internal Revenue Service has indicated that it will disallow such a deduction unless the employer withholds the tax payable by the optionee by reason of such exercise. To facilitate the purchase of stock upon exercise of such options, and to assure itself of the deductions, the Company has a policy of making available interest-free loans, in an amount up to the equivalent of all applicable tax withholding requirements, to optionees whose exercise of options results in ordinary income to them in excess of $10,000. All such loans are required to be repaid not later than April 15 in the year following the year in which such loans were made, unless otherwise extended. There were no such loans in excess of $60,000 outstanding to the Company's directors and executive officers during the period from January 1, 1996 through December 31, 1997. The Company also makes available to optionees interest-free loans for a period not to exceed 15 days to facilitate the exercise of options and the sale of the underlying stock. The largest amounts of such loans from the Company in excess of $60,000 pursuant to such policy which were outstanding to the Company's directors and executive officers during the period from January 1, 1996 through December 31, 1997 were as follows: Richard S. Haak, Jr.--$70,546; Mark Paul--$867,351; James Wood-- $261,482; Mr. Meister--$1,295,955; John D. Sanford--$559,352; James E.
Koenig--$2,832,310. Such loans have been repaid and were not outstanding as of February 10, 1998.

OTHER PAYMENTS

  The Company provides services to, and purchases services from, Waste Management and its affiliated companies in the ordinary course of business at market rates. During 1997, the Company made payments in addition to those described above of (i) approximately $6.5 million to Waste Management for waste transportation services; (ii) approximately $250,000 to Waste Management for office space rental; (iii) approximately $536,000 for wood waste fuel;
(iv) approximately $473,000 for biosolids pellet disposal; and (v) approximately $158,500 to Waste Management for miscellaneous equipment rentals and services. During 1997, Waste Management delivered waste for disposal to certain facilities of the Company pursuant to various contractual arrangements, for which Waste Management paid disposal fees aggregating approximately $28.1 million. During 1997, Waste Management paid the Company $202,000 for office space rental and approximately $178,000 for land spreading greenwaste.

  Waste Management has agreed to provide a guarantee in respect of the Company's outstanding indebtedness at one of its trash-to-energy facilities. As consideration for Waste Management's credit support, the Company pays Waste Management an annual fee equal to 0.25% of the principal amount of such outstanding indebtedness. The Company believes such annual fee to be at a rate equal to or better than that obtainable from unaffiliated third parties with a similar credit rating. In 1997, the Company paid Waste Management approximately $78,000 for such credit support.

                             SECURITIES OWNERSHIP

OWNERSHIP OF COMMON SHARES

  By Waste Management, Certain Holders and the Directors and Executive Officers of Waste Management

  The following table sets forth certain information as of February 1, 1998 as to the beneficial ownership of Common Shares by Waste Management, certain holders, the directors of Waste Management, each person who served as Chief Executive Officer of Waste Management during 1997, the four other most highly compensated executive officers of Waste Management, two executive officers who would have been included in the four most highly compensated executive officers but were not officers of Waste Management on December 31, 1997 and all directors and persons serving as executive officers of Waste Management as a group:

                          NUMBER OF COMMON  PERCENT OF
                               SHARES       OUTSTANDING
                            BENEFICIALLY   COMMON SHARES
NAME                      OWNED (1)(2)(3)     (2)(3)
----                      ---------------- -------------
Waste Management, Inc...    104,621,810        66.5%
 3003 Butterfield Road
 Oak Brook, Illinois
  60523
Waste Management, Inc.
 Retirement Savings
 Plan...................         21,948           *
Wheelabrator-Rust
 Savings and Retirement
 Plan...................        632,454           *
H. Jesse Arnelle........              0           *
Dean L. Buntrock........        116,377           *
Pastora San Juan
Cafferty................              0           *
Jerry E. Dempsey........         34,336           *
James B. Edwards........              0           *
Donald F. Flynn.........         45,245           *
Roderick M. Hills.......              0           *
Robert S. Miller........              0           *
Paul M. Montrone........        256,000           *
Peer Pedersen...........              0           *
James R. Peterson.......              0           *
John C. Pope............              0           *
Steven G. Rothmeier.....              0           *
Alexander B. Trowbridge.              0           *
Phillip B. Rooney.......        374,769           *
Ronald T. LeMay.........              0           *
Joseph M. Holsten.......              0           *
William P. Hulligan.....              0           *
James E. Koenig.........          1,500           *
Herbert A. Getz.........         73,414           *
D.P. Payne..............              0           *
Jerry W. Caudle.........              0           *
L. Michael Collier......              0           *
All directors and
 executive officers as a
 group
 including persons named
 above (27 persons).....        901,641           *

--------
  *Less than one percent.
(1) The above named persons and members of such group have sole voting power and sole investment power over Common Shares listed, except (i) Common Shares covered by options exercisable within 60 days of February 1, 1998;
    (ii) Messrs. Getz and Koenig, and all executive officers and directors as a group (including such individuals), who have shared voting and investment power with their spouses over 73,414 and 1,500 Common Shares, respectively; (iii) 1,000 shares for Mr. Dempsey (held by spouse directly); and

   (iv) 10,000 Common Shares that Messrs. Buntrock, Flynn and Rooney each are entitled to receive as a result of restricted units granted pursuant to the Company's Restricted Unit Plan for Non-Employee Directors.
(2) Excludes an aggregate of 104,621,810 Common Shares that may be deemed to be beneficially owned by the officers and directors of Waste Management, if such officers and directors of Waste Management are deemed affiliates of Waste Management. The officers and directors of Waste Management disclaim any beneficial ownership of such WTI shares.
(3) The numbers and percentages of shares shown in the table are based on the assumption that currently outstanding stock options covering Common Shares which were exercisable within 60 days of February 1, 1998 had been exercised as follows: Mr. Montrone---256,000. Mr. Montrone disclaims any beneficial ownership of the shares subject to such option.

 By the Directors and Executive Officers of the Company

  The following table sets forth certain information as of February 1, 1998 as to the beneficial ownership of Common Shares by the directors of the Company, each person who served as Chief Executive Officer during 1997, the three other most highly compensated executive officers of the Company and by all directors and persons serving as executive officers of the Company as a group:

                                          NUMBER OF COMMON       PERCENT OF
                                         SHARES BENEFICIALLY     OUTSTANDING
NAME                                       OWNED(1)(2)(3)    COMMON SHARES(2)(3)
----                                     ------------------- -------------------
Robert S. Miller.......................               0                *
Donald F. Flynn........................          45,245                *
Kay Hahn Harrell.......................          10,000                *
John M. Kehoe, Jr......................         386,938                *
Paul M. Meister........................          53,000                *
Edward J. Noha.........................           3,000                *
Phillip B. Rooney......................         374,769                *
Manuel Sanchez.........................          30,000                *
Lt. Gen. Thomas P. Stafford............          30,212                *
Robert J. Gagalis......................          39,598                *
Lawrence W. Plitch.....................          29,392                *
Richard S. Haak, Jr....................          55,275                *
All directors and executive officers as
 a group including persons named above
 (12 persons)..........................       1,061,023                *

--------
*Less than one percent.
(1) The above named persons and members of such group have sole voting power and sole investment power over Common Shares listed, except (i) Common Shares covered by options exercisable within 60 days of February 1, 1998;
    (ii) Common Shares held pursuant to the Company's Savings and Retirement Plan; and (iii) 10,000 Common Shares that Messrs. Flynn and Rooney each are entitled to receive as a result of restricted units granted pursuant to the Company's Restricted Unit Plan for Non-Employee Directors.
(2) Excludes an aggregate of 104,621,810 Common Shares owned by Waste Management that may be deemed to be beneficially owned by Messrs. Miller and Flynn because each person may be deemed to be an affiliate of Waste Management. Each such person disclaims any beneficial ownership of such Common Shares.
(3) The number and percentages of Common Shares owned by the above named persons and the members of such group assume, in each case, that currently outstanding stock options covering Common Shares which were exercisable within 60 days of February 1, 1998 had been exercised as follows: Mr. Gagalis--38,212; Mr. Haak--53,044; Ms. Harrell--9,000; Mr. Kehoe--369,190;
    Mr. Meister--53,000; Mr. Noha--3,000; Mr. Sanchez--30,000; Lt. Gen.
    Stafford--30,000; Mr. Plitch--29,392; and all executive officers and directors as a group (including such individuals)--614,838. Such persons and the members of such group disclaim any beneficial ownership of the Common Shares subject to such options.

  Since November 22, 1997, 60 days prior to the initial filing of the Schedule 13E-3, through February 1, 1998, none of Waste Management, the Company, any majority owned subsidiary of Waste Management, any director or executive officer of Waste Management or the Company and no pension, profit-sharing or similar plan of Waste Management or the Company has effected any purchases or sales of Common Shares, except as set forth below.

                                           PRICE PER                   NUMBER OF
                                            COMMON                      COMMON
NAME                           TRANSACTION   SHARE         DATE         SHARES
----                           ----------- --------- ----------------- ---------
Waste Management Inc.
 Retirement Savings Plan.....  Sale        $15.35    November 24, 1997      930
Herbert A. Getz..............  Purchase(1) $ 8.9031  November 28, 1997  240,000
Herbert A. Getz..............  Sale(1)     $16.00    December 10, 1997  134,000
Waste Management Inc.
 Retirement Savings Plan.....  Sale        $15.98    December 16, 1997       38
Wheelabrator-Rust Savings and
 Retirement Plan.............  Sale        $16.1875  January 27, 1998    13,730

--------
(1) Mr. Getz exercised an option to acquire 240,000 Common Shares on November 28, 1997, and in connection therewith sold 134,000 Common Shares in a market transaction on December 10, 1997, to cover the exercise price of such option, and effected the withholding by the Company of 32,586 Common Shares to cover withholding taxes in connection with the option exercise.

OWNERSHIP OF WASTE MANAGEMENT SHARES BY DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY

  The following table sets forth certain information as of February 1, 1998 as to the beneficial ownership of shares of common stock of Waste Management by the directors of the Company, each person who served as Chief Executive Officer of the Company during 1997, the three other most highly compensated executive officers of the Company, and all directors and persons serving as executive officers of the Company as a group:

                                                 NUMBER OF        PERCENT OF
                                               COMPANY SHARES    OUTSTANDING
                                             BENEFICIALLY OWNED COMPANY SHARES
NAME                                             (1)(2)(3)           (2)
----                                         ------------------ --------------
Robert S. Miller............................         1,511             *
Donald F. Flynn.............................       508,234             *
Kay Hahn Harrell............................         2,513             *
John M. Kehoe, Jr. .........................        47,675             *
Paul M. Meister.............................             0             *
Edward J. Noha..............................             0             *
Phillip B. Rooney...........................     1,953,276             *
Manuel Sanchez..............................             0             *
Lt. Gen. Thomas P. Stafford.................             0             *
Robert J. Gagalis...........................             0             *
Lawrence W. Plitch..........................             0             *
Richard S. Haak, Jr. .......................           127             *
All directors and executive officers as a
 group including persons named above (12
 persons)...................................     2,513,336             *

--------
*Less than one percent.
(1) The above named persons and members of such group have sole voting power and sole investment power over the Waste Management shares listed, except
    (i) Waste Management shares covered by options granted under Waste Management's stock option plans which were exercisable within 60 days of February 1, 1998; (ii) Waste Management shares issuable upon conversion of Waste Management Convertible Subordinated Notes due 2005 ("Convertible Notes"); (iii) Waste Management shares held pursuant to Waste Management's Retirement Savings Plan and the Company's Savings and Retirement Plan; and
    (iv) Messrs. Miller and Rooney, and all executive officers and directors as a group (including such individuals), who have shared voting and investment power over 1,000 and 58,392 Waste Management shares, respectively.

   Such Waste Management shares shown for Mr. Rooney are held in trusts or foundations over which he shares voting and investment power with other co-trustees or directors of such trusts and foundations. Such Waste Management shares shown for Mr. Miller are held jointly with his spouse. Ownership of Waste Management shares shown for Mr. Rooney, and for all executive officers and directors as a group, includes Waste Management shares not held directly by them but held by or for the benefit of (i) their spouses or (ii) their minor children and other children residing with them, as to which they have neither investment power nor voting power. Waste Management shares were held by or for the benefit of such spouses or children of the following directors and all executive officers and directors as a group at February 1, 1998, in the amounts indicated; Mr. Rooney--102,648 (held by spouse directly and as trustee for children); and all executive officers and directors as a group (including such individual)--102,648. Each of the above named persons and the members of such group disclaim any beneficial ownership of such Waste Management shares.
(2) The numbers and percentages of Waste Management shares owned by the above named persons and the members of such group assume that currently outstanding stock options covering Waste Management shares which were exercisable within 60 days of February 1, 1998 had been exercised as follows: Mr. Kehoe--14,119; Mr. Rooney--1,258,537; and all executive officers and directors as a group (including such individuals)--1,272,656. Such numbers and percentages also assume that 318 Waste Management shares were issued to Ms. Harrell upon conversion of Convertible Notes. Such persons and the members of such group disclaim any beneficial ownership of the Waste Management shares subject to such options or issuable upon conversion of Convertible Notes.
(3) Pursuant to Waste Management's Non-Qualified Retirement Savings Plus Plan, Mr. Rooney acquired beneficial ownership of the equivalent of an additional 66,086 shares in connection with his voluntary deferral of bonus payments earned under Waste Management's Corporate Incentive Bonus Plan for 1995 and 1996.

                MANAGEMENT OF WASTE MANAGEMENT AND THE COMPANY

DIRECTORS OF WASTE MANAGEMENT

  Set forth below are the name and business address of each person who is a director of Waste Management and, unless disclosed elsewhere in "Management of Waste Management and the Company," (i) the present principal occupation or employment of each such person and the name, principal business and address of the corporation or other organization in which such occupation or employment of each such person is conducted and (ii) the material occupations, positions, offices and employment and the name, principal business and address of any corporation or other organization in which any material occupation, position, office or employment of each such person was held during the last five years. Each person listed below is a citizen of the United States.

     NAME, AGE AND ADDRESS                   PRINCIPAL OCCUPATIONS

H. JESSE ARNELLE, 64.. c/o Waste Mr. Arnelle has been a director of Waste
Management, Inc. 3003            Management since 1992. In October 1997, he
Butterfield Road Oak Brook, IL   became counsel to Womble, Carlyle, Sandridge
60523                            and Rice, a law firm in Winston-Salem, North
                                 Carolina. For more than 10 years prior
                                 thereto, Mr. Arnelle was senior partner of Arnelle, Hastic, McGee, Willis and Greene, a
                                 San Francisco-based law firm. From 1993 to
                                 1998, he served as Vice Chairman and the Chairman of the Board of Trustees of the Pennsylvania State University. Mr. Arnelle is also a director of Florida Power & Light (FPL
                                 Group), Eastman Chemical Co., Textron
                                 Corporation, Wells Fargo & Company and Wells
                                 Fargo Bank N.A., Armstrong World Industries and Union Pacific Resources, Inc.

      NAME, AGE AND ADDRESS                   PRINCIPAL OCCUPATIONS

DR. PASTORA SAN JUAN CAFFERTY,     Dr. Cafferty was elected a director of
57...............................  Waste Management in July 1994. She has
The University of Chicago The      served as a Professor since 1985 at the
School of Social Service           University of Chicago, where she has been
Administration 969 East 60th       on the faculty since 1971. Dr. Cafferty
Street Chicago, IL 60637           also serves as a director of Kimberly-Clark
                                   Corporation, Harris Bankcorp, Inc. and its subsidiary Harris Trust and Savings Bank, and People's Energy Corporation, and is on the boards of the Rush-Presbyterian-St.
                                   Luke's Medical Center and the Lyric Opera
                                   Association, both in Chicago.

JERRY E. DEMPSEY, 65... c/o Waste  Mr. Dempsey has served as a director of
Management, Inc. 3003              Waste Management since 1984. From September
Butterfield Road Oak Brook, IL     1993 until July 1997, he was Chairman and
60523                              Chief Executive Officer of PPG Industries,
                                   Inc., a glass, coatings and chemicals
                                   company, and thereafter its Chairman until he retired on November 1, 1997. From April
                                   1984 to May 1988, Mr. Dempsey served as
                                   Vice Chairman of the Board of Waste
                                   Management. From May 1988 to June 1993, Mr.
                                   Dempsey was Senior Vice President of Waste
                                   Management. From September 1991 to May
                                   1993, Mr. Dempsey served as Chairman of the Board of CWM. Mr. Dempsey is also a director of Navistar International Corp.
                                   and Eastman Chemical Co.

DR. JAMES B. EDWARDS, 70.. Office  Dr. Edwards has served as a director of
of the President Medical           Waste Management since 1995 and has been
University of South Carolina 171   President of the Medical University of
Ashley Avenue Charleston, SC       South Carolina since November 1982. From
29425                              January 1981 to November 1982, he served as
                                   the United States Secretary of Energy, and previously as Governor of the State of South Carolina. Dr. Edwards is also a director of Phillips Petroleum Company,
                                   SCANA Corporation, Imo Industries Inc. and
                                   National Data Corporation.

DONALD F. FLYNN, 57..............  Mr. Flynn has served as a director of Waste
Flynn Enterprises, Inc. 676        Management since 1981 and as Chairman of
North Michigan Avenue Suite 4000   the Board and President of Flynn
Chicago, IL 60611                  Enterprises, Inc., a financial advisory and
                                   venture capital firm, since February 1988.
                                   He also has been since February 1997 the Vice Chairman of Blue Chip Casino, Inc., an owner and operator of a riverboat gaming vessel in Michigan City, Indiana. He also served as Chairman of the Board and Chief
                                   Executive Officer of Discovery Zone, Inc.
                                   ("Discovery Zone"), an operator of indoor fun and fitness centers for children, from July 1992 until February 1996 and May 1995, respectively. Discovery Zone, which in
                                   March 1996 announced that it filed a
                                   voluntary petition under Chapter 11 of the U.S. Bankruptcy Code, emerged from bankruptcy with a Plan of Reorganization that was approved by the bankruptcy court in July 1997. Mr. Flynn was a Senior Vice
                                   President of Waste Management from May 1975 to January 1991. He also served as Waste
                                   Management's Chief Financial Officer from
                                   March 1972 to December 1989 and Waste
                                   Management's Treasurer from May 1979 to
                                   December 1986. Mr. Flynn is also a director of Extended Stay America, Inc.,
                                   Psychemedics Corporation, the Company and
                                   WM International.

      NAME, AGE AND ADDRESS                   PRINCIPAL OCCUPATIONS

RODERICK M. HILLS, 67............  Mr. Hills has been a director of the
Hills Enterprises, Ltd. 1200       Company since November 1997 and President
19th Street, N.W.Suite             of Hills Enterprises, Ltd. (formerly The
201Washington, D.C. 20036          Manchester Group, Ltd.), a consulting firm,
                                   since 1987 and a partner in Hills & Hills, a law firm, since 1994. Mr. Hills has also served as Vice Chairman of Oak Industries,
                                   Inc., a manufacturing firm, since 1989. Mr.
                                   Hills served from September to November
                                   1996 as Chairman of Federal-Mogul
                                   Corporation, an automotive parts
                                   manufacturing firm. Mr. Hills served as
                                   Chairman of the Securities and Exchange
                                   Commission from 1975 to 1977 and as Counsel to the President of the United States in 1975. Mr. Hills is also a director of Federal-Mogul Corporation and Oak
                                   Industries, Inc.

ROBERT S. MILLER, 56....... Waste  Mr. Miller has served as Acting Chairman of
Management, Inc. 3003              the Board and Chief Executive Officer of
Butterfield Road Oak Brook, IL     Waste Management since October 29, 1997.
60523                              Mr. Miller also is Vice Chairman of
                                   Morrison Knudsen Corporation, an
                                   engineering and construction firm. He
                                   served as Acting Chief Executive Officer of
                                   Federal-Mogul Corporation, an automotive parts manufacturing firm, from September until November 1996, and as Chairman of Morrison Knudsen Corporation from April
                                   1995 until September 1996. In addition,
                                   since 1993 he has served as Vice President and Treasurer of Moore Mill and Lumber, a privately held forest products firm, and from 1992 until 1993, he served as a Senior
                                   Partner of James D. Wolfensohn, Inc., an investment banking firm. From 1979 to 1992, Mr. Miller worked at Chrysler Corporation, an automobile and truck manufacturing firm, rising to become Vice Chairman of the Board after serving as the company's Chief
                                   Financial Officer. Mr. Miller is a director of Federal-Mogul Corporation, Fluke
                                   Corporation, Morrison Knudsen Corporation,
                                   Pope & Talbot, Inc., and Symantec
                                   Corporation.

PAUL M. MONTRONE, 56...... Fisher  Mr. Montrone has served as a director of
Scientific International Inc.      Waste Management since January 1997. Mr.
Liberty Lane Hampton, NH 03842     Montrone has been Chairman of the Board
                                   since February 1998, and President, Chief
                                   Executive Officer and a director since
                                   December 1991, of Fisher Scientific
                                   International Inc., a provider of
                                   scientific equipment and supplies ("Fisher
                                   Scientific"). Since May 1995, Mr. Montrone has served as Chairman of the General
                                   Chemical Group Inc., a manufacturer and
                                   distributor of chemicals ("General
                                   Chemical"), and from prior to 1992 to May
                                   1995, as President and a Director of
                                   General Chemical. He also served as Vice
                                   Chairman of the Board of Abex, Inc., a
                                   designer and manufacturer of engineered
                                   components for aerospace, defense
                                   industrial and commercial markets, or its predecessors, from 1992 to 1995. Mr.
                                   Montrone was a director of the Company or a predecessor thereof since prior to 1989 until January 1997.

      NAME, AGE AND ADDRESS                   PRINCIPAL OCCUPATIONS

PEER PEDERSEN, 72..... Pedersen &  Mr. Pedersen has been a director of Waste
Houpt, P.C. 161 North Clark        Management since 1979 and Chairman of the
Street Suite 3100 Chicago, IL      Board and Managing Partner of the law firm
60601-3224                         of Pedersen & Houpt, P.C. for more than the
                                   past five years. Mr. Pedersen is also a
                                   director of Aon Corporation, Boston
                                   Chicken, Inc., Latin American Growth Fund,
                                   Tennis Corporation of America and Extended
                                   Stay America, Inc.

JAMES R. PETERSON, 70............  Mr. Peterson has been a director of Waste
c/o Waste Management, Inc. 3003    Management since 1980 and was a director
Butterfield Road Oak Brook, IL     and President and Chief Executive Officer
60523                              of The Parker Pen Company from January 1982
                                   to January 1985. The Parker Pen Company was principally involved in the manufacture and distribution of writing instruments and in providing temporary help services. Mr.
                                   Peterson is also a director of The Dun &
                                   Bradstreet Corporation and Cognizant
                                   Corporation.

JOHN C. POPE, 48.................  Mr. Pope was elected a director of the
MotivePower Industries, Inc. 810   Company in November 1997. Since January
South Ridge Road Lake Forest, IL   1996, he has been Chairman of the Board of
60045                              MotivePower Industries, Inc., a
                                   manufacturer and remanufacturer of
                                   locomotives and locomotive components. Mr.
                                   Pope served as President and Chief
                                   Operating Officer of United Airlines and its parent corporation, UAL Corporation, from April 1992 to July 1994. Prior thereto, he served as Vice Chairman of both companies beginning in November 1990, and as Executive Vice President, Marketing and
                                   Finance beginning in October 1990, as
                                   Executive Vice President, Marketing and
                                   Planning from May 1989 to September 1990, and as Chief Financial Officer beginning in January 1988. Mr. Pope is also a director of Federal-Mogul Corporation, Wallace
                                   Computer Services, Inc., Medaphis
                                   Corporation, MotivePower Industries, Inc.,
                                   Lamalie Associates, Inc. and Dollar Thrifty
                                   Automotive Group, Inc.

STEVEN G. ROTHMEIER, 50..........  Mr. Rothmeier has served as a director of
Great Northern Capital 332         Waste Management since March 1997 and has
Minnesota Street Suite W2900 St.   been Chairman and Chief Executive Officer
Paul, MN 55101                     of Great Northern Capital, a private
                                   investment management, consulting and
                                   merchant banking firm, since March 1993.
                                   From November 1989 until March 1993, he was
                                   President of IAI Capital Group, a venture capital and merchant banking firm. For more than 10 years prior thereto, he served
                                   Northwest Airlines, Inc. or its parent
                                   corporation, NWA, Inc., in various
                                   executive capacities, including Chairman and Chief Executive Officer from 1986 to
                                   1989. Mr. Rothmeier is also a director of Honeywell, Inc., Department 56, Inc., E. W.
                                   Blanch Holdings, Inc. and Precision
                                   Castparts Corp.

ALEXANDER B. TROWBRIDGE, 68......  Mr. Trowbridge has served as a director of
Trowbridge Partners, Inc. 1317 F   Waste Management since 1985 and President
Street, N.W. Suite 500             of Trowbridge Partners, Inc., a consulting
Washington, D.C. 20004             services firm, since January 1990. He was
                                   President of the National Association of Manufacturers, Washington, D.C., from
                                   January 1980 to January 1990. Mr.
                                   Trowbridge also served as U.S. Secretary of Commerce in 1967 and 1968 and as Vice
                                   Chairman of Allied Chemical Corp. from 1976 to

                                   1980. He also serves as a director of New
                                   England Life Insurance Co., The Rouse Co.,
                                   Harris Corp., Sun Co. Inc., The Gillette
                                   Co., Warburg-Pincus Counsellors Funds and
                                   Icos Corp.

EXECUTIVE OFFICERS OF WASTE MANAGEMENT

  Set forth below are the name and business address if different than Waste Management's address of each executive officer of Waste Management who is not also a director of Waste Management and unless disclosed elsewhere in "Management of Waste Management and the Company," (i) the present principal occupation or employment of each such person and the name, principal business and address of the corporation or other organization in which such occupation or employment of each such person is conducted and (ii) the material occupations, positions, offices and employment and the name, principal business and address of any corporation or other organization in which such occupation, position, office or employment of each such person was held during the last five years. Each person listed below is a citizen of the United States.

      NAME, AGE AND ADDRESS                   PRINCIPAL OCCUPATIONS

JERRY W. CAUDLE, 55..............  Mr. Caudle has been Senior Vice President of the Company since December 1997. He
                                   served as a Group President in WMNA
                                   beginning in 1992, having previously been Vice President-West Region since October 1990. Mr. Caudle has been employed by the Company since 1974.

DONALD R. CHAPPEL, 46............  Mr. Chappel, who was named Acting Chief
                                   Financial Officer of the Company in October
                                   1997, has served as its Vice President-
                                   Financial Services since November 1996 and
                                   Vice President and Controller (North
                                   American operations) since August 1995.
                                   From 1991 to July 1995, Mr. Chappel was
                                   Vice President and Controller-West and
                                   Mountain Areas of WMNA, and from July to August 1995 Vice President and Controller of CWM. Prior thereto he had served as Vice President and Controller-WMI Urban Services, beginning in June 1987 when he joined the Company.

MICHAEL J. COLE, 50..............  Mr. Cole was elected a Senior Vice
                                   President of the Company in December 1997.
                                   From September 1996 to November 1997, Mr.
                                   Cole served as a Group President in WMNA.
                                   Mr. Cole served as a Vice President of the Company from May to September 1996, and as its Group President-Technology Services from March to September 1996. He was previously President and Chief Executive Officer of CWM from March 1995 to March 1996, and President of its Chem-Nuclear Systems, Inc. subsidiary from June 1991 to March 1995. Mr. Cole has been employed by the Company since 1976.

L. MICHAEL COLLIER, 50...........  Mr. Collier was elected a Senior Vice
                                   President of the Company in December 1997.
                                   From June 1996 until December 1997, he was an Area President in WMNA. From November 1995 to May 1996, Mr. Collier served as Executive Vice President of WMNA, and from September 1990 to October 1995 as Vice President and Chief Operating Officer of WM International. Mr. Collier has been employed by the Company since 1973.

      NAME, AGE AND ADDRESS                   PRINCIPAL OCCUPATIONS

HERBERT A. GETZ, 42..............  Mr. Getz has been a Senior Vice President of Waste Management since May 1995, Vice
                                   President of Waste Management since May
                                   1990 and General Counsel since August 1992.
                                   He has also been Secretary of Waste
                                   Management since January 1998. He also
                                   served as Assistant General Counsel of
                                   Waste Management from December 1985 until
                                   August 1992. Mr. Getz has also held the
                                   offices of Vice President, General Counsel and Secretary at WMNA from April 1989 until December 1993, and Vice President and Secretary of Rust from January 1993 until May 1994. He also served as Secretary of the Company from July 1995 to January 1997, a position he previously held, as well as being General Counsel of the Company, from November 1990 until May 1993. Mr. Getz commenced his employment with Waste Management in 1983. He is a director of NSC Corporation and OHM Corporation.

JOSEPH M. HOLSTEN, 45............  Mr. Holsten has been Executive Vice
                                   President and Chief Operating Officer of
                                   Waste Management since February 1997. He was Chief Executive Officer of WM International from July 1995 to March 1997. From October 1993 to July 1995, he was Executive Vice President and Chief Financial Officer of WMNA. Mr. Holsten was Vice President of Acquisitions and Project Development for WM International from April 1992 to August 1993 and Vice President, Chief Financial Officer and Treasurer of Rust from September to October 1993. Mr. Holsten has been employed by Waste Management since 1981.

JAMES E. O'CONNOR, 48............  Mr. O'Connor has been a Senior Vice
                                   President of the Company since December
                                   1997. Beginning in 1993 he served as an
                                   Area President in WMNA, and prior thereto as a Group President in WMNA. Mr. O'Connor began his employment with the Company in 1972.

D.P. PAYNE, 55...................  Mr. Payne has been a Senior Vice President of Waste Management since April 1995, a
                                   position he previously held from 1990 to 1993. He also served as President and Chief Executive Officer and a director of CWM from September 1991 to March 1995. Mr. Payne has been employed by Waste Management since 1990.

MARK T. SPEARS, 40...............  Mr. Spears was elected Controller of the
                                   Company in November 1997 and as Vice
                                   President and Assistant Controller in
                                   August 1997. From April 1995 to July 1997,
                                   Mr. Spears served as Vice President and
                                   Controller of WM International, and from October 1993 to March 1995 as Vice President and Controller of Rust. Prior to October 1993, he was Vice President and Controller for various European operations of WM International. Mr. Spears has been employed by the Company since October 1988.

DIRECTORS OF THE COMPANY

  Set forth below are the name and business address of each person who is a director of the Company and, unless disclosed elsewhere in "Management of Waste Management and the Company," (i) the present principal occupation or employment of each such person and the name, principal business and address of the corporation or other organization in which such occupation or employment of each such person is conducted and (ii) the material occupations, positions, offices and employment and the name, principal business and address of any corporation or other organization in which any material occupation, position, office or employment of each such person was held during the last five years. Each person listed below is a citizen of the United States.

 NAME, AGE AND ADDRESS                        PRINCIPAL OCCUPATIONS


DONALD F. FLYNN, 57........ Flynn  Mr. Flynn has been a director of the
Enterprises, Inc. 676 N.           Company or a predecessor thereto since
Michigan Ave. Suite 4000           September 1988. See "Executive Officers and
Chicago, IL 60611                  Directors of Waste Management._________ "

KAY HAHN HARRELL, 57... Fairmarsh  Ms. Harrell has been a director of the
Consultants 121 Shore Rush         Company since May 1995. Since April 1993,
Circle St. Simons Island, GA       Ms. Harrell has been Chairperson and Chief
31522                              Executive Officer of Fairmarsh Consultants,
                                   which provides investment and financial
                                   consulting services. Prior thereto, Ms.
                                   Harrell had been Senior Vice President and
                                   Director of Investment Research of The
                                   Chicago Corporation, an investment banking firm, for more than five years.

JOHN M. KEHOE, JR., 64......... 4  Mr. Kehoe has been a director of the
Liberty Lane West Hampton, NH      Company since May 1996. He has been
03842                              President and Chief Executive Officer of
                                   the Company since January 1997. From
                                   January 1993 until January 1997, Mr. Kehoe was President and Chief Operating Officer of the Company. He was Vice President of the Company from December 1991 through December 1992. Since November 1990, Mr.
                                   Kehoe has also served as President of
                                   Wheelabrator Environmental Systems Inc., a subsidiary of the Company.

PAUL M. MEISTER, 45....... Fisher  Mr. Meister has been a director of the
Scientific International Inc.      Company since January 1997, and previously
Liberty Lane Hampton, NH 03842     served as a director of the Company or a
                                   predecessor thereto from September 1988
                                   until May 1992. He also served as Managing
                                   Director of the Company or a predecessor thereto from September 1987 until November
                                   1990, and he served as Executive Vice
                                   President-Finance and Administration of the
                                   Company from December 1989 until November
                                   1990. Mr. Meister has been Senior Vice
                                   President-Chief Financial Officer of Fisher
                                   Scientific since 1991. Mr. Meister is a
                                   director of General Chemical, M&F Worldwide
                                   Corp., and Minerals Technologies Inc.

ROBERT S. MILLER, 56....... Waste  Mr. Miller has been a director of the
Management, Inc. 3003              Company since November 1997. See "Executive
Butterfield Road Oak Brook, IL     Officers and Directors of Waste
80523                              Management."

 NAME, AGE AND ADDRESS                        PRINCIPAL OCCUPATIONS

EDWARD J. NOHA, 70 .......... CNA  Mr. Noha has been a director of the Company
Financial Corporation CNA Plaza    since January 1997. Since October 1992, Mr.
43rd Floor Chicago, IL 60685       Noha has been Chairman of the Board of
                                   Directors of CNA Financial Corporation, an insurance holding company. Previously he served as Chairman of the Board of Directors and Chief Executive Officer of the
                                   CNA Insurance Companies since February
                                   1975. Mr. Noha is a director of Loews
                                   Corporation.

MANUEL SANCHEZ, 50..... Sanchez &  Mr. Sanchez has been a director of the
Daniels 333 W. Wacker Drive,       Company since August 1992. Mr. Sanchez is a
Suite 500 Chicago, IL 60606        co-founder and has been managing partner of
                                   the Chicago law firm of Sanchez & Daniels since April 1987. From 1981 to 1987 he was partner at the law firm of Hinshaw, Culbertson, Moelmann, Hoban & Fuller. Mr.
                                   Sanchez is also a director of Metropolitan
                                   Bank and Trust Company.

LT. GEN. THOMAS P. STAFFORD,       Lt. Gen. Stafford has been a director of
66...... Stafford, Burke & Hecker  the Company or a predecessor thereto since
1006 Cameron Street Alexandria,    September 1987. Lt. Gen. Stafford has been
VA 22314                           a consultant with General Technical
                                   Services, Inc. (consulting) since 1984. He is co-founder and has been Vice Chairman of Stafford, Burke and Hecker, Inc., a
                                   Washington-based consulting firm, since
                                   1982. After serving as an astronaut for a number of years, he retired in 1979 from the U.S. Air Force as Deputy Chief of Staff for Research, Development and Acquisition and became Vice Chairman of Gibraltar
                                   Exploration Limited, an oil and gas
                                   exploration and production company. Lt.
                                   Gen. Stafford is Chairman of the Board of the Omega Watch Corporation of America, and is a director of Tremont, Inc., Seagate
                                   Technologies, Inc., CMI, Inc., Allied-
                                   Signal, Inc. and Tracor Inc.

EXECUTIVE OFFICERS OF THE COMPANY

  Set forth below are the name and business address if different than the Company's address of each executive officer of the Company who is not also a director of the Company and unless disclosed elsewhere in "Management of Waste Management and the Company," (i) the present principal occupation or employment of each such person and the name, principal business and address of the corporation or other organization in which such occupation or employment of each such person is conducted and (ii) the material occupations, positions, offices and employment and the name, principal business and address of any corporation or other organization in which such occupation, position, office or employment of each such person was held during the last five years. Each person listed below is a citizen of the United States.

 NAME, AGE AND ADDRESS                        PRINCIPAL OCCUPATIONS

ROBERT J. GAGALIS, 43............  Mr. Gagalis has been a Vice President,
                                   Chief Financial Officer and Treasurer of the Company since January 1997. Mr. Gagalis was Vice President in the Energy Line of Business from March 1996 to January 1997 and Staff Vice President, Corporate Development from August 1994 to March 1996. He was Director of Corporate Development from August 1993 to August 1994. He was Vice President and Chief Financial Officer of Signal Capital Corporation from 1986 to 1993.

 NAME, AGE AND ADDRESS                        PRINCIPAL OCCUPATIONS

RICHARD S. HAAK, JR., 43.........  Mr. Haak has been Controller of the Company since November 1993 and a Vice President since March 1997. He was Vice President and Controller-Operations of WESI from September 1987 until November 1993.

LAWRENCE W. PLITCH, 47...........  Mr. Plitch has been Vice President and
                                   General Counsel of the Company since
                                   January 1997. He was Vice President and
                                   General Counsel of Wheelabrator
                                   Environmental Systems Inc. ("WESI") from
                                   1994 to 1997 and Deputy General Counsel of
                                   WESI from 1992 to 1994 and Assistant
                                   General Counsel of WESI from 1986 to 1992.

  In January 1998, the Board of Directors of the Company approved employment security agreements with Robert J. Gagalis, Vice President and Chief Financial Officer, Richard S. Haak, Jr., Vice President and Controller, and Lawrence W. Plitch, Vice President and General Counsel (each an "Executive"), designed to encourage them to remain employed by the Company. The term of each agreement continues until April 30, 2000. If the Company terminates the Executive's employment, or reduces the nature and scope of the Executive's duties or relocates his primary employment location, it will continue to pay him his then current base salary on the basis of one month for every year of service (subject to a minimum of one year and a maximum of two years) and his prorated annual bonus for the year of such termination, reduction or relocation, unless the termination was for cause, in which case its obligations under the agreement will cease. In addition, the Company will request the Compensation and Stock Option Committee of the Board of Directors to accelerate all of the Executive's unvested stock options. During the term of the agreement and for a period of one year thereafter, the Executive has agreed not to compete with the Company or its subsidiaries. Also in January 1998, negotiations commenced regarding an employment and supplemental retirement benefit agreement between the Company and John M. Kehoe, Jr., President and Chief Executive Officer. The terms of such an agreement with Mr. Kehoe have not been finalized and will be subject to approval by the Compensation and Stock Option Committee.

                   PROPOSALS BY STOCKHOLDERS OF THE COMPANY

  If the Merger is consummated, there will be no public stockholders of the Company and no public participation in any future meetings of stockholders of the Company. However, if the Merger is not consummated, the Company's public stockholders will continue to be entitled to attend and participate in the Company's stockholder meetings. If the Merger is not consummated, any proposals by stockholders intended to be presented at the 1999 annual meeting must be received by the Company no later than November 30, 1998 in order to be considered by the Board of Directors for inclusion in the Company's 1999 proxy statement. In order for a stockholder to nominate a candidate for director, under the Company's By-Laws, timely notice of the nomination must be received by the Company in advance of the meeting. Ordinarily, such notice must be received not less than 30 nor more than 60 days before the meeting (but if the Company gives less than 40 days' notice of the meeting, then such notice must be received prior to the meeting and within 10 days after notice of the meeting is mailed or other public disclosure of the meeting is made). The stockholder filing the notice of nomination must describe various matters regarding the nominee, including such information as name, address, occupation and shares held.

  In order for a stockholder to bring other business before a stockholder meeting, timely notice must be received by the Company within the time limits described above. Such notice must include a description of the proposed business, the reasons therefor, and other specific matters. These requirements are separate from and in addition to the requirements a stockholder must meet to have a proposal considered for inclusion in the Company's 1999 proxy statement. In each case, the notice must be given to the Secretary of the Company, whose address is 3003 Butterfield Road, Oak Brook, Illinois 60523. Any stockholder desiring a copy of the Company's By-Laws will be furnished one without charge upon written request of the Secretary.

                        INDEPENDENT PUBLIC ACCOUNTANTS

  The consolidated financial statements and schedules of the Company for the year ended December 31, 1996, incorporated herein by reference to the Company's Annual Report on Form 10-K (as amended in the first quarter of 1998), have been audited by Arthur Andersen LLP, independent public accountants, as stated in their reports with respect thereto. Such financial statements and schedules have been incorporated herein by reference in reliance on the reports of Arthur Andersen LLP given on the authority of such firm as experts in auditing and accounting. It is expected that representatives of Arthur Andersen LLP will be present at the Special Meeting, both to respond to appropriate questions of shareholders of the Company and to make a statement if they so desire.

                      WHERE YOU CAN FIND MORE INFORMATION

  As required by law, Wheelabrator files reports, proxy statements and other information with the Securities and Exchange Commission. Because the merger is a "going private" transaction, Waste Management has filed a Rule 13e-3 Transaction Statement on Schedule 13E-3 with respect to the merger. The
Schedule 13E-3 and the reports, proxy statements and other information contain additional information about the Company. You can inspect and copy these materials at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549, and at the following Regional Offices of the Commission: 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and 7 World Trade Center, Suite 1300, New York, New York 10048. For further information concerning the Commission's public reference rooms, you may call the Commission at 1-800-SEC-0330. Some of this information may also be accessed on the World Wide Web through the Commission's Internet address at "http://www.sec.gov." The Company's shares are listed on the New York Stock Exchange, and materials may also be inspected at its offices, 20 Broad Street, New York, New York 10005.

  The Commission allows the Company to "incorporate by reference" information into this proxy statement, which means that the Company can disclose important information by referring you to another document filed separately with the Commission. Information incorporated by reference is considered part of this proxy statement, except to the extent that the information is superseded by information in this proxy statement. This proxy statement incorporates by reference the information contained in the following documents previously filed by the Company with the Commission (Commission file number 0-14246):

    (a) The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996, as amended.

    (b) The Company's Quarterly Reports on Form 10-Q for the periods ended March 31, 1997, June 30, 1997 and September 30, 1997, in each case as amended; and

    (c) The Company's Current Report on Form 8-K dated December 8, 1997.

  The Company also incorporates by reference the information contained in all other documents the Company files with the Commission after the date of this proxy statement and before the Special Meeting. The information contained in any such document will be considered part of this proxy statement from the date the document is filed and will supplement or amend the information contained in this proxy statement.

  If you are a stockholder of the Company and would like to receive a copy of any document incorporated by reference into this proxy statement (which will not include any of the exhibits to the document other than those exhibits that are themselves specifically incorporated by reference into this proxy statement), you should call or write to Wheelabrator Shareholder Services, P.O. Box 1400, Pittsburgh, Pennsylvania 15230 (telephone: (800) 443-6474). In order to ensure timely delivery of the documents you request, you should make your request by March 20, 1998.

  You should rely on the information contained in (or incorporated by reference into) this proxy statement. The Company has not authorized anyone to give any information different from the information contained in (or incorporated by reference into) this proxy statement. This proxy statement is dated February 27, 1998. You should not assume that the information contained in this proxy statement is accurate as of any later date, and the mailing of this proxy statement to stockholders shall not create any implication to the contrary.

                                 OTHER MATTERS

  The management of the Company knows of no other matters which may be presented at the Special Meeting. If any other matters should properly come before the meeting, the persons named in the enclosed form of proxy will vote in accordance with their best judgment on such matters.

                                          By Order of the Board of Directors

                                          LOGO

                                          Thomas A. Witt,
                                          Secretary

February 27, 1998

                                                                      APPENDIX A



                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                            WASTE MANAGEMENT, INC.,

                              WMI MERGER SUB, INC.

                                      AND

                         WHEELABRATOR TECHNOLOGIES INC.

                                DECEMBER 8, 1997

                               TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----
 RECITALS.................................................................   1

                                   ARTICLE I
                      THE MERGER; EFFECTIVE TIME; CLOSING
  1.1  The Merger........................................................    1
  1.2  Effective Time....................................................    1
  1.3  Closing...........................................................    1

                                   ARTICLE II
                    CERTIFICATE OF INCORPORATION AND BYLAWS
                          OF THE SURVIVING CORPORATION
  2.1  Certificate of Incorporation......................................    1
  2.2  Bylaws............................................................    2

                                  ARTICLE III
              DIRECTORS AND OFFICERS OF THE SURVIVING CORPORATION
  3.1  Directors.........................................................    2
  3.2  Officers..........................................................    2

                                   ARTICLE IV
              MERGER CONSIDERATION; CONVERSION OR CANCELLATION OF
                              SHARES IN THE MERGER
       Merger Consideration; Conversion or Cancellation of Shares in the
  4.1  Merger............................................................    2
  4.2  Payment for Shares in the Merger..................................    2
  4.3  Transfer of Shares After the Effective Time.......................    3
  4.4  Stock Options.....................................................    3
  4.5  Dissenting Shares.................................................    4

                                   ARTICLE V
                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY
  5.1  Corporate Organization and Qualification..........................    4
  5.2  Capitalization....................................................    4
  5.3  Authority Relative to This Agreement..............................    4
  5.4  Consents and Approvals; No Violation..............................    5
  5.5  SEC Reports; Financial Statements.................................    5
  5.6  Absence of Certain Changes or Events..............................    6
  5.7  Undisclosed Liabilities...........................................    6
  5.8  Litigation........................................................    6
  5.9  Schedule 13E-3; Proxy Statement...................................    6
  5.10 Compliance with Applicable Laws...................................    6
  5.11 Opinion of Investment Bankers.....................................    6

                                   ARTICLE VI
                    REPRESENTATIONS AND WARRANTIES OF PARENT
                                 AND MERGER SUB
  6.1  Corporate Organization and Qualification..........................    7
  6.2  Authority Relative to This Agreement..............................    7
  6.3  Consents and Approvals; No Violation..............................    7
  6.4  Schedule 13E-3; Proxy Statement...................................    7

                                  PAGE
                                  ----
       Payment of Merger
  6.5  Consideration...........     8
       Interim Operations of
  6.6  Merger Sub..............     8
  6.7  Ownership of Shares.....     8
       Brokers, Finders or
  6.8  Financial Advisors......     8

                                  ARTICLE VII
                      ADDITIONAL COVENANTS AND AGREEMENTS
  7.1  Stockholders' Approval..     8
  7.2  Schedule 13E-3; Proxy...     8
  7.3  All Reasonable Efforts..     8
  7.4  Access to Information...     9
  7.5  Publicity...............     9
       Indemnification of
  7.6  Directors and Officers..     9
       Conduct of Business of
  7.7  Merger Sub..............    10
  7.8  Company Capital Stock...    10

                                  ARTICLE VIII
                                   CONDITIONS
       Condition to Each
  8.1  Party's Obligations.....    10
       Additional Conditions to
       the Obligations of
  8.2  Parent and Merger Sub...    10
       Additional Conditions to
       the Obligations of the
  8.3  Company.................    11

                                   ARTICLE IX
                                  TERMINATION
       Termination by Mutual
  9.1  Consent.................    11
       Termination by Parent,
       Merger Sub or the
  9.2  Company.................    11
       Termination by Parent or
  9.3  Merger Sub..............    11
       Termination by the
  9.4  Company.................    12
  9.5  Effect of Termination...    12

                                   ARTICLE X
                           MISCELLANEOUS AND GENERAL
 10.1  Payment of Expenses.....    12
       Survival of
       Representations and
 10.2  Warranties..............    12
       Modification or
 10.3  Amendment...............    12
 10.4  Waiver of Conditions....    12
 10.5  Counterparts............    12
 10.6  Governing Law...........    12
 10.7  Notices.................    12
       Entire Agreement;
 10.8  Assignment..............    13
 10.9  Parties in Interest.....    13
 10.10 Certain Definitions.....    13
 10.11 Obligation of Parent....    14
 10.12 Validity................    14
 10.13 Captions................    14

                         AGREEMENT AND PLAN OF MERGER

  AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of December 8, 1997, by and among Waste Management, Inc., a Delaware corporation ("Parent"), WMI Merger Sub, Inc. a Delaware corporation and a [wholly owned] subsidiary of Parent ("Merger Sub"), and Wheelabrator Technologies Inc., a Delaware corporation (the "Company").

                                   RECITALS

  WHEREAS, the Boards of Directors of Parent and Merger Sub each have determined that it is in the best interests of their respective stockholders for Merger Sub to merge with and into the Company upon the terms and subject to the conditions of this Agreement; and

  WHEREAS, the Board of Directors of the Company, based upon the unanimous recommendation of a special committee of independent directors of the Company (the "Special Committee"), has determined that it is in the best interests of the Company's stockholders (other than Parent, Merger Sub and their affiliates) for Merger Sub to merge with and into the Company upon the terms and subject to the conditions of this Agreement.

  NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements set forth herein, Parent, Merger Sub and the Company hereby agree as follows:

                                   ARTICLE I

                      THE MERGER; EFFECTIVE TIME; CLOSING

  1.1. The Merger. Subject to the terms and conditions of this Agreement and the Delaware General Corporation Law (the "DGCL"), at the Effective Time (as defined in Section 1.2), the Company and Merger Sub shall consummate a merger (the "Merger") in which (a) Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall thereupon cease, (b) the Company shall be the successor or surviving corporation in the Merger and shall continue to be governed by the laws of the State of Delaware, and (c) the separate corporate existence of the Company with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger. The corporation surviving the Merger is sometimes hereinafter referred to as the "Surviving Corporation." The Merger shall have the effects set forth in the DGCL.

  1.2. Effective Time. Subject to the terms and conditions of this Agreement, Parent, Merger Sub and the Company will cause an appropriate Certificate of Merger (the "Certificate of Merger") to be executed and filed on the date of the Closing (as defined in Section 1.3) (or on such other date as the parties may agree) with the Secretary of State of the State of Delaware as provided in the DGCL. The Merger shall become effective at the time and on the date on which the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or such other time as is agreed upon by the parties and specified in the Certificate of Merger, and such time is hereinafter referred to as the "Effective Time."

  1.3. Closing. The closing of the Merger (the "Closing") shall take place (a) at the offices of Waste Management, Inc. in Oak Brook, Illinois, at 10:00 a.m. local time on the first business day on which the last of the conditions set forth in Article VIII hereof shall be fulfilled or waived in accordance with this Agreement or (b) at such other place, time and date as the parties may agree (the "Closing Date").

                                  ARTICLE II

                    CERTIFICATE OF INCORPORATION AND BYLAWS
                         OF THE SURVIVING CORPORATION

  2.1. Certificate of Incorporation. The Certificate of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation, except that Article I thereof shall be amended to read in its entirety as follows: "The name of the Corporation is Wheelabrator Technologies, Inc."

  2.2. Bylaws. The Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation.

                                  ARTICLE III

              DIRECTORS AND OFFICERS OF THE SURVIVING CORPORATION

  3.1. Directors. The directors of Merger Sub at the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until their successors are duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Certificate of Incorporation and Bylaws.

  3.2. Officers. The officers of the Company at the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation until their successors are duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Certificate of Incorporation and Bylaws.

                                  ARTICLE IV

              MERGER CONSIDERATION; CONVERSION OR CANCELLATION OF
                             SHARES IN THE MERGER

  4.1. Merger Consideration; Conversion or Cancellation of Shares in the Merger. At the Effective Time, by virtue of the Merger and without any action on the part of the holders of any shares (the "Shares") of common stock, par value $.01 per share, of the Company (the "Company Common Stock") or capital stock of Merger Sub:

    (a) Each Share issued and outstanding immediately prior to the Effective Time (other than Shares to be cancelled pursuant to Section 4.1(c) and any Dissenting Shares (as hereinafter defined in Section 4.5)) shall be converted into the right to receive $16.50 in cash, payable to the holder thereof, without interest thereon (the "Merger Consideration"), upon surrender of the certificate representing such Share.

    (b) All Shares to be converted into the right to receive the Merger Consideration pursuant to Section 4.1(a) shall cease to be outstanding, be cancelled and retired and cease to exist, and each holder of a certificate representing any such Shares shall thereafter cease to have any rights with respect thereto, except the right to receive therefor, upon the surrender of such certificate in accordance with Section 4.2, the Merger Consideration.

    (c) At the Effective Time, each Share issued and outstanding and owned by Parent, Merger Sub or any direct or indirect subsidiary of Parent (collectively, the "Parent Companies") or any of the Company's direct or indirect wholly owned subsidiaries and all treasury shares held by the Company immediately prior to the Effective Time shall cease to be outstanding, be cancelled and retired without payment of any consideration therefor and cease to exist.

    (d) At the Effective Time, each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

  4.2. Payment for Shares in the Merger. The manner of making payment for Shares in the Merger shall be as follows:

    (a) Pursuant to an agreement in form and substance reasonably acceptable to the Company (the "Paying Agent Agreement") to be entered into on or before the Effective Time between Merger Sub and a paying agent (the "Paying Agent"), at or prior to the Effective Time, Merger Sub shall deposit or cause to be deposited with the Paying Agent, in trust for the benefit of the holders of Shares, cash in immediately available funds in amounts requested by the Paying Agent from time to time sufficient to pay the Merger Consideration to holders of Certificates in accordance with
  Section 4.2(b) (the "Merger Payment Fund").

    (b) As soon as reasonably practicable after the Effective Time, the Paying Agent shall mail to each holder of record (other than holders of certificates of Shares referred to in Section 4.1(c) or Dissenting Shares) of a certificate or certificates which immediately prior to the Effective Time represented outstanding

  Shares (the "Certificates") (i) a form of letter of transmittal (in form and substance reasonably acceptable to the Company which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent) and (ii) instructions for use in effecting the surrender of the Certificates for payment therefor. Upon surrender of Certificates for cancellation to the Paying Agent, together with such letter of transmittal duly executed and any other required documents, the holder of such Certificates shall be entitled to receive for each of the Shares represented by such Certificates the Merger Consideration, and the Certificates so surrendered shall forthwith be cancelled. Until so surrendered, such Certificates shall represent solely the right to receive the Merger Consideration with respect to each of the Shares represented thereby. No interest on the Merger Consideration will be paid. Notwithstanding the foregoing, neither the Paying Agent nor any party hereto shall be liable to a holder of Shares for any Merger Consideration delivered to a public official pursuant to applicable escheat law.

    (c) Any portion of the Merger Consideration made available to the Paying Agent which remains unclaimed by the former stockholders of the Company for six months after the Effective Time shall be delivered to Parent, upon demand of Parent, and any former stockholders of the Company shall thereafter look only to Parent for payment of their claim for the Merger Consideration for the Shares.

  4.3. Transfer of Shares After the Effective Time. No transfers of Shares shall be made on the stock transfer books of the Company after the close of business on the day prior to the date of the Effective Time.

  4.4. Stock Options.

    (a) Subject to the terms and conditions of the Option Plans (as defined below) and of any option agreements (the "Option Agreements") entered into thereunder, and subject to the receipt of any consents, approvals or waivers necessary under any such plans or agreements, after the Effective Time, each option (an "Option") which has been granted under the 1986 Stock Plan for Executive Employees of WTI, the 1988 Stock Plan for Executive Employees of WTI, the WTI 1991 Stock Option Plan for Non-Employee Directors or the WTI 1992 Stock Option Plan (collectively, the "Option Plans") and is outstanding at the Effective Time, whether or not then exercisable, shall be assumed by Parent and shall be deemed to constitute an option to acquire, on the terms and conditions as were applicable under the respective Option, that number of Parent Common Shares (as defined below) equal to the product of (i) that number of Shares as the holder of the Option would have been entitled to receive had such holder exercised the Option in full immediately prior to the Effective Time (not taking into account whether the Option was in fact exercisable at such time) and (ii) the quotient derived by dividing the Merger Consideration by the average of the per-share closing prices on the NYSE of Parent Common Shares (as reported in the NYSE Composite Transactions) during the 10 consecutive trading days ending on the trading day immediately prior to the Effective Time, but rounded up to the next whole number of Parent Common Shares, at a price per Share equal to (x) the exercise price per Share subject to the Option divided by (y) the quotient described in Section 4.4(a)(ii) above. As soon as practicable after the Effective Time, Parent shall deliver to each holder of an Option an appropriate notice setting forth the holder's right to acquire Parent Common Shares, and the Option agreements of each holder shall be deemed to be appropriately amended so that the Options shall represent rights to acquire Parent Common Shares on the same terms and conditions as contained in the outstanding Options. "Parent Common Shares" shall mean shares of common stock, par value $1.00 per share, of Parent.

    (b) Parent shall take all corporate action necessary to reserve for issuance a sufficient number of Parent Common Shares for delivery upon exercise of the Options assumed in accordance with Section 4.4(a).

    (c) If the consents, approvals and waivers necessary under the Option Plans and Option Agreements to effect the transactions contemplated by
  Section 4.4(a) are not obtained prior to the Effective Time, the Merger shall have the effect with respect to the Options as provided under the Option Plans and Option Agreements. Nothing in this Section 4.4 shall constitute or require any amendment to any benefit plan of the Company other than the Option Plans and Option Agreements and all such other plans shall be treated in accordance with their respective terms.

  4.5. Dissenting Shares.

    (a) Notwithstanding any other provision of this Agreement to the contrary, Shares that are outstanding immediately prior to the Effective Time and which are held by stockholders who shall have demanded properly in writing appraisal for such Shares in accordance with DGCL Section 262 and who shall not have withdrawn such demand or otherwise have forfeited appraisal rights (collectively, the "Dissenting Shares") shall not be converted into or represent the right to receive the Merger Consideration. Such stockholders shall be entitled to receive payment of the appraised value of the Shares held by them in accordance with the provisions of such
  Section 262, except that all Dissenting Shares held by stockholders who shall have failed to perfect or who effectively shall have withdrawn or lost their rights to appraisal of such Shares under such Section 262 shall thereupon be deemed to have been converted into and to have become exchangeable, as of the Effective Time, for the right to receive, without any interest thereon, the Merger Consideration, upon surrender, in the manner provided in Section 4.2, of the Certificates that formerly evidenced such Shares.

    (b) The Company shall give Parent (i) prompt notice of any demands for appraisal received by the Company, withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal, or offer to settle, or settle, any such demands.

                                   ARTICLE V

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

  The Company hereby represents and warrants to Parent and Merger Sub that:

  5.1. Corporate Organization and Qualification. Each of the Company and its Significant Subsidiaries (as hereinafter defined in Section 10.10) (i) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, (ii) is qualified and in good standing as a foreign corporation in each jurisdiction where the properties owned, leased or operated, or the business conducted, by it require such qualification and (iii) has all requisite power and authority to own its properties and to carry on its business as it is now being conducted, except where failure to so qualify, be in good standing or have such power and authority would not, individually or in the aggregate, have a Material Adverse Effect (as hereinafter defined in Section 10.10).

  5.2. Capitalization. The authorized capital stock of the Company consists of
(i) 250,000,000 shares of Company Common Stock, of which, as of November 30, 1997, 157,198,771 shares were issued and outstanding, and (ii) 25,000,000 shares of Company Non-Voting Common Stock, of which, as of November 30, 1997, no shares were issued and outstanding, and (iii) 150,000,000 shares of preferred stock, par value $.01 per share, of which, as of November 30, 1997, no shares were issued and outstanding. All of the outstanding Shares have been duly authorized and validly issued and are fully paid and nonassessable. As of November 30, 1997, options to acquire 4,268,618 Shares were reserved for issuance upon exercise of outstanding Options pursuant to the Option Plans. Except as set forth above, as otherwise known to Parent or Merger Sub, for vested options to acquire Shares pursuant to the Option Plans and for Parent's option to acquire Shares pursuant to Section 6.08 of the Intercorporate Agreement, dated as of September 3, 1986, by and between Parent and the Company, there are not as of the date hereof any outstanding or authorized options, warrants, calls, rights (including preemptive rights), commitments or any other agreements of any character to which the Company is a party, or by which it may be bound, requiring it to issue, transfer, sell, purchase, redeem or acquire any shares of capital stock or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of capital stock of the Company.

  5.3. Authority Relative to This Agreement. The Company has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of the Company, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby (other than the approval of this Agreement and the Merger by the Stockholders of the Company in accordance with Section 251 of the DGCL, the Company's Certificate of Incorporation and Section 8.1(a) hereof). This Agreement has been duly and validly executed and delivered by the Company and, assuming this Agreement constitutes the valid and binding agreement of Parent and Merger Sub, constitutes the valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except that the enforcement hereof may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally and (ii) general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

  5.4. Consents and Approvals; No Violation. Neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby will (a) conflict with or result in any breach of any provision of the Certificate of Incorporation or Bylaws of the Company; (b) require of the Company or its subsidiaries any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, except (i) pursuant to the applicable requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations promulgated thereunder, (ii) the filing of the Certificate of Merger pursuant to the DGCL, (iii) pursuant to state blue sky takeover statutes, (iv) pursuant to New York Stock Exchange delisting requirements or (v) where the failure to obtain such consent, approval, authorization or permit, or to make such filing or notification, would not, individually or in the aggregate, have a Material Adverse Effect (as defined in Section 10.10(c)); (c) except as otherwise known to Parent or Merger Sub result in a violation or breach of, or constitute a default under any of the terms, conditions or provisions of any note, license, agreement or other instrument or obligation by which the Company or any of its Significant Subsidiaries may be bound, except for such violations, breaches and defaults as to which requisite waivers or consents have been obtained or which would not, individually or in the aggregate, have a Material Adverse Effect; or (d) except as otherwise known to Parent or Merger Sub violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company or any of its subsidiaries, except for violations which would not, individually or in the aggregate, have a Material Adverse Effect.

  5.5. SEC Reports; Financial Statements.

    (a) Except as otherwise known to Parent or Merger Sub, the Company has filed all periodic reports required to be filed by it since January 1, 1997, with the Securities and Exchange Commission (the "SEC") pursuant to the federal securities laws and the SEC rules and regulations thereunder, all of which as of their respective dates complied in all material respects with all applicable requirements of the Exchange Act (collectively, the "Company SEC Reports"). None of the Company SEC Reports, including, without limitation, any financial statements or schedules included therein, as of their respective dates, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading provided, however, that no representation or warranty is made with respect to those portions of the Company SEC Reports that address Rust International Inc. ("Rust") or Waste Management International plc ("WMI").

    (b) Except as otherwise known to Parent or Merger Sub, the consolidated financial statements (including the related notes thereto) of the Company included in the Company SEC Reports complied in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles applied on a basis consistent with prior periods (except as otherwise noted therein) and presented fairly the consolidated financial position of the Company and its consolidated subsidiaries as of their respective dates, and the consolidated results of their operations and cash flows for the periods presented therein (subject, in the case of the unaudited interim financial statements, to normal year-end adjustments and the absence of notes thereto); provided, however, no representation or warranty is made with respect to those portions of the Company's consolidated financial statements provided to the Company for inclusion in such financial statements by Rust or WMI.

  5.6. Absence of Certain Changes or Events. Since the date of this Agreement, the business of the Company has been carried on only in the ordinary and usual course, and the Company has not suffered any Material Adverse Effect.

  5.7. Undisclosed Liabilities. Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement, as contemplated by this Agreement or as otherwise known to Parent or Merger Sub at or prior to the date of this Agreement, there are no liabilities or obligations of the Company or its subsidiaries of any kind whatsoever, whether accrued, contingent, absolute or otherwise, that would be required by generally accepted accounting principles to be reflected on a consolidated balance sheet of the Company, other than liabilities or obligations (i) incurred in the ordinary course of business consistent with past practice since the date of this Agreement, or (ii) which would not, individually or in the aggregate, have a Material Adverse Effect.

  5.8. Litigation. Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement, as otherwise known by Parent or Merger Sub or for any litigation relating to the transactions contemplated by this Agreement, (i) there are no actions, claims, suits, proceedings or governmental investigations pending or, to the knowledge of the Company, threatened against or involving the Company or any of its subsidiaries which, individually or in the aggregate, are reasonably likely to have a Material Adverse Effect, and (ii) there are no judgments, decrees, injunctions, rules or orders of any court or governmental or regulatory authority applicable to the Company or any of its subsidiaries, which, individually or in the aggregate, would have a Material Adverse Effect.

  5.9. Schedule 13E-3; Proxy Statement. None of the information to be supplied by and relating to the Company for inclusion or incorporation by reference in the Schedule 13E-3 or the Proxy Statement (as such terms are hereinafter defined in Section 7.2) will, at the time of the mailing of the Proxy Statement and at the time of the stockholder meeting of the Company in connection with the vote of such stockholders with respect to the Merger and this Agreement (the "Stockholder Meeting"), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time any event with respect to the Company should occur and is required to be described in an amendment of, or a supplement to, the Proxy Statement or the Schedule 13E-3, such event shall be so described, and such amendment or supplement shall be promptly filed with the SEC and, as required by law, disseminated to the stockholders of the Company. With respect to the information relating to the Company, the Schedule 13E-3 and the Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act. For purposes of this Section 5.9, any statement which is made or incorporated by reference in the Proxy Statement or the Schedule 13E-3 shall be deemed modified or superseded to the extent any later filed document incorporated by reference in the Proxy Statement or the
Schedule 13E-3 or any statement included in the Proxy Statement or the
Schedule 13E-3 modifies or supersedes such earlier statement.

  5.10. Compliance with Applicable Laws. Except as otherwise known to Parent or Merger Sub, the Company and its subsidiaries hold all permits, licenses, variances, exemptions, orders, franchises and approvals of all governmental or regulatory authorities necessary for the lawful conduct of its business, except where the failure to so hold would not, individually or in the aggregate, have a Material Adverse Effect (the "Company Permits"). Except as otherwise known to Parent or Merger Sub, the Company and its subsidiaries are in compliance with the terms of the Company Permits, except where the failure so to comply would not, individually or in the aggregate, have a Material Adverse Effect. Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement, the business of the Company is not being conducted in violation of any law, ordinance or regulation of any governmental or regulatory authorities, except for possible violations which, individually or in the aggregate, would not have a Material Adverse Effect.

  5.11. Opinion of Investment Bankers. The Special Committee has received the opinion (the "Fairness Opinion") of each of Goldman, Sachs & Co. and Lazard Freres & Co. L.L.C. (each an "Investment Banker"), the Special Committee's investment bankers to the effect that (i) in the case of Goldman, Sachs & Co., the consideration to be received in the Merger is fair to the holders of Shares (other than Merger Sub and its affiliates), and (ii) in the case of Lazard Freres & Co. L.L.C., the consideration to be received in the Merger is fair to the holders of Shares (other than Merger Sub and its affiliates) from a financial point of view.

                                  ARTICLE VI

            REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

  Parent and Merger Sub represent and warrant, jointly and severally, to the Company that:

  6.1. Corporate Organization and Qualification. Each of Parent and its Significant Subsidiaries and Merger Sub (i) is a corporation duly organized, validly existing and in good standing under the laws of its respective jurisdiction of incorporation, (ii) is qualified and in good standing as a foreign corporation in each jurisdiction where the properties owned, leased or operated, or the business conducted, by it require such qualification and
(iii) has all requisite power and authority to own its properties and to carry on its business as it is now being conducted, except where the failure to so qualify, be in such good standing or have such power and authority would not, individually or in the aggregate, have a Material Adverse Effect.

  6.2. Authority Relative to This Agreement. Each of Parent and Merger Sub has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement and the consummation by Parent and Merger Sub of the transactions contemplated hereby have been duly and validly authorized by the respective Boards of Directors of Parent and Merger Sub, and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each of Parent and Merger Sub and, assuming this Agreement constitutes the valid and binding agreement of the Company, constitutes the valid and binding agreement of each of Parent and Merger Sub, enforceable against each of them in accordance with its terms, except that the enforcement hereof may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally and (b) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

  6.3. Consents and Approvals; No Violation. Neither the execution and delivery of this Agreement by Parent or Merger Sub nor the consummation by Parent or Merger Sub of the transactions contemplated hereby will (a) conflict with or result in any breach of any provision of the Certificate of Incorporation or the Bylaws, respectively, of Parent or Merger Sub; (b) require of Parent or its subsidiaries (except the Company) any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, except (i) pursuant to the applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder, (ii) the filing of the Certificate of Merger pursuant to the DGCL or (iii) where the failure to obtain such consent, approval, authorization or permit, or to make such filing or notification, would not, individually or in the aggregate, have a Material Adverse Effect; (c) result in a violation or breach of, or constitute a default under any of the terms, conditions or provisions of any note, license, agreement or other instrument or obligation by which Parent or any of its Significant Subsidiaries (other than the Company) may be bound, except for such violations, breaches and defaults as to which requisite waivers or consents have been obtained or which would not, individually or in the aggregate, have a Material Adverse Effect; or (d) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Parent or any of its subsidiaries (other than the Company), except for violations which would not, individually or in the aggregate, have a Material Adverse Effect.

  6.4. Schedule 13E-3; Proxy Statement. None of the information to be supplied by Parent or Merger Sub for inclusion or incorporation by reference in the
Schedule 13E-3 or the Proxy Statement (except for information about the Company furnished by the Company to Parent) will, at the time of the mailing of the Proxy Statement and at the time of the Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time any event with respect to Parent, its officers and directors or any of its subsidiaries shall occur and is required to be described in an amendment of, or a supplement to, the Proxy Statement and the
Schedule 13E-3, such event shall be so described, and such amendment or supplement shall be promptly filed with the SEC and, as required by law, disseminated to the stockholders of the Company. The Schedule 13E-3 and the Proxy Statement (except with respect to information relating to the Company) will comply as to form in all material respects with the provisions of the Exchange Act. For purposes of this Section 6.4, any statement which is made or incorporated by reference in the Proxy Statement or the Schedule 13E-3 shall be deemed modified or superseded to the extent any later filed document incorporated by reference in the Proxy Statement or the Schedule 13E-3 or any statement included in the Proxy Statement or the Schedule 13E-3 modifies or supersedes such earlier statement.

  6.5. Payment of Merger Consideration. Parent has available the funds necessary to pay the Merger Consideration, and, at the Effective Time, Merger Sub will have the funds necessary to pay the Merger Consideration.

  6.6. Interim Operations of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated hereby and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated hereby.

  6.7. Ownership of Shares. As of the date hereof, the Parent owns directly or indirectly 104,621,810 Shares.

  6.8. Brokers, Finders or Financial Advisors. No agent, broker, investment banker, financial advisor or other firm or person is or will be entitled to any brokers' or finders' fee or any other commission or similar fee from the Company as a result of Parent or Merger Sub being a party hereto or consummating any of the transactions contemplated by this Agreement.

                                  ARTICLE VII

                      ADDITIONAL COVENANTS AND AGREEMENTS

  7.1. Stockholders' Approval.

    (a) The Company shall submit this Agreement and the transactions contemplated hereby for the approval of its stockholders at the Stockholder Meeting as promptly as practicable and shall use all reasonable efforts to obtain stockholder approval and adoption of this Agreement and the transactions contemplated hereby, such Stockholder Meeting to be held as soon as practicable following the date hereof, and the Company shall, through its Board of Directors, recommend to its stockholders approval of the transactions contemplated by this Agreement, subject to the provisions of Section 7.1(b) hereof.

    (b) Notwithstanding the foregoing, the Special Committee or the Board of Directors of the Company may at any time prior to the Effective Time withdraw, modify or change any recommendation and declaration regarding this Agreement or the Merger, or recommend and declare advisable any other offer or proposal, if in the opinion of the Special Committee or the Board of Directors after consultation with its counsel the failure to so withdraw, modify or change its recommendation and declaration would be inconsistent with its fiduciary duties to its stockholders under applicable law.

    (c) From the date hereof to the Effective Time, the Parent and Merger Sub shall not sell or otherwise dispose of any of the Shares owned by them. At the Stockholder Meeting, or any adjournment thereof, Parent and Merger Sub shall vote the Shares owned by them in favor of the Merger.

  7.2. Schedule 13E-3; Proxy. Parent and the Company will, as promptly as practicable, prepare and file with the SEC a proxy statement, a Rule 13e-3 Transaction Statement on Schedule 13E-3 (the "Schedule 13E-3") and forms of proxy in connection with the vote of the Company's stockholders with respect to the Merger and this Agreement (such proxy statements, together with any amendments thereof or supplements thereto, in each case in the form or forms mailed to the Company's stockholders, are herein called the "Proxy Statement"). The Company and Parent will each use all reasonable efforts to cause the Schedule 13E-3 and the Proxy Statement to be mailed to stockholders of the Company at the earliest practicable date.

  7.3. All Reasonable Efforts. Subject to the terms and conditions herein provided, each of the parties hereto shall use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including using all reasonable efforts to obtain all necessary or appropriate waivers, consents and approvals, to effect all necessary registrations, filings and submissions and to lift any injunction or other legal bar to the Merger (and, in such case, to proceed with the Merger as expeditiously as possible) subject to the requisite vote of the stockholders of the Company.

  7.4. Access to Information. Upon reasonable notice, the Company shall (and shall cause each of its wholly owned subsidiaries to and use its best efforts to cause its other subsidiaries to) afford to officers, employees, counsel, accountants and other authorized representatives of Parent ("Representatives"), reasonable access during normal business hours throughout the period prior to the Effective Time to its properties, books and records and, during such period, shall (and shall cause each of its subsidiaries to) furnish promptly to such Representatives all information concerning its business, properties and personnel as may reasonably be requested. Parent agrees that it will, and will cause its Representatives to, keep all such information confidential (except as required by law and except for information
(i) which is or becomes generally available to the public (other than pursuant to a wrongful disclosure by Parent or Merger Sub in violation of this Agreement), (ii) which was available to Parent on a nonconfidential basis prior to disclosure to Parent or (iii) which becomes available to Parent on a nonconfidential basis from a source other than the Company) and will not, and will cause its Representatives not to, use any information obtained pursuant to this Section 7.4 for any purpose unrelated to the consummation of the transactions contemplated by this Agreement.

  7.5. Publicity. The parties will consult with each other and will mutually agree upon any press releases or public announcements pertaining to the Merger and shall not issue any such press releases or make any such public announcements prior to such consultation and agreement, except as may be required by applicable law or by obligations pursuant to any listing agreement with any national securities exchange, in which case the party proposing to issue such press release or make such public announcement shall use all reasonable efforts to consult in good faith with the other party before issuing any such press releases or making any such public announcements.

  7.6. Indemnification of Directors and Officers.

    (a) From and after the Effective Time, the Surviving Corporation shall maintain, and Parent agrees to cause the Surviving Corporation to maintain, for not less than six years, director and officer liability insurance with respect to actions and omissions occurring prior to the Effective Time to the extent available; provided that policies with third party insurers of a similar or better A.M. Best rating and of at least the same coverage containing terms and conditions that are no less advantageous to the insureds may be substituted therefor; and provided further that in no event shall the Surviving Corporation be required to expend to maintain or procure insurance coverage pursuant to this Section 7.6 an amount per annum in excess of 175% of the current annual premiums for the twelve-month period ended June 30, 1997 (the "Maximum Premium") with respect to such insurance, or, if the cost of such coverage exceeds the Maximum Premium, the maximum amount of coverage that can be purchased or maintained for the Maximum Premium. Parent shall use its best efforts to cause the Surviving Corporation to purchase, immediately following the Effective Time, a pre-paid policy of insurance, for the 6-year period, and covering the liabilities described in the preceding sentence, provided that Parent shall not be required to cause the Surviving Corporation to purchase such a policy if such policy is unavailable at a price that is less than or equal to the sum of the maximum premiums that the Surviving Company would be required to pay pursuant to the preceding sentence. In the event any claim is made against present directors or officers of the Company that is covered, in whole or in part, or potentially so covered by insurance, the Surviving Corporation and Parent shall do nothing that would forfeit, jeopardize, restrict or limit the insurance coverage available for that claim until the final disposition of that claim. All rights to indemnification now existing in favor of the present directors or officers of the Company and its respective subsidiaries as provided in their respective certificates or articles of incorporation or by-laws or otherwise in effect on the date hereof shall survive the Merger for a period of six years, and, during such period, the Certificate of Incorporation and Bylaws of the Surviving Corporation shall not be amended to reduce or limit the rights of indemnity of the present directors or officers of the Company, or the ability of the Surviving Corporation to indemnify them, nor to hinder, delay or make more difficult the exercise of such rights of indemnity or the ability to indemnify. In addition, the Company (and, after the Effective Time, the Surviving Corporation) shall pay expenses in advance of the final disposition of any action or proceeding to the full extent permitted by law to each director or officer of the Company and its respective subsidiaries seeking indemnification pursuant to the existing rights of indemnification required to be maintained in the preceding sentence upon receipt of an undertaking by such director or officer to repay all amounts so advanced if it is judicially determined that such person is not entitled to indemnification.

    (b) This Section 7.6 shall survive the consummation of the Merger. The provisions of this Section 7.6 are intended to be for the benefit of, and shall be enforceable by, the present directors or officers of the Company, as the case may be. If the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other corporation or entity and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties or assets to any individual, corporation or any other entity, in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation shall assume the obligations set forth in this Section 7.6.

  7.7. Conduct of Business of Merger Sub. During the period of time from the date of this Agreement to the Effective Time, Merger Sub shall not engage in any activities of any nature except as provided in or contemplated by this Agreement.

  7.8. Company Capital Stock. The Company will not, nor shall Parent or Merger Sub cause the Company to, split, combine, subdivide or reclassify any shares of the Company's capital stock prior to the Effective Time or declare a stock dividend or other stock distribution in Company Common Stock or Company Non-Voting Common Stock with a record date prior to the Effective Time.

                                 ARTICLE VIII

                                  CONDITIONS

  8.1. Condition to Each Party's Obligations. The respective obligations of each party to effect the Merger are subject to the satisfaction at or prior to the Effective Time of the following conditions:

    (a) Stockholder Approval. This Agreement and the Merger shall have been duly approved and adopted at the Stockholder Meeting by (i) the holders of a majority of the Shares outstanding as of the record date and (ii) the holders of a majority of the Nonaffiliated Shares.

    (b) Injunction. There shall not be in effect any statute, rule, regulation, executive order, decree, ruling or injunction or other order of a court or governmental or regulatory agency of competent jurisdiction directing that the transactions contemplated herein not be consummated; provided, however, that prior to invoking this condition each party shall use all reasonable efforts to have any such decree, ruling, injunction or order vacated.

    (c) Governmental Filings and Consents. All governmental consents, orders and approvals legally required for the consummation of the Merger and the transactions contemplated hereby shall have been obtained and be in effect at the Effective Time, except where the failure to obtain any such consent would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent (assuming the Merger had taken place).

    (d) Rule 13e-3. The parties shall have complied with the provisions of Rule 13e-3, including the provisions relating to the furnishing of the Proxy Statement to the Company's stockholders.

  8.2. Additional Conditions to the Obligations of Parent and Merger Sub. The respective obligations of Parent and Merger Sub to effect the Merger are subject to the satisfaction at or prior to the Effective Time of the following conditions, any or all of which may be waived in whole or in part by Parent or Merger Sub, as the case may be, to the extent permitted by applicable law.

    (a) Representations and Warranties. The representations and warranties of the Company set forth in this Agreement shall be true and correct when made and as of the Effective Time with the same force and effect as though the same had been made on and as of the Effective Time (except for changes permitted by this Agreement and except to the extent they relate to a particular date), except for such failures to be true and correct which, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect.

    (b) Performance. The Company shall have performed in all material respects all of its material obligations under this Agreement theretofore to be performed.

    (c) Officer's Certificate. Parent and Merger Sub shall have received at the Effective Time a certificate dated the Effective Time and executed by the President or a Vice President of the Company certifying to the fulfillment of the conditions specified in Sections 8.2(a) and (b) hereof.

  8.3. Additional Conditions to the Obligations of the Company. The obligation of the Company to effect the Merger is subject to the satisfaction at or prior to the Effective Time of the following conditions, any and all of which may be waived in whole or in part by the Company (with the concurrence of the Special Committee) to the extent permitted by applicable law:

    (a) Representations and Warranties. The representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct when made and as of the Effective Time with the same force and effect as though the same had been made on and as of the Effective Time (except for changes permitted by this Agreement and except to the extent they relate to a particular date), except for such failures to be true and correct which, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect.

    (b) Performance. Parent and Merger Sub shall have performed in all material respects all of their respective material obligations under this Agreement theretofore to be performed.

    (c) Officer's Certificate. The Company shall have received at the Effective Time a certificate dated the Effective Time and executed by the President or a Vice President of each of Parent and Merger Sub certifying to the fulfillment of the conditions specified in Sections 8.3(a) and (b) hereof.

                                  ARTICLE IX

                                  TERMINATION

  9.1. Termination by Mutual Consent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, before or after the approval of stockholders of the Company, by the mutual written consent of all of the parties (with the concurrence of the Special Committee).

  9.2. Termination by Parent, Merger Sub or the Company. This Agreement may be terminated and the Merger may be abandoned by any of the Parent, Merger Sub or the Company (with the concurrence of the Special Committee in the case of termination by the Company), before or after the approval by stockholders of the Company, if (a) any court of competent jurisdiction in the United States or some other governmental body or regulatory authority shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable, (b) the Merger shall not have been consummated by June 30, 1998, provided that the right to terminate this Agreement pursuant to this Section 9.2(b) shall not be available to any party whose failure to fulfill any of its obligations under this Agreement results in the failure of the Merger to occur on or before such date, or (c) this Agreement and the Merger shall have been voted on by stockholders of the Company at the Stockholder Meeting and the vote shall not have been sufficient to satisfy the condition set forth in Section 8.1(a).

  9.3. Termination by Parent or Merger Sub. This Agreement may be terminated by Parent or Merger Sub and the Merger may be abandoned prior to the Effective Time, before or after the approval by stockholders of the Company, if the Company shall have failed to perform in any material respect any of its material obligations under this Agreement theretofore to be performed by the Company, which failure to perform has not been cured within 30 days following receipt by the Company of notice of such failure to perform from Parent or Merger Sub.

  9.4. Termination by the Company. This Agreement may be terminated by the Company with the concurrence of the Special Committee and the Merger may be abandoned prior to the Effective Time, before or after the approval by stockholders of the Company, if Merger Sub or Parent shall have failed to perform in any material respect any of their material obligations under this Agreement theretofore to be performed by Parent or Merger Sub, which failure to perform has not been cured within 30 days following receipt by Parent of notice of such failure to perform from the Company.

  9.5. Effect of Termination. In the event of the termination and abandonment of this Agreement pursuant to Article IX, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party hereto or its affiliates, directors, officers or stockholders, other than the provisions of this Section 9.5 and the provisions of Sections 7.5, 7.6, 10.1 and 10.2 and the last sentence of Section 7.4. Nothing contained in this
Section 9.5 shall relieve any party from liability for any breach of this Agreement.

                                   ARTICLE X

                           MISCELLANEOUS AND GENERAL

  10.1. Payment of Expenses. Whether or not the Merger shall be consummated, each party hereto shall pay its own expenses incident to preparing for, entering into and carrying out this Agreement and the consummation of the transactions contemplated hereby and shall pay one half of the printing and mailing expenses related to any proxy statement prepared in connection with the transactions contemplated by this Agreement.

  10.2. Survival of Representations and Warranties. The representations and warranties made herein shall not survive beyond the earlier of termination of this Agreement or the Effective Time. This Section 10.2 shall not limit any covenant or agreement of the parties hereto which by its terms contemplates performance after the Effective Time.

  10.3. Modification or Amendment. Subject to the applicable provisions of the DGCL, at any time prior to the Effective Time, the parties hereto may modify or amend this Agreement, by written agreement executed and delivered by duly authorized officers of the respective parties; provided, however, that after approval of this Agreement by the stockholders of the Company no amendment shall be made which by law requires further approval by such stockholders without such further approval. Notwithstanding the foregoing, any amendment or modification of this Agreement shall require the consent of the Special Committee.

  10.4. Waiver of Conditions. The conditions to each of the parties' obligations to consummate the Merger are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable law; provided, however, that the waiver of any conditions by the Company shall require the consent of the Special Committee.

  10.5. Counterparts. This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

  10.6. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the principles of conflicts of law thereof.

  10.7. Notices. Any notice, request, instruction or other document to be given hereunder by any party to the other parties shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, or by facsimile transmission (with a confirming copy sent by overnight courier), as follows:

    (a) If to the Company, to:

      John M. Kehoe, Jr.
      President and Chief Executive Officer
      Wheelabrator Technologies Inc.
      4 Liberty Lane West
      Hampton, New Hampshire 03842
      (603) 929-3000 (telephone)
      (603) 929-3139 (telecopier)
      with copies to:

      Paul Meister
      Chairperson of the Special
      Committee of the Board of Directors
       of Wheelabrator Technologies Inc.

      and

      Ralph Arditi, Esq.
      Debevoise & Plimpton
      875 Third Avenue
      New York, New York 10022
      (212) 909-6000 (telephone)
      (212) 909-6836 (telecopier)

    (b) If to Parent or Merger Sub, to:

      Herbert A. Getz
      Secretary
      Waste Management, Inc.
      3003 Butterfield Road
      Oak Brook, Illinois 60523
      (708) 572-8840 (telephone)
      (708) 218-1553 (telecopier)

      with a copy to:

      Charles W. Mulaney, Jr., Esq.
      Skadden, Arps, Slate,
      Meagher & Flom (Illinois)
      333 West Wacker Drive
      Chicago, Illinois 60606
      (312) 407-0700 (telephone)
      (312) 407-0411 (telecopier)

or to such other persons or addresses as may be designated in writing by the party to receive such notice.

  10.8. Entire Agreement; Assignment. This Agreement (a) constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the parties or any of them with respect to the subject matter hereof and (b) shall not be assigned by operation of law or otherwise.

  10.9. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their respective successors and assigns. Nothing in this Agreement, express or implied, other than the right of stockholders of the Company to receive the consideration payable in the Merger pursuant to Article IV hereof is intended to or shall confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement; provided, however, that the provisions of Section 7.6 shall inure to the benefit of and be enforceable by the present directors and officers of the Company.

  10.10. Certain Definitions. As used herein:

    (a) "Significant Subsidiary" shall have the meaning ascribed to it under Rule 1-02 of Regulation S-X of the SEC.

    (b) "subsidiary" shall mean, except as otherwise noted, when used with reference to any entity, any corporation a majority of the outstanding voting securities of which are owned directly or indirectly by such former entity.

    (c) "Material Adverse Effect" with respect to the Company shall mean any adverse change (other than any change resulting from or arising out of the transactions contemplated by this Agreement or the announcement thereof) in the financial condition, business or properties of the Company and its subsidiaries (to the extent owned by the Company) which is material to the Company and its subsidiaries (to the extent owned by the Company) taken as a whole. "Material Adverse Effect" with respect to Parent shall mean any adverse change in the financial condition, business or properties of Parent and its subsidiaries (to the extent owned by Parent) which is material to the ability of Parent and Merger Sub to fulfill their obligations under this Agreement.

    (d) "Nonaffiliated Shares" shall mean outstanding Shares which are present in person or represented by proxy at the Stockholder Meeting and entitled to vote thereat, excluding Shares owned by Parent and its affiliates.

    (e) "Knowledge" and the phrase "to the knowledge of" or any similar phrase shall mean such facts and other information which as of the date hereof actually are known to any executive officer of the referenced party, including, without limitation, any president, chief executive officer, chief financial officer, general counsel, secretary, chief compliance officer, vice president-finance, treasurer, deputy general counsel or controller of the referenced party.

  10.11. Obligation of Parent. Whenever this Agreement requires Merger Sub to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to use its best efforts to cause Merger Sub to take such action.

  10.12. Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, each of which shall remain in full force and effect.

  10.13. Captions. The Article, Section and paragraph captions herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.

  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorized officers as of the date first above written.

                                          Wheelabrator Technologies Inc.

                                          By: _________________________________
                                          Name:
                                          Title:

                                          Waste Management, Inc.

                                          By: _________________________________
                                          Name:
                                          Title:

                                          WMI Merger Sub, Inc.

                                          By: _________________________________
                                          Name:
                                          Title:

                                                                   APPENDIX B-1
                        OPINION OF GOLDMAN, SACHS & CO.

                           PERSONAL AND CONFIDENTIAL

                                                               December 8, 1997

Special Committee of the Board of Directors
Wheelabrator Technologies Inc.
4 Liberty Lane West
Hampton, NH 03842

Dear Ladies and Gentleman:

  You have requested our opinion as to the fairness from a financial point of view to the holders (other than Waste Management Inc. ("WMX") and its subsidiaries) (the "Public Shareholders") of the outstanding shares of Common Stock, par value $0.01 per share (the "Common Shares"), of Wheelabrator Technologies Inc. (the "Company") of the $16.50 per Common Share in cash proposed to be paid to the Public Shareholders by WMX pursuant to the Agreement and Plan of Merger (the "Agreement") dated as December 8, 1997 by and among WMX, WTI Merger Sub., Inc., a wholly-owned subsidiary of WMX ("Merger Sub"), and the Company. The Agreement provides that Merger Sub will be merged with and into the Company (the "Merger") and each issued and outstanding Common Share (other than Common Shares owned directly or indirectly by WMX) will be converted into the right to receive $16.50 in cash. As of the date hereof, WMX is the holder of approximately 67.0% of the outstanding Common Shares.

  Goldman, Sachs & Co., as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. We are familiar with the Company, having acted as financial advisor to the Special Committee of the Board of Directors of the Company in connection with, and having participated in certain of the negotiations leading to, the Agreement.

  In connection with this opinion, we have reviewed, among other things, the Agreement; Annual Reports to Stockholders and Annual Reports on Form 10-K of the Company for the five years ended December 31, 1996; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company; certain other communications from the Company to its stockholders; and certain internal financial analyses and forecasts for the Company prepared by its management. We also have held discussions with members of the senior management of the Company regarding its past and current business operations, financial condition and future prospects. In addition, we have reviewed the reported price and trading activity for the Common Shares, compared certain financial and stock market information for the Company with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain business combinations in the waste to energy industry specifically and in other industries generally and performed such other studies and analyses as we considered appropriate.

  We have relied upon the accuracy and completeness of all of the financial and other information reviewed by us and have assumed such accuracy and completeness for purposes of rendering this opinion. In addition, we have not made an independent evaluation or appraisal of the assets and liabilities of the Company and we have not been furnished with any such evaluation or appraisal. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Special Committee of the Board of Directors of the Company in connection with its consideration of the transaction contemplated by the Agreement and such opinion does not constitute a recommendation as to how any holder of Common Shares should vote with respect to such transaction.

  Based upon and subject to the foregoing and based upon such other matters as we consider relevant, it is~ our opinion that as of the date hereof the $16.50 per Common Share in cash to be received by the Public Shareholders in the Merger is fair from a financial point of view to such holders.

                                          Very truly yours,

                                          /s/ Goldman, Sachs & Co.

                                                                   APPENDIX B-2
                      OPINION OF LAZARD FRERES & CO. LLC

                                                               December 8, 1997

Special Committee of
Board of Directors
Wheelabrator Technologies Inc.

Dear Members of the Special Committee of the Board:

  We understand that Wheelabrator Technologies Inc. (the "Company"), Waste Management Inc. ("Waste Management"), which currently, with its affiliates, owns approximately 67% of the shares of Common Stock (the "Common Shares") of the Company, and WTI Merger Sub, a wholly-owned subsidiary of Waste Management ("Merger Sub"), have entered into an Agreement and Plan of Merger dated as of December 8, 1997 (the "Agreement"). Pursuant to the Agreement, Merger Sub will be merged with and into the Company (the "Merger") and each issued and outstanding Common Share (other than Common Shares owned directly or indirectly by Waste Management) will be converted into the right to receive $16.50 per share in cash (the "Consideration"). The terms and conditions of the Merger are set forth in the Agreement, which, among other things, requires approval of the Agreement and the Merger by the holders of a majority of the outstanding Common Shares, other than Common Shares owned by Waste Management and its affiliates, which are present or represented by proxy at the stockholders meeting to be called in connection with the Agreement.

  You have requested our opinion as to the fairness, from a financial point of view, to the holders of Common Shares, other than Waste Management and its affiliates, of the Consideration. In connection with this opinion, we have:

    (i) Reviewed the financial terms and conditions of the Agreement;

    (ii) Analyzed certain historical business and financial information relating to the Company;

    (iii) Reviewed various financial forecasts and other data provided to us by the Company relating to its businesses and financial performance;

    (iv) Held discussions with members of the senior management of the Company and Waste Management with respect to the businesses and prospects of the Company including financial forecasts relating to both the Company and the estimated synergies and other financial benefits which Waste Management might realize as a result of the Merger;

    (v) Reviewed the financial terms of the only transaction as to which there is publicly available information relating to a company engaged in a business line similar to that of the Company, and of certain business combinations involving the acquisition of companies by significant or controlling stockholders;

    (vi) Reviewed certain financial and stock market information for certain other companies, although we did not identify any publicly traded companies which we deemed to be comparable;

    (vii) Reviewed the potential impact on Waste Management's earnings per share of the Merger;

    (viii) Reviewed the historical stock prices and trading volumes of the Common Shares; and

    (ix) Considered such other information, financial studies, analyses and investigations and financial, economic and market criteria that we deemed appropriate.

  In light of Waste Management's majority stock ownership position in the Company and the absence of any indication that Waste Management would provide the support of a sale of the Company or other alternatives to the Merger involving a third party would require, an active solicitation of third party interest in a transaction involving the Company is not practicable and we have engaged in only very limited exploratory activities in this regard.

  We have relied upon the accuracy and completeness of the foregoing information, and have not assumed any responsibility for any independent verification of such information or any independent valuation or appraisal of any of the assets or liabilities of the Company. With respect to financial forecasts, we have assumed that they

Special Committee of the Board of Directors
December 8, 1997
Page 2
have been reasonably prepared on bases reflecting the best currently available estimates and judgments of managements of the Company and Waste Management as to the future financial performance of the Company. We assume no responsibility for and express no view as to such forecasts or estimates or the assumptions on which they are based. In addition, our opinion does not address the Company's underlying business decision to enter into the Agreement. Further, our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof.

  In rendering our opinion, we have assumed that the Merger will be consummated on the terms described in the Agreement, without any waiver of any material terms or conditions by the Company and that obtaining any necessary regulatory or third party approvals for the Merger will not have an adverse effect on the Company.

  Lazard Freres & Co. LLC is acting as investment banker to the Company in connection with the Merger and will receive a fee for our services, a substantial portion of which is contingent upon consummation of the Merger. Our firm has in the past provided investment banking services to the Company and to an affiliate of Waste Management and has received fees for rendering such services; however, we have not provided such services to the affiliate of Waste Management within the past three years.

  Our opinion is addressed to, and is for the use and benefit of, the Board of Directors of the Company and does not constitute a recommendation to any stockholder as to how such stockholder should vote with respect to the Merger.

  Based on and subject to the foregoing, we are of the opinion that the Consideration is fair to the holders of Common Shares (other than Waste Management and its affiliates) from a financial point of view.

                                          Very truly yours,

                                          /s/ Lazard Freres & Co. LLC

                                     B-2-2

                                                                     APPENDIX C

  262 APPRAISAL RIGHTS.--(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to (S) 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

  (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to (S) 251 (other than a merger effected pursuant to subsection (S) 251(g) of this title), (S) 252, (S) 254, (S) 257, (S) 258,
(S) 263, or (S) 264 of this title:

    (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of (S) 251 of this title.

    (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to
  (S)(S) 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

      a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

      b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

      c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

      d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

    (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under (S) 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

  (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

  (d) Appraisal rights shall be perfected as follows:

    (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of his shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

    (2) If the merger or consolidation was approved pursuant to (S) 228 or
  (S) 253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either
  (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only to be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

  (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw his demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after his written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

    (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

    (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

    (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted his certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that he is not entitled to appraisal rights under this section.

    (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

    (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

    (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded his appraisal rights as provided in subsection
  (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of his demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

    (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                                                                     APPENDIX D

  THE FOLLOWING CONSOLIDATED INCOME STATEMENT DATA OF THE COMPANY REFLECT INFORMATION THAT WAS CONTAINED IN THE PROJECTIONS REFERRED TO UNDER THE CAPTION "CERTAIN FINANCIAL PROJECTIONS OF THE COMPANY" (IN MILLIONS):

                                                                  PROJECTION FOR THE YEAR ENDING DECEMBER 31,
                 -----------------------------------------------------------------------------------------------------------
                  1997   1998  1999(/2/)  2000   2001   2002   2003   2004   2005   2006   2007   2008   2009   2010   2011
                 ------ ------ --------- ------ ------ ------ ------ ------ ------ ------ ------ ------ ------ ------ ------
Revenue......... $1,027 $1,030  $1,013   $1,049 $1,138 $1,312 $1,378 $1,430 $1,491 $1,564 $1,593 $1,698 $1,714 $1,799 $1,838
EBIT (/4/)......    300    289     272      285    319    402    416    424    444    482    468    517    497    512    519
EBITDA (/4/)....    394    371     342      357    399    504    519    524    545    581    575    619    600    623    631
Net Income
(/1/)........... $  179 $  165  $  150   $  164 $  179 $  208 $  219 $  226 $  240 $  255 $  251 $  276 $  270 $  281 $  286
                  2012   2013   2014   2015   2016
                 ------ ------ ------ ------ ------
Revenue......... $1,918 $2,029 $2,158 $2,286 $2,406
EBIT (/4/)......    547    587    652    708    737
EBITDA (/4/)....    661    709    782    847    883
Net Income
(/1/)........... $  305 $  333 $  366 $  393 $  408

----
(1) Net Income includes equity income from Rust and WM International of $20.8 million in 1997 and $20 million in 1998 growing at 4% per year thereafter.
(2) 1999 excludes $21 million ($12 million after-tax) in one-time debt refinancing charges for the North and South Broward Projects assumed to be treated as extraordinary expenses.
(3) Net Income for 1997 excludes a charge recorded by OHM Corporation which reduced the Company's equity earnings by approximately $4.8 million.
(4) "EBIT" means earnings of the Company before deductions for interest and taxes. "EBITDA" means earnings of the Company before deductions for interest, taxes, depreciation and amortization. EBIT and EBITDA are commonly used measures of business performance, but are not measures included in generally accepted accounting procedures. The EBIT and EBITDA numbers set forth above were included in the performance information provided by the Company to Waste Management, the Special Committee, the Investment Bankers and Merrill Lynch and were used during negotiation with respect to the Merger.

--------------------------------------------------------------------------------

LOGO
PROXY                                                                      PROXY

                        WHEELABRATOR TECHNOLOGIES INC.

                        SPECIAL MEETING, MARCH 30, 1998
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

  John M. Kehoe, Jr., Robert J. Gagalis and Thomas A. Witt, each with power of substitution, are hereby authorized to vote all shares of common stock of Wheelabrator Technologies Inc. which the undersigned would be entitled to vote if personally present at the Special Meeting of Stockholders of Wheelabrator Technologies Inc., to be held on March 30, 1998, and at any adjournments, as designated on the reverse hereof.

  A MAJORITY (OR IF ANY ONE, THEN THAT ONE) OF THE ABOVE PERSONS OR THEIR SUBSTITUTES WHO SHALL BE PRESENT AND ACTING AT THE MEETING SHALL HAVE THE POWERS CONFERRED HEREBY.

           PLEASE MARK, SIGN, DATE AND MAIL THIS PROXY CARD PROMPTLY
                         USING THE ENCLOSED ENVELOPE.

           DO NOT SUBMIT ANY STOCK CERTIFICATES WITH THIS PROXY CARD.

                 (Continued and to be signed on reverse side.)

--------------------------------------------------------------------------------

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   PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY. [_]

 A Vote FOR approval and adoption of the below-described Agreement and Plan of
               Merger is recommended by the Board of Directors.

1. To consider and act upon a proposal to adopt an Agreement and Plan of Merger among Wheelabrator Technologies Inc., Waste Management, Inc. and WMI Merger Sub, Inc., as more fully described in the accompanying Proxy Statement.

                        FOR       AGAINST       ABSTAIN
                        [_]         [_]           [_]

2. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

                                     This Proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder(s). If no direction is made, this Proxy will be voted for proposal no. 1 above and will be voted as recommended by the Proxy holders listed on the reverse hereof as to any other matters which may properly come before the meeting.


                                                    Dated: ________________,199_

                                     Signature(s) ______________________________

                                     ___________________________________________
                                     Signature of Stockholder(s)--please sign name exactly as imprinted (do not print). Please indicate any change of address.
                                     NOTE: Executors, administrators, trustees and others signing in a representative capacity should indicate the capacity in which they sign. If shares are held jointly, EACH holder should sign.

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